As filed with the Securities and Exchange Commission on February 25, 2003
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Krispy Kreme Doughnuts, Inc.

(Exact name of registrant as specified in its charter)

North Carolina	5812	56-2169715
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

370 Knollwood Street

Winston-Salem, North Carolina 27103
(336) 725-2981
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randy S. Casstevens

Chief Financial Officer
Krispy Kreme Doughnuts, Inc.
370 Knollwood Street
Winston-Salem, North Carolina 27103
(336) 725-2981
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Gerald S. Tanenbaum, Esq. W. Leslie Duffy, Esq. Cahill Gordon & Reindel 80 Pine Street New York, New York 10005 (212) 701-3000	James M. Jenkins, Esq. Daniel R. Kinel, Esq. Harter Secrest & Emery LLP 1600 Bausch & Lomb Place Rochester, NY 14604-2711 (585) 232-6500

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the date hereof.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to Be	Offering Price Per	Aggregate	Amount of
Securities to be Registered	Registered (1)(2)	Unit (2)	Offering Price (2)	Registration Fee

Common stock, no par value	1,684,925 shares	$32.41	$54,608,419	$4,417.82

Preferred stock purchase rights (3)	1,684,925 rights	N/A	N/A	N/A

(1)	Represents the maximum number of shares of common stock, no par value, of the registrant, Krispy Kreme Doughnuts, Inc. (“Krispy Kreme”), estimated to be issuable upon the consummation of the merger of Oliver Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the registrant, with and into Montana Mills Bread Co., Inc., a Delaware corporation (“MMB”), based on an exchange ratio of 0.1501 shares of Krispy Kreme common stock to be exchanged for each share of common stock, par value $.001 per share, of MMB, and including shares underlying outstanding options and warrants exercisable for shares of MMB common stock prior to the consummation of the merger.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, as amended, based on the high and low sales prices of Krispy Kreme common stock as reported on the New York Stock Exchange on February 19, 2003.
(3)	A right to purchase a fraction of a share of the registrant’s preferred stock is attached to each share of common stock. See “Description of Krispy Kreme Capital Stock”.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

Montana Mills Bread Co., Inc.

2171 Monroe Avenue, Suite 205A
Rochester, New York 14618
(585) 242-7540

Dear Stockholder:

      I am pleased to inform you that the board of directors of Montana Mills Bread Co., Inc. has carefully considered and approved an agreement and plan of merger which provides for the acquisition of our company by a wholly owned subsidiary of Krispy Kreme Doughnuts, Inc. Pursuant to the agreement and plan of merger, each share of our common stock will be converted into the right to receive 0.1501 shares of Krispy Kreme common stock. In addition, each of our outstanding warrants and options shall become exercisable for the number of shares of Krispy Kreme common stock and at an exercise price to be determined, using the preceding exchange ratio, in accordance with the applicable warrant or option agreements. Krispy Kreme’s common stock is traded on the New York Stock Exchange under the symbol KKD.

      Our board of directors has determined that the agreement and plan of merger and the merger are fair to and in the best interests of our stockholders. In its evaluation of the agreement and plan of merger and the merger, our board considered, among other things, the opinion of its financial advisor, Capitalink, L.C. Capitalink’s opinion provided that as of the date of such opinion, the exchange ratio in the proposed merger was fair from a financial point of view. Capitalink’s opinion, which is attached as Annex C to the enclosed information statement/prospectus, is subject to the assumptions, limitations and qualifications set forth in such opinion.

      Please carefully read the enclosed information statement/prospectus for information about the agreement and plan of merger and the merger. We are a Delaware corporation subject to the General Corporation Law of the State of Delaware, which requires that the holders of a majority of the voting power of all outstanding shares of our common stock adopt the agreement and plan of merger before the merger can be completed. The holders of a majority of the voting power of all of our outstanding shares of common stock have already acted by written consent to adopt the agreement and plan of merger. Accordingly, your approval is not required and we will not ask you to vote on the transaction. The enclosed information statement/prospectus should be considered the notice we are required to provide you under Section 228(e) of the General Corporation Law of the State of Delaware.

      We expect to complete the merger before the end of our second fiscal quarter. Under the rules of the Securities and Exchange Commission, the merger may not be completed until 20 business days after the mailing of the enclosed information statement/prospectus.

      Please do not send in your stock certificates at this time. Promptly after the merger is completed you will receive instructions explaining how to exchange your stock certificates for Krispy Kreme stock certificates.

      We look forward to the successful completion of the merger and to your continued support as a shareholder of Krispy Kreme.

Very truly yours,

Eugene O’Donovan
President and Chief Executive Officer
Montana Mills Bread Co., Inc.

The information in this information statement/prospectus is not complete and may be changed. This information statement/prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 25, 2003

INFORMATION STATEMENT/PROSPECTUS

      This information statement/prospectus relates to the issuance of shares of common stock of Krispy Kreme Doughnuts, Inc. in connection with the acquisition by Krispy Kreme of Montana Mills Bread Co., Inc. pursuant to an agreement and plan of merger dated as of January 23, 2003. Shares of Krispy Kreme common stock to which this information statement/prospectus relate consist of:

•	1,216,986 shares to be issued to the holders of outstanding shares of Montana Mills common stock at the closing of the merger;

•	377,954 shares reserved for issuance upon the exercise of outstanding warrants;

•	29,945 shares reserved for issuance under the Montana Mills 1998 Employee and Non-Employee Director Stock Option Plan; and

•	60,040 shares reserved for issuance upon the exercise of an option to purchase common stock and warrants granted by Montana Mills to the underwriter of its initial public offering.

      Krispy Kreme common stock is traded on the New York Stock Exchange under the symbol KKD. The closing sale price of Krispy Kreme common stock as reported by the New York Stock Exchange on February 24, 2003 was $32.78 per share.

      We Are Not Asking You for a Proxy and You are Requested Not to Send Us a Proxy.

      You should carefully consider the discussion in the section entitled “Risk Factors” beginning on page 10.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL

OFFENSE.

      The date of this information statement/prospectus is                     , 2003.

SUMMARY
SELECTED FINANCIAL DATA
RISK FACTORS
FORWARD LOOKING STATEMENTS
THE MERGER
Background Of The Merger
Krispy Kreme’s Reasons For The Merger
Montana Mills’ Reasons For The Merger
Opinion Of Capitalink, L.C.
No Regulatory Approval Required
Directors and Officers Of Montana Mills After the Merger
Accounting Treatment
Material United States Federal Income Tax Consequences Of the Merger
No Appraisal Or Dissenters’ Rights
Federal Securities Laws Consequences; Stock Transfer Restriction Agreements
INTERESTS OF INSIDERS IN THE MERGER
MONTANA MILLS’ BUSINESS
MONTANA MILLS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
DESCRIPTION OF KRISPY KREME CAPITAL STOCK
PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT
COMPARISON OF SHAREHOLDER RIGHTS
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
MONTANA MILLS BREAD CO., INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
ANNEX A
SIGNATURES
EXHIBIT INDEX
AMENDED AND RESTATED BYLAWS MONTANA MILLS BREAD CO
CONSENT OF PRICEWATERHOUSECOOPERS NORTH CAROLINA
CONSENT OF PRICEWATERHOUSECOOPERS ROCHESTER NY
CONSENT OF CAPITALINK, L.C

i

SUMMARY

      This summary contains selected information from this information statement/prospectus and may not contain all of the information that is important to you. To understand the merger more fully and for a more complete description of the legal terms of the merger, you should read this entire document carefully, including the attached Annexes. A list of documents that we incorporate by reference appears below under the heading “Where You Can Find More Information”. In this information statement/prospectus, “Krispy Kreme” refers to Krispy Kreme Doughnuts, Inc. and its subsidiaries and “Montana Mills” refers to Montana Mills Bread Co., Inc. and its subsidiaries.

The Companies

Krispy Kreme Doughnuts, Inc.

370 Knollwood Street, Suite 500
Winston-Salem, North Carolina 27103
Telephone: (336) 725-2981

Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts. Krispy Kreme has established itself as a leading consumer brand with a loyal customer base through its longstanding commitment to quality and consistency. The combination of its well-established brand, its one-of-a-kind doughnuts, a unique retail experience featuring its stores’ fully displayed production process, its doughnut-making theater, its vertical integration and its strong franchise system creates significant opportunities for continued growth.

Krispy Kreme’s principal business, which began in 1937, is owning and franchising Krispy Kreme doughnut stores where it makes and sells over 20 varieties of premium quality doughnuts, including its Hot Original Glazed. Each of its stores is a doughnut factory with the capacity to produce from 4,000 dozen to over 10,000 dozen doughnuts daily. Consequently, each store has significant fixed or semi-fixed costs, and margins and profitability are significantly impacted by doughnut production volume and sales. Krispy Kreme’s doughnut stores are versatile in that most can support multiple sales channels to more fully utilize production capacity. These sales channels are comprised of on-premises sales and off-premises sales.

Montana Mills Bread Co., Inc.

2171 Monroe Avenue, Suite 205A
Rochester, New York 14618
Telephone: (585) 242-7450

Montana Mills owns and operates upscale “village bread stores” in the Northeastern and Midwestern United States that produce and sell a variety of baked goods and satellite cafes that sell the items it bakes at its village bread stores. Montana Mills’ 30 village bread stores and satellite cafes are located primarily in suburban areas in New York, Ohio, Pennsylvania and Connecticut. Montana Mills also owns and operates one permanent kiosk located in a shopping mall that also sells baked goods produced at its village bread stores.

Oliver Acquisition Corp.

370 Knollwood Street
Winston-Salem, North Carolina 27103
Telephone: (336) 725-2981

Oliver Acquisition Corp. is a wholly owned subsidiary of Krispy Kreme recently formed solely for the purposes of effecting the merger.

Reasons For The Merger (see pages 16-17)

Krispy Kreme believes that the proposed merger will, among other things:

•	provide Krispy Kreme with the ability to leverage its existing capabilities, such as its distribution chain, its off-premises sales and its coffee roasting expertise, in order to expand Montana Mills’ business into a nationally recognized brand;

•	provide Krispy Kreme with the opportunity to apply its experience and strength in creating a national franchise network towards building a franchise network for Montana Mills; and

•	result in significant operating synergies.

Montana Mills Considerations For The Merger (see pages 17-18)

The board of directors of Montana Mills believes that, among other things, the exchange ratio and the consideration to be received by its stockholders in the proposed merger are fair to all stockholders and that the proposed merger offers its stockholders:

•	ownership of Krispy Kreme common stock, a security with significantly more liquidity than Montana Mills common stock;

•	the ability to avoid the potential significant negative effect that the expiration of lockup agreements pertaining to approximately 1,485,000 shares of Montana Mills common stock in July 2003 and approximately 4,323,000 shares of Montana Mills common stock in June 2004 would have on the market price of Montana Mills’ common stock;

•	access to the significantly greater financial resources of Krispy Kreme which could be utilized to assist Montana Mills in the pursuit of its business strategy;

•	the ability to more effectively pursue strategic growth opportunities and other expansion strategies as a subsidiary of Krispy Kreme, resulting from Krispy Kreme’s experience and track record in building a nationally recognized specialty food retail chain; and

•	the ability to capitalize on Krispy Kreme’s experience, strengths and success as a franchisor as Montana Mills pursues its franchise strategy.

The Merger

We have attached the merger agreement as Annex A to this information statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger. Unless otherwise indicated, the description of the merger contained in this information statement/prospectus does not give effect to any adjustment to the exchange ratio, which may occur under certain circumstances as described under “Principal Provisions of the Merger Agreement — Termination”.

What Montana Mills Stockholders Will be Entitled to Receive in Connection With the Merger

As a result of the merger, Montana Mills stockholders will be entitled to receive 0.1501 shares of Krispy Kreme common stock for each share of Montana Mills common stock that they own, subject to adjustment as described under “Principal Provisions of the Merger Agreement — Termination”. Krispy Kreme will not issue any fractional shares of common stock in connection with the merger. Instead, Montana Mills stockholders will be entitled to receive cash for any fractional share of common stock owed to them as calculated pursuant to the terms of the merger agreement.

Example:

•	If you own 100 shares of Montana Mills common stock, after the merger you will be entitled to receive 15 shares of Krispy Kreme common stock and a check for the value of 0.01 shares of Krispy Kreme common stock. The value of the Krispy Kreme common stock that you will be entitled to receive will fluctuate as the price of Krispy Kreme common stock changes and will be based on the closing sales price of Krispy Kreme common stock on the closing date of the merger.

•	On , 2003, the closing sale price of Krispy Kreme common stock on the New York Stock Exchange was $ . Applying the 0.1501 exchange ratio to the Krispy Kreme closing price on that date, each holder of Montana Mills common stock would be entitled to receive Krispy Kreme common stock with a market value of approximately $ for each share of Montana Mills common stock owned by them. The actual value of the Krispy Kreme common stock to be issued in connection with the merger, however, will depend on the market price of Krispy Kreme common stock at that time, and may be more or less than the value given in this example.

Ownership of Krispy Kreme After the Merger

Krispy Kreme will issue approximately 1,217,000 shares of common stock to Montana Mills stockholders in connection with the merger. Montana Mills stockholders will be entitled to own approximately 2.2% of the outstanding Krispy Kreme common stock after the merger. This information is based on the number of shares of Krispy Kreme common stock outstanding on December 6, 2002, and the number of shares of Montana Mills common stock outstanding on January 23, 2003 and does not take into account outstanding stock options or warrants of Montana Mills which will become exercisable for shares of Krispy Kreme common stock upon consummation of the merger. As of January 23, 2003, there were 8,107,835 shares of Montana Mills common stock outstanding.

Material Federal Income Tax Consequences of the Merger (see pages 25-27)

Krispy Kreme and Montana Mills intend that the merger qualify as a “reorganization” for federal income tax purposes. If the merger qualifies as a reorganization, holders of Montana Mills common stock will generally not recognize any gain or loss for federal income tax purposes on the exchange of their Montana Mills common stock for Krispy Kreme common stock in connection with the merger, except for any gain or loss recognized in connection with any cash received for a fractional Krispy Kreme share. The companies themselves, as well as current holders of Krispy Kreme common stock, will not recognize gain or loss as a result of the merger. It is a condition to the obligations of Montana Mills and Krispy Kreme to complete the merger that each receive a legal opinion from its counsel that the merger will be a reorganization for federal income tax purposes.

The federal income tax consequences described above may not apply to all holders of Montana Mills common stock. Your tax consequences will depend on your own situation. You should consult your tax advisor so as to fully understand the tax consequences of the merger to you.

No Appraisal or Dissenters’ Rights (see page 27)

Under Delaware law, the holders of Montana Mills common stock have no dissenters’ rights or rights to an appraisal of the value of their shares in connection with the merger.

No Regulatory Approval Required (see page 25)

No regulatory approval is required in order to consummate the merger.

Accounting Treatment (see page 25)

The merger will be treated as a “purchase” for accounting purposes.

Comparative Per Share Market Price Information (see page 9)

Shares of Krispy Kreme common stock are traded on the New York Stock Exchange under the symbol KKD. Shares of Montana Mills common stock are traded on the American Stock Exchange under the symbol MMX. On January 23, 2003, the last full trading day before the public announcement of the proposed merger, the closing sale price of Krispy Kreme common stock on the New York Stock Exchange was $33.70 per share and the closing sale price of Montana Mills common stock on the American Stock Exchange was $4.95 per share. On                     , 2003, the most recent practicable date prior to the printing of this information statement/prospectus, the closing sale price for Krispy Kreme common stock was $          per share and the closing sale price for Montana Mills common stock was $          per share.

Listing of Krispy Kreme Common Stock

It is a condition to the closing of the merger that the Krispy Kreme common stock to be issued to Montana Mills stockholders in connection with the merger be approved for listing on the New York Stock Exchange.

Montana Mills Options and Warrants

Upon consummation of the Merger, each outstanding warrant and option to purchase Montana Mills common stock will become exercisable for the number of shares of Krispy Kreme common stock and at an exercise price per share to be determined (using the exchange ratio) in accordance with the applicable warrant or option agreement.

Example:

•	If you own warrants issued in connection with Montana Mills’ initial public offering to purchase 150 shares of Montana Mills’ common stock at an exercise price of $7.58 per share, upon consummation of the merger your warrants will become exercisable for the number of shares of Krispy Kreme common stock (at the same aggregate exercise price) that you would have received if you had exercised your Mon-

tana Mills warrants immediately prior to the consummation of the merger; therefore, upon the payment of $1,137 you would receive 22 shares of Krispy Kreme common stock and cash in lieu of 0.515 fractional shares (to be computed based on the closing sales price of Krispy Kreme common stock on the closing date of the merger ($ at the estimated closing price of $ per share)).

Krispy Kreme has agreed to use commercially reasonable efforts to maintain the listing of Montana Mills warrants that are traded on the American Stock Exchange, which will become exercisable for shares of Krispy Kreme common stock as described above upon consummation of the merger. These warrants will be redeemable by Krispy Kreme if its common stock trades at 200% of the exercise price of the warrants for at least 20 consecutive trading days and holders of the warrants are provided with at least 30 days notice of redemption. Holders of warrants do not need to exchange their warrant certificates for new warrant certificates.

Interests of Directors and Officers of Krispy Kreme and Montana Mills in The Merger (see page 28)

Eugene O’Donovan, a director of Montana Mills and its President and Chief Executive Officer, and Susan O’Donovan, a director of Montana Mills and its Executive Vice President and Secretary, each has, and has caused entities which he or she controls and which together with Mr. and Mrs. O’Donovan constitute the holders of more than 51% of the outstanding common stock of Montana Mills, to approve the adoption of the merger agreement and the merger by written consent as described below under “Majority Stockholders Consent”.

In addition, Mr. and Mrs. O’Donovan will become employees of Krispy Kreme pursuant to five-year employment agreements. In connection with the merger, Krispy Kreme has also executed a registration rights agreement with Mr. and Mrs. O’Donovan pursuant to which Krispy Kreme has agreed to register for resale with the Securities and Exchange Commission the shares of Krispy Kreme common stock to be received by them in connection with the merger.

In addition, John W. Tate, Krispy Kreme’s Chief Operating Officer, is a member of Montana Mills’ board of directors. Prior to formal merger discussions taking place between the two companies, a mutual decision was made by Montana Mills’ board and Mr. Tate whereby Mr. Tate recused himself from all meetings, discussions and actions of Montana Mills’ board relating to a potential transaction between the two companies. Mr. Tate holds options exercisable for 40,000 shares of Montana Mills common stock.

Majority Stockholders Consent

As described above, stockholders holding more than 51% of the outstanding Montana Mills common stock have approved the adoption of the merger agreement and the merger. As a result, no vote by the stockholders of Montana Mills will be taken because these actions have already been approved by the written consent of the holders of a majority of the outstanding shares of Montana Mills as allowed by Section 228 of the General Corporation Law of the State of Delaware. We have attached the form of stockholders’ consent as Annex B to this information statement/prospectus.

Conditions to the Merger (see pages 55-57)

Krispy Kreme and Montana Mills will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:

•	no legal restraints or prohibitions may exist which will prevent the consummation of the merger;

•	the shares of Krispy Kreme common stock issuable to Montana Mills stockholders in connection with the merger will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	all necessary consents and approvals required for the consummation of the merger will have been obtained;

•	the other party’s representations and warranties contained in the merger agreement will be true and correct; and

•	each party will have received from its tax counsel an opinion stating that the merger will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

Termination of the Merger Agreement (see page 57)

Krispy Kreme and Montana Mills can jointly agree to terminate the merger agreement at any time prior to completing the merger. In addition, either Krispy Kreme or Montana Mills can terminate the merger agreement if:

•	the merger is not completed by June 30, 2003; or

•	a law or final and nonappealable court order prohibits the merger.

In addition, Krispy Kreme can terminate the merger agreement if:

•	the average closing price of Krispy Kreme common stock as reported on the New York Stock Exchange for the five trading day period ending three trading days prior to the closing of the merger exceeds $39.15 per share and Montana Mills does not agree to recompute the exchange ratio; or

•	Montana Mills has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement.

In addition, Montana Mills can terminate the merger agreement if:

•	the average closing price of Krispy Kreme common stock as reported on the New York Stock Exchange for the five trading day period ending three trading days prior to the closing of the merger is less than $28.93 per share and Krispy Kreme does not agree to recompute the exchange ratio; or

•	Krispy Kreme has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement.

Opinion of Montana Mills’ Financial Advisor (see pages 18-25)

In connection with the merger, Montana Mills’ board of directors received an opinion from Capitalink, L.C. as to the fairness of the exchange ratio in the merger from a financial point of view. The full text of this opinion is attached as Annex C to this information statement/prospectus. The opinion sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion. You are encouraged to read Capitalink’s opinion in its entirety.

SELECTED FINANCIAL DATA

      Krispy Kreme and Montana Mills have provided the following selected historical financial data to aid you in analyzing the financial aspects of the proposed merger. The information is only a summary and you should read it together with Krispy Kreme’s consolidated financial statements, which are incorporated by reference in this information statement/prospectus, and Montana Mills’ financial statements, which are included in this information statement/prospectus.

      The selected historical consolidated statements of operations data for the nine-month periods ended October 28, 2001 and November 3, 2002 and for each of the fiscal years in the three-year period ended February 3, 2002 for Krispy Kreme, and for the thirty-nine week periods ended October 31, 2001 and October 30, 2002 and for the fiscal years ended January 30, 2002 and January 31, 2001 for Montana Mills, have been derived from the respective consolidated statements of operations for Krispy Kreme and Montana Mills for such periods incorporated by reference or contained in this information statement/prospectus. The consolidated income statements of operations data for the fiscal years ended February 1, 1998 and January 31, 1999 for Krispy Kreme and for the fiscal years ended March 1, 1998, February 28, 1999 and February 27, 2000 for Montana Mills have been derived from consolidated financial statements not incorporated by reference or included in this information statement/prospectus.

      The historical consolidated balance sheet data for Krispy Kreme as of January 28, 2001 February 3, 2002, and November 3, 2002, and for Montana Mills as of January 31, 2001, January 30, 2002 and October 30, 2002 have been derived from the respective consolidated financial statements as of such dates incorporated by reference or included in this information statement/prospectus. The historical consolidated balance sheet data for Krispy Kreme as of February 1, 1998, January 31, 1999, January 30, 2000 and October 28, 2001, and for Montana Mills as of March 1, 1998, February 28, 1999, February 27, 2000 and October 31, 2001 have been derived from consolidated financial statements not incorporated by reference or included in this information statement/prospectus.

Selected Historical Financial Data of Krispy Kreme

	Fiscal Years Ended					Nine Months Ended

	Feb. 1,	Jan. 31,	Jan. 30,	Jan. 28,	Feb. 3,	Oct. 28,	Nov. 3,
	1998	1999	2000	2001	2002	2001	2002

	(In thousands, except per share data)
Statements of Operations Data:
Total revenues	$158,743	$180,880	$220,243	$300,715	$394,354	$277,270	$354,815
Operating expenses	140,207	159,941	190,003	250,690	316,946	224,055	277,144
General and administrative expenses	9,530	10,897	14,856	20,061	27,562	19,211	21,641
Depreciation and amortization expenses	3,586	4,278	4,546	6,457	7,959	5,955	8,561
Provision for restructuring	—	9,466	—	—	—	—	—

Income (loss) from operations	5,420	(3,702)	10,838	23,507	41,887	28,049	47,469
Interest expense (income), net, and other	895	1,577	1,232	(1,698)	(2,408)	(2,182)	(173)
Equity loss in joint ventures	—	—	—	706	602	416	999
Minority interest	—	—	—	716	1,147	599	1,476

Income (loss) before income taxes	4,525	(5,279)	9,606	23,783	42,546	29,216	45,167
Provisions (benefit) for income taxes	1,811	(2,112)	3,650	9,058	16,168	11,102	17,323

Net income (loss)	$2,714	$(3,167)	$5,956	$14,725	$26,378	$18,114	$27,844

Net income (loss) per share:
Basic	$.09	$(.09)	$.16	$.30	$.49	$.34	$.51
Diluted	.09	(.09)	.15	.27	.45	.31	.47
Shares used in calculation of net income (loss)
Basic	29,136	32,996	37,360	49,184	53,703	53,540	54,742
Diluted	29,136	32,996	39,280	53,656	58,443	58,270	59,203
Cash dividends declared per common share	$.04	$.04	$—	$—	$—	$—	$—
Balance Sheet Data (at end of period):
Working capital	$9,151	$8,387	$11,452	$29,443	$49,236	$43,452	$66,859
Total assets	81,463	93,312	104,958	171,493	255,376	236,078	375,482
Long-term debt, including current maturities	20,870	21,020	22,902	—	4,643	—	53,801
Total shareholders’ equity	38,265	42,247	47,755	125,679	187,667	175,823	253,882

      Krispy Kreme’s fiscal year ended February 3, 2002 contained 53 weeks.

      All references to Krispy Kreme per share amounts and any other reference to Krispy Kreme shares in this information statement/prospectus, unless otherwise noted, have been adjusted to reflect a two-for-one stock split paid on March 19, 2001 to shareholders of record as of March 5, 2001 and a two-for-one stock split paid on June 14, 2001 to shareholders of record as of May 29, 2001.

Selected Historical Financial Data of Montana Mills

	Fiscal Years Ended					Thirty-Nine Weeks Ended

	Mar. 1,	Feb. 28,	Feb. 27,	Jan. 31,	Jan. 30,	Oct. 31,	Oct. 30,
	1998	1999	2000	2001	2002	2001	2002

	(In thousands, except share and per share data)
Statements of Operations Data:
Sales	$1,453	$4,555	$5,837	$7,614	$10,813	$6,750	$8,649
Cost of goods sold (exclusive of depreciation and amortization)	555	1,761	2,694	3,498	5,387	3,396	4,738

Gross profit	898	2,794	3,143	4,116	5,426	3,354	3,911
Selling, general and administrative expenses	353	1,459	2,505	3,231	4,922	3,347	4,657
Pre-opening and grand opening expenses	26	145	223	437	986	783	434
Depreciation and amortization	23	89	172	222	486	333	501

Income (loss) from operations	496	1,101	243	226	(968)	(1,109)	(1,681)
Interest income	3	83	99	235	156	146	55
Loss on disposal of assets	—	—	(83)	—	—	—	—
Financing costs	(3)	(4)	(4)	(419)	(761)	(571)	(365)

Income (loss) before income taxes and extraordinary item	496	1,180	255	42	(1,573)	(1,534)	(1,991)
Income tax expense (benefit)	204	433	61	10	(615)	(599)	437

Income (loss) before extraordinary item	292	747	194	32	(958)	(935)	(2,428)
Extraordinary item — loss on early extinguishment of debt (net of income tax benefit of $84,000)	—	—	—	—	—	—	132

Net income (loss)	$292	$747	$194	$32	$(958)	$(935)	$(2,560)

Series A Preferred Stock dividends	$(125)	$(437)	$(300)	$(275)	$(300)	$(225)	$(125)
Net income (loss) applicable to common stockholders	167	310	(106)	(243)	(1,258)	(1,160)	(2,685)
Net income (loss) per share	$1,670	$0.06	$(0.02)	$(0.05)	$(0.25)	$(0.23)	$(0.42)
Shares used in calculation of net income (loss)	100	5,000,000	5,000,000	5,000,000	5,000,000	5,000,000	6,391,796
Balance Sheet Data (at end of period):
Working capital	$11	$2,025	$1,438	$5,518	$789	$21	$7,914
Total assets	716	3,764	3,597	10,571	9,472	9,646	16,076
Long-term debt, including current maturities	43	33	42	6,653	6,660	6,627	2,118
Series A Convertible Preferred Stock	—	2,500	2,500	2,500	2,500	2,500	—
Common stockholders’ equity	371	686	580	431	(826)	(728)	12,590

      Montana Mills’ fiscal year ended January 31, 2001 was an eleven-month period.

Comparative Per Share Market Price Information

      Krispy Kreme’s common stock is traded on the New York Stock Exchange under the symbol KKD. The following table sets forth the range of high and low closing sale prices for Krispy Kreme common stock as reported on the New York Stock Exchange during each of the periods presented.

      Montana Mills’ common stock is traded on the American Stock Exchange under the symbol MMX. Montana Mills common stock commenced trading on the American Stock Exchange on June 27, 2002. The following table sets forth the range of high and low closing sale prices of Montana Mills common stock as reported on the American Stock Exchange during each of the periods presented.

      As a result of the merger, Montana Mills stockholders will be entitled to receive 0.1501 shares of Krispy Kreme common stock for each share of Montana Mills common stock that they own, subject to adjustment as described under “Principal Provisions of the Merger Agreement — Termination”.

	Krispy Kreme
	Common Stock

	Market Price

	High		Low

Krispy Kreme Fiscal Year Ended February 3, 2002
First Quarter		$21.61		$15.13
Second Quarter		43.50		20.13
Third Quarter		39.76		25.00
Fourth Quarter		49.60		33.35

Krispy Kreme Fiscal Year Ended February 2, 2003
First Quarter		$43.27		$35.48
Second Quarter		41.42		29.46
Third Quarter		37.77		28.52
Fourth Quarter		38.90		29.96

Krispy Kreme Fiscal Year Ending February 1, 2004
First Quarter (through , 2003)	$		$

	Montana Mills
	Common Stock

	Market Price

	High		Low

Montana Mills Fiscal Year Ended January 29, 2003
June 27, 2002 (date of initial public offering) through end
of Third Quarter		$7.25		$3.62
Fourth Quarter		5.72		4.25

Montana Mills Fiscal Year Ending January 28, 2004
First Quarter (through , 2003)	$		$

      On January 23, 2003, the last full trading day prior to the public announcement of the proposed merger, the closing sale price per share of Krispy Kreme common stock on the New York Stock Exchange was $33.70 and the closing sale price per share of Montana Mills common stock on the American Stock Exchange was $4.95. On                     , 2003, the most recent practicable date prior to the printing of this information statement/prospectus, the closing sale price per share of Krispy Kreme common stock on the New York Stock Exchange was $                    and the closing sale price per share of Montana Mills common stock on the American Stock Exchange was $          .

      We cannot give any assurance to you concerning the market price for Krispy Kreme common stock before or after the date on which the merger is consummated. The market price for Krispy Kreme common stock will fluctuate between the date of this information statement/prospectus and the date on which the merger is consummated and thereafter.

RISK FACTORS

      As a result of the merger, current Montana Mills stockholders will be acquiring Krispy Kreme common stock. You should consider all of the information included in this information statement/prospectus and its annexes and all of the information incorporated by reference. In addition you should pay particular attention to the following risks relating to the merger, risks related to the operation of Krispy Kreme and risks related to the food service industry.

Risks Relating to the Merger

The Krispy Kreme common stock to be issued in connection with the merger will fluctuate in value.

      In connection with the merger, Montana Mills stockholders will be entitled to receive 0.1501 shares of Krispy Kreme common stock for each share of Montana Mills common stock, subject to adjustment as described under “Principal Provisions of the Merger Agreement — Termination”. The market price of the Krispy Kreme common stock to be issued in connection with the merger or to be issued upon the exercise of outstanding warrants or options will fluctuate as a result of changes in the business, operations or prospects of Krispy Kreme, as well as changes in the overall economy and the condition of the financial markets in general.

      For historical and current market prices of Krispy Kreme shares, see “Comparative Per Share Market Price Information”. The actual performance and volatility of Krispy Kreme common stock and/or the financial markets in general could vary significantly more or less than that indicated by historical or current performance and volatility.

Development of Krispy Kreme’s fresh-baked bakery and cafe concept may divert management from Krispy Kreme’s day-to-day operations and may not significantly benefit Krispy Kreme’s business.

      Krispy Kreme believes that its acquisition of Montana Mills will facilitate its development of a fresh-baked bakery and cafe concept. Development of this concept will require management resources and may divert Krispy Kreme’s management from Krispy Kreme’s day-to-day operations. Krispy Kreme cannot be certain that the fresh-baked bakery and cafe concept will ultimately prove successful or will help to enhance Krispy Kreme’s competitive position and business prospects.

Officers and directors of Montana Mills have potential conflicts of interests in the merger.

      You should be aware that some of the directors and officers of Montana Mills may have interests in the merger different from or in addition to yours. See “Interests of Insiders in the Merger”.

Risk Relating to the Business, Finances and Operations of Krispy Kreme

Krispy Kreme’s growth strategy depends on opening new Krispy Kreme stores, both domestically and internationally. Krispy Kreme’s ability to expand its store base is influenced by factors beyond its control, which may slow store development and impair its strategy.

      Krispy Kreme’s growth strategy includes, among other things, opening additional stores, both domestically and internationally. The opening and success of these stores is dependent in part on a number of factors, which neither Krispy Kreme nor its franchisees can control. If Krispy Kreme is not able to address these factors successfully, it may not be able to expand at the rate currently contemplated by its strategy.

If Krispy Kreme’s franchisees cannot develop or finance new stores or build them on suitable sites, its growth and success will be impeded.

      Krispy Kreme’s business is dependent upon Krispy Kreme’s franchisees developing new franchised stores. Krispy Kreme’s franchisees consist of associates who operate under Krispy Kreme’s original franchising program developed in the 1940s and area developers who operate under Krispy Kreme’s franchising program developed in the mid-1990s. Krispy Kreme anticipates most new store growth of

Krispy Kreme stores will be from area developers. Although associates have the exclusive rights to develop their assigned geographic territories, most are not contractually obligated to develop additional stores. Area developers are generally required under development agreements they enter into with Krispy Kreme to develop a predetermined number of stores in their areas over the term of their development agreements. Area developers may not have access to the financial resources that they need to open the stores required by their development schedules or may be unable to find suitable sites on which to develop them. They may not be able to negotiate acceptable lease or purchase terms for the sites, obtain the necessary permits and approvals or meet construction schedules. Any of these problems could slow Krispy Kreme’s growth, impair its strategy and reduce its franchise revenues.

If Krispy Kreme’s franchisees cannot open new stores on schedule, Krispy Kreme’s growth and success will be impeded.

      Delays in store openings could adversely affect Krispy Kreme’s future operations by slowing new store growth, which may in turn reduce its franchise revenues and Krispy Kreme Manufacturing and Distribution (“KKM&D”) revenues. Most area development agreements specify a schedule for opening stores in the territory covered by the agreement. These schedules form the basis for Krispy Kreme’s expectations regarding the number and timing of new Krispy Kreme store openings. In the past, Krispy Kreme has agreed to extend or modify development schedules for certain area developers, and may do so in the future.

Krispy Kreme may be harmed by actions taken by its franchisees that are outside of Krispy Kreme’s control.

      Area developers and associates are generally independent contractors and are not Krispy Kreme employees. Krispy Kreme provides training and support to area developers and associates, but the quality of franchised store operations may be diminished by any number of factors beyond Krispy Kreme’s control. Consequently, area developers and associates may not successfully operate stores in a manner consistent with Krispy Kreme’s standards and requirements or may not hire and train qualified managers and other store personnel. If they do not, Krispy Kreme’s image and reputation may suffer and systemwide sales could decline.

Krispy Kreme is the exclusive supplier of doughnut mixes, other key ingredients and flavors to all Krispy Kreme stores. If Krispy Kreme has any problems supplying these ingredients, its stores’ ability to make doughnuts will be negatively affected.

      Krispy Kreme is the exclusive supplier of doughnut mixes and other key ingredients and flavors to all of Krispy Kreme’s company-owned and franchised stores. If Krispy Kreme’s business expands according to Krispy Kreme’s growth strategy, it will require additional capacity to produce Krispy Kreme’s doughnut mixes and other ingredients. In addition, as Krispy Kreme’s business continues to expand on the West Coast and in other geographic areas, both domestic and international, which are located at greater distances from Krispy Kreme’s manufacturing facilities in Winston-Salem, North Carolina and Effingham, Illinois, it may incur greater costs in supplying its doughnut mixes and other ingredients to these areas and may need to establish one or more additional manufacturing plants. Although Krispy Kreme has a backup source to manufacture its doughnut mixes in the event of the loss of its Winston-Salem and Effingham plants, these backup facilities do not regularly produce its doughnut mixes. Any interruption of existing or planned production capacity at Krispy Kreme’s manufacturing plants could impede its ability or that of its franchisees to make doughnuts. In addition, because Krispy Kreme generally enters into long-term purchase agreements with its suppliers, in the event that any of these relationships terminate unexpectedly, even where it has multiple suppliers for the same ingredient, Krispy Kreme may not be able to obtain adequate quantities of the same high-quality ingredient at competitive prices.

Krispy Kreme is the only manufacturer of its doughnut-making equipment. If Krispy Kreme has any problems producing this equipment, Krispy Kreme’s stores’ ability to make doughnuts will be negatively affected.

      Krispy Kreme manufactures its custom doughnut-making equipment in one facility in Winston-Salem, North Carolina. Although Krispy Kreme has limited backup sources for the production of its equipment, obtaining new equipment quickly in the event of the loss of Krispy Kreme’s Winston-Salem plant would be difficult and would jeopardize Krispy Kreme’s ability to supply equipment to new stores or new parts for the maintenance of existing equipment in established stores on a timely basis.

Any interruption in the delivery of glaze flavoring from Krispy Kreme’s only supplier could impair Krispy Kreme’s ability to make its top product.

      Krispy Kreme is dependent on a sole supplier for its glaze flavoring. Although Krispy Kreme is in the process of identifying an alternative source to produce its glaze flavoring, it has not entered into an arrangement with such a source, and any interruption in the distribution from its current supplier could affect Krispy Kreme’s ability to produce its signature Hot Original Glazed.

Krispy Kreme is subject to franchise laws and regulations that govern its status as a franchisor and regulate some aspects of its franchisee relationships. Krispy Kreme’s ability to develop new franchised stores and to enforce contractual rights against franchisees may be adversely affected by these laws and regulations, which could cause Krispy Kreme’s franchise revenues to decline and adversely affect Krispy Kreme’s growth strategy.

      Krispy Kreme, as a franchisor, is subject to both regulation by the Federal Trade Commission and state laws regulating the offer and sale of franchises. Krispy Kreme’s failure to obtain or maintain approvals to sell franchises would cause it to lose franchise revenues and KKM&D revenues. If Krispy Kreme is unable to sell new franchises, its growth strategy will be significantly harmed. In addition, state laws that regulate substantive aspects of Krispy Kreme’s relationships with franchisees may limit its ability to terminate or otherwise resolve conflicts with its franchisees. Because Krispy Kreme plans to grow primarily through franchising, any impairment of its ability to develop new franchised stores will negatively affect Krispy Kreme and its growth strategy more than if it planned to develop additional company stores.

Krispy Kreme’s quarterly results may fluctuate and could fall below expectations of securities analysts and investors due to seasonality and other factors, resulting in a decline in Krispy Kreme’s stock price.

      Krispy Kreme’s quarterly and annual results have varied in the past, and it believes that its quarterly operating results will vary in the future. For this reason, you should not rely upon Krispy Kreme’s quarterly operating results as indications of future performance. In some future periods, Krispy Kreme’s operating results may fall below the expectations of securities analysts and investors. This could cause the trading price of Krispy Kreme’s common stock, or the trading price of warrants to purchase Krispy Kreme’s common stock, to fall. Factors such as seasonality, weather, power availability and unanticipated increases in labor, commodity, energy, insurance or other operating costs may cause Krispy Kreme’s quarterly results to fluctuate.

You should not rely on Krispy Kreme’s comparable store sales as an indication of its future results of operations because they may fluctuate significantly.

      A number of factors have historically affected, and will continue to affect, Krispy Kreme’s comparable store sales results, including, among other factors:

•	Unusually strong initial sales performance by new stores

•	Competition

•	General regional and national economic conditions

•	Consumer trends

•	Adverse weather conditions

•	Krispy Kreme’s ability to execute its business strategy effectively

      It is not reasonable to expect Krispy Kreme’s comparable store sales to increase at rates achieved over the past several years. Changes in Krispy Kreme’s comparable store sales results could cause the price of its common stock to fluctuate substantially.

Some of Krispy Kreme’s directors own Krispy Kreme franchises. The interests of these directors, therefore, may be potentially in conflict with Krispy Kreme’s interests.

      Some of Krispy Kreme’s directors own Krispy Kreme franchises. As directors of Krispy Kreme, these individuals influence the way Krispy Kreme’s business is managed and the formulation of business strategies. The interests of these directors may, therefore, potentially be in conflict with Krispy Kreme’s interests.

Krispy Kreme’s failure or inability to enforce its trademarks could adversely affect the value of its brands.

      Krispy Kreme owns certain common law trademark rights and a number of federal trademark and service mark registrations. Krispy Kreme believes that its trademarks, including the Montana Mills trademarks acquired in the merger, and other proprietary rights are important to its success and its competitive position. Krispy Kreme, therefore, devotes appropriate resources to the protection of its trademarks and proprietary rights. The protective actions that it takes, however, may not be enough to prevent imitation by others, which might harm Krispy Kreme’s image or Krispy Kreme’s brand position. Although Krispy Kreme is not aware of anyone else who is using “Krispy Kreme”, “Hot Original Glazed” or “Hot Doughnuts Now” as a trademark or service mark, Krispy Kreme is aware that some businesses are using “Krispy” or a phonetic equivalent as part of a trademark or service mark associated with retail doughnut stores. Krispy Kreme believes that, in the instances where “Krispy” or a phonetic equivalent is used, it has superior rights and is taking the necessary legal actions. There may, however, be similar uses of which Krispy Kreme is unaware and which could arise from prior users. These uses could limit Krispy Kreme’s operations and possibly cause it to incur litigation costs, or pay damages or licensing fees to a prior user or registrant of similar intellectual property.

Risks Relating To The Food Service Industry

The food service industry is affected by consumer preferences and perceptions. Changes in these preferences and perceptions may lessen the demand for Krispy Kreme’s doughnuts, which would reduce sales and harm Krispy Kreme’s business.

      Food service businesses are often affected by changes in consumer tastes; national, regional and local economic conditions; and demographic trends. Individual store performance may be adversely affected by traffic patterns, the cost and availability of labor, purchasing power, availability of products and the type, number and location of competing stores. Krispy Kreme’s sales could also be affected by changing consumer tastes — for instance, if prevailing health or dietary preferences cause consumers to avoid doughnuts or bread products generally in favor of foods that are perceived as more healthy. Moreover, because Krispy Kreme is primarily dependent on a single product, if consumer demand for doughnuts should decrease, Krispy Kreme’s business would suffer more than if it had a more diversified menu, as many food service businesses do.

The food service industry is affected by litigation and publicity concerning food quality, health and other issues, which can cause customers to avoid Krispy Kreme’s products and result in liabilities.

      Food service businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores, including stores operated by Krispy Kreme’s franchisees. Adverse publicity about these allegations may negatively affect Krispy Kreme and its franchisees, regardless of whether the allegations are true, by discouraging customers from buying Krispy Kreme’s products. Because one of Krispy Kreme’s competitive strengths is the taste and quality of its doughnuts, adverse publicity relating to food quality or other similar concerns affect it more than it would food service businesses that compete primarily on other factors. Krispy Kreme could also incur significant liabilities if a lawsuit or claim results in a decision against it, or litigation costs regardless of the result.

Krispy Kreme’s success depends on its ability to compete with many food service businesses.

      Krispy Kreme competes with many well-established food service companies. At the retail level, it competes with other doughnut retailers and bakeries, specialty coffee retailers, bagel shops, fast-food restaurants, delicatessens, take-out food service companies, supermarkets and convenience stores. At the wholesale level, it competes primarily with grocery store bakeries, packaged snack foods and vending machine dispensers of snack foods. Aggressive pricing by Krispy Kreme’s competitors or the entrance of new competitors into its markets could reduce Krispy Kreme’s stores’ sales and profit margins. Moreover, many of Krispy Kreme’s competitors offer consumers a wider range of products. Many of Krispy Kreme’s competitors or potential competitors have substantially greater financial and other resources than it does which may allow them to react to changes in pricing, marketing and the quick service restaurant industry better than Krispy Kreme can. As competitors expand their operations, Krispy Kreme expects competition to intensify. In addition, the start-up costs associated with retail doughnut and similar food service establishments are not a significant impediment to entry into the retail doughnut business. Krispy Kreme also competes with other employers in its markets for hourly workers and may be subject to higher labor costs.

FORWARD LOOKING STATEMENTS

      This information statement/prospectus contains certain forward-looking statements regarding Krispy Kreme’s future financial condition and results of operations and Krispy Kreme’s business operations. These statements involve risks, uncertainties and assumptions, including industry and economic conditions and customer actions and the other factors discussed in this information statement/prospectus (including under the caption “Risk Factors”) and in Krispy Kreme’s filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize, or if the underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Words such as “expect”, “estimate”, “anticipate”, “predict” and similar expressions are intended to identify forward-looking statements.

THE MERGER

Background Of The Merger

      During 2001, Montana Mills’ investment banking firm contacted a number of well known specialty food retailers, including Krispy Kreme, to discuss the possibility of engaging in a business transaction with Montana Mills. No formal discussions ensued at that time.

      In late November 2002 and early December 2002, a member of Krispy Kreme’s management and a member of Montana Mills’ management conducted numerous informal discussions regarding the possibility of a joint venture, strategic relationship or business combination between the two companies.

      Between December 13, 2002 and January 10, 2003, officers of Montana Mills and officers of Krispy Kreme engaged in numerous preliminary discussions regarding a merger or similar transaction between the two companies. On January 7, 2003, Krispy Kreme and Montana Mills entered into a confidentiality agreement.

      Between January 11 and January 13, 2003, management of Krispy Kreme and management of Montana Mills continued to discuss the terms of the proposed merger.

      On January 13, 2003, representatives and advisors of Krispy Kreme began to conduct a formal due diligence review of the business and operations of Montana Mills. On the same day, representatives and advisors of Montana Mills began to conduct a formal due diligence review of the business and operations of Krispy Kreme. The due diligence review of each company continued through the signing of the merger agreement.

      From January 15 through January 23, 2003, Montana Mills’ management and legal counsel engaged in numerous discussions with Krispy Kreme’s management and legal counsel to negotiate the terms of the merger agreement and related matters.

      On January 23, 2003:

•	Krispy Kreme, Montana Mills and Krispy Kreme’s wholly owned merger subsidiary, Oliver Acquisition Corp., entered into a definitive merger agreement;

•	holders of a majority of the outstanding common stock of Montana Mills delivered written stockholder consents approving the merger agreement and the merger;

•	Krispy Kreme and Montana Mills’ chief executive officer entered into an indemnification agreement under which Montana Mills’ chief executive officer agreed to provide separate indemnification to Krispy Kreme for tax and environmental representations and warranties contained in the merger agreement;

•	Krispy Kreme and the consenting stockholders referred to above entered into a registration rights agreement relating to the resale of shares of Krispy Kreme common stock to be received in the merger by the consenting Montana Mills stockholders; and

•	Montana Mills’ chief executive officer and executive vice president entered into employment agreements with Krispy Kreme under which they will become Krispy Kreme employees upon consummation of the merger.

Krispy Kreme’s Reasons For The Merger

      In reaching its decision to approve the merger agreement, the merger and the related transactions, the Krispy Kreme board of directors consulted with senior management and its legal advisors and considered a number of factors, including the following:

•	the Krispy Kreme board’s familiarity with and review of Montana Mills’ business, operations, financial condition and prospects;

•	that the proposed merger is expected to result in significant operating synergies;

•	the ability to leverage Krispy Kreme’s existing capabilities, such as its distribution chain, its off-premises sales and its coffee roasting expertise, in order to expand Montana Mills’ business into a nationally recognized brand;

•	the opportunity for Krispy Kreme to apply its experience and strength in creating a national franchise network towards building a franchise network for Montana Mills;

•	that Montana Mills was at a point in its development as a company where it could easily assimilate into the Krispy Kreme infrastructure;

•	the expertise of the Montana Mills management and the pride that it takes in offering a best-in-class product of exceptional quality; and

•	the terms and conditions of the merger agreement.

      The above discussion of information and factors considered by Krispy Kreme’s board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by Krispy Kreme’s board, the board did not find it practicable to quantify or otherwise assign relative weight or rank to any one or more of the specific factors considered. In addition, Krispy Kreme’s board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of such factors. Individual members of the board of directors may have given different weight to different factors.

Montana Mills’ Reasons For The Merger

      In reaching its determination that the merger agreement and the merger are in the best interests of Montana Mills’ stockholders and in recommending that Montana Mills’ stockholders adopt the agreement, the merger and related transactions, Montana Mills’ board of directors consulted with its financial and legal advisors and carefully considered, among other things, the following factors:

•	the opinion of Capitalink, L.C., its financial advisor, that the exchange ratio representing the number of shares of Krispy Kreme common stock to be received by Montana Mills’ non-controlling stockholders in the proposed merger is fair from a financial point of view;

•	the Montana Mills board’s determination that the exchange ratio and the consideration to be received by Montana Mills’ stockholders in the proposed merger are fair to all stockholders.

•	the determination that Krispy Kreme common stock is significantly more liquid than Montana Mills’ common stock;

•	concern that the expiration of lockup agreements pertaining to approximately 1,485,000 shares of Montana Mills common stock in July 2003 and approximately 4,323,000 shares of Montana Mills common stock in June 2004 would have a significant negative effect on the market price of Montana Mills’ common stock;

•	the limited financial resources available to Montana Mills to pursue its business strategy as compared to the significantly greater financial resources of Krispy Kreme;

•	the ability of Montana Mills to more effectively pursue strategic growth opportunities and other expansion strategies as a subsidiary of Krispy Kreme, resulting from Krispy Kreme’s experience and track record in building a nationally recognized specialty bakery;

•	Krispy Kreme’s experience, strengths and successes as a franchisor and Montana Mills’ ability to capitalize on such experience, strengths and successes in pursuing its franchise strategy;

•	the strategic alternatives and opportunities available to Montana Mills, including, but not limited to, remaining independent or pursuing a joint venture, strategic partnership or business combination with an entity other than Krispy Kreme;

•	Montana Mills’ board’s previous identification of Krispy Kreme as the ideal candidate for a business transaction as a result of Montana Mills’ previous exploration of the possibility of engaging in a joint venture, strategic partnership or business combination with a number of companies, including Krispy Kreme;

•	the terms and conditions of the merger agreement; and

•	the board’s conclusion that the economic terms reflected by the merger represent the best economic terms that could be obtained by Montana Mills.

      The above discussion of information and factors considered by Montana Mills’ board of directors is not intended to be exhaustive but is believed to include all material factors considered by the board. In view of the wide variety of factors considered by Montana Mills’ board, the board did not find it practicable to quantify or otherwise assign relative weight or rank to any one or more of the specific factors considered. In addition, Montana Mills’ board did not reach any specific conclusion on each factor considered, or any aspect of any particular factor, but conducted an overall analysis of such factors. Individual members of the board may have given different weight to different factors.

Opinion Of Capitalink, L.C.

      Montana Mills engaged Capitalink to render an opinion as to the fairness, from a financial point of view, of the exchange ratio representing the number of shares of Krispy Kreme common stock to be received by Montana Mills’ non-controlling stockholders. On January 22, 2003, Capitalink made a presentation to Montana Mills’ board of directors setting forth its financial analyses regarding the proposed merger. On January 23, 2003, Capitalink also made a presentation to Montana Mills’ board and rendered its oral opinion that, as of such date, based upon and subject to the assumptions made, matters considered and limitations on its review as set forth in the opinion, the exchange ratio is fair to Montana Mills’ non-controlling stockholders from a financial point of view. Subsequently, Capitalink delivered to Montana Mills’ board its written opinion.

      THE FULL TEXT OF CAPITALINK’S OPINION, DATED JANUARY 23, 2003, IS ATTACHED TO THIS INFORMATION STATEMENT/PROSPECTUS AS ANNEX C AND IS INCORPORATED INTO THIS INFORMATION STATEMENT/PROSPECTUS BY REFERENCE. MONTANA MILLS’ STOCKHOLDERS ARE URGED TO READ CAPITALINK’S OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY CAPITALINK IN RENDERING ITS OPINION. THE SUMMARY OF CAPITALINK’S OPINION SET FORTH IN THIS INFORMATION STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

      No limitations were imposed by Montana Mills on the scope of Capitalink’s investigation or the procedures to be followed by Capitalink in rendering its opinion. Capitalink’s opinion was for the use and benefit of Montana Mills’ board in connection with its consideration of the proposed merger and was not intended to be and does not constitute a recommendation to any stockholder of Montana Mills. Capitalink did not express any opinion as to the underlying valuation or future performance of Montana Mills or Krispy Kreme or the price at which Montana Mills’ or Krispy Kreme’s common stock would trade at any time in the future. Capitalink was not requested to opine as to, and its opinion does not address, Montana Mills’ underlying business decision to proceed with or effect the proposed merger and Capitalink was not asked to seek or advise Montana Mills on any alternatives to the proposed merger. Further, Capitalink was not asked to consider, and its opinion does not address, the relative merits of the proposed merger as compared to any alternative business strategy that might exist for Montana Mills.

      In arriving at its opinion, Capitalink took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar mergers and securities valuations generally and Capitalink, among other things: (1) reviewed documents relating to the proposed merger, including the merger agreement and the draft employment agreements to be entered into by Mr. and

Mrs. O’Donovan with Krispy Kreme in connection with the proposed merger; (2) reviewed publicly available financial information and other data with respect to Montana Mills, including the report on Form 10-QSB for the quarterly period ended October 30, 2002, and Amendment No. 2 to the Registration Statement on Form SB-2, dated June 24, 2002; (3) reviewed publicly available financial information and other data with respect to Krispy Kreme, including the report on form 10-Q for the quarterly period ended November 3, 2002, and the annual report on Form 10-K for the fiscal year ended February 3, 2002; (4) reviewed and analyzed the exchange ratio and ranges of derived implied consideration per share based upon historical and potential future trading prices of Krispy Kreme’s common stock; (5) reviewed and analyzed the range of implied consideration per share and derived a range of implied premiums or discounts paid; (6) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of Montana Mills and Krispy Kreme; (7) reviewed and analyzed certain financial terms of transactions involving companies being acquired that were deemed to have characteristics comparable to Montana Mills; (8) reviewed and analyzed Montana Mills’ projected unlevered free cash flows and prepared discounted cash flows; (9) reviewed and analyzed the relative financial contributions of Montana Mills and Krispy Kreme; (10) reviewed and discussed with representatives of the management of Montana Mills’ certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of Montana Mills; (11) considered the historical financial results and present financial condition of Montana Mills and Krispy Kreme; (12) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of Montana Mills, Krispy Kreme and companies deemed comparable; (13) inquired about and discussed the proposed merger and other matters related thereto with Montana Mills’ management and its legal counsel; and (14) performed such other analyses and examinations as were deemed appropriate.

      In arriving at its opinion, Capitalink relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and further relied upon the assurances of Montana Mills’ management that it was not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, Capitalink assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which Capitalink could form an opinion. Capitalink has not made a physical inspection of the properties and facilities of Montana Mills or Krispy Kreme, and has not made or obtained any evaluations or appraisals of the assets and liabilities, contingent or otherwise, of Montana Mills or Krispy Kreme. Capitalink has assumed that the proposed merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended and all other applicable federal and state statutes, rules and regulations. In addition, based upon discussions with Montana Mills, Capitalink has assumed that the proposed merger will not be a taxable event to Montana Mills’ stockholders. Capitalink has also assumed, with Montana Mills’ consent, that the proposed merger will be consummated in accordance with the terms described in the merger agreement, without any further amendments thereto, and without waiver by Montana Mills of any of the conditions to any obligations thereunder or that any such revisions or waivers thereto will not be detrimental to Montana Mills’ non-controlling stockholders.

      Capitalink’s opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 23, 2003. Accordingly, although subsequent developments may affect its opinion, Capitalink has not assumed any obligation to update, review or reaffirm its opinion.

      The estimates contained in Capitalink’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Capitalink’s analyses and estimates are inherently subject to substantial uncertainty.

      Each of the analyses conducted by Capitalink was carried out in order to provide a different perspective on the proposed merger, and to enhance the total mix of information available. Capitalink did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness, from a financial point of view, of the proposed merger to Montana Mills’ non-controlling stockholders. Capitalink did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete and misleading view of the process underlying the analyses performed by Capitalink in connection with the preparation of its opinion.

      The financial reviews and analyses include information presented in tabular format. In order to fully understand Capitalink’s financial review and analyses, the tables must be read together with the text presented. The tables alone are not a complete description of the financial review and analyses and considering the tables alone could create a misleading or incomplete view of Capitalink’s financial review and analyses.

      Further, the summary of Capitalink’s analyses described below is not a complete description of the analyses underlying Capitalink’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Capitalink made qualitative judgments as to the relevance of each analysis and factor that it considered.

      Capitalink analyzed the fairness of the proposed merger using the following methodologies:

      Exchange ratio review and analysis. Capitalink calculated the maximum and minimum implied consideration per share ($4.34 – $5.88) based on the potential range of Krispy Kreme’s closing prices ($28.93 – $39.15) under the terms of the merger agreement. The average closing price of the Krispy Kreme common stock utilized to determine whether the closing condition has been met will be calculated using the closing prices for the last five trading days for the period ending three days prior to the closing of the merger.

      Capitalink also calculated the implied consideration per share of approximately $5.03 as of January 22, 2003 and performed a historical review of the implied consideration per share for various periods commencing June 28, 2002. It was noted that the range of implied consideration averaged between approximately $5.08 and approximately $5.28 based on the average 20-day and 60-day Krispy Kreme share price, respectively.

      Premiums paid analysis. Capitalink performed a premiums paid analysis whereby the implied consideration per share range of $4.34 to $5.88 was compared to the Montana Mills closing price as of January 22, 2003, and Montana Mills’ average 5-, 10-, 20-, 30-, 60-, 90-day and six month average closing prices. The analysis indicated that the proposed merger yields a premium to Montana Mills’ historical share price at the maximum per share consideration of $5.88, but a discount at the minimum share price range of $4.34. Capitalink also noted that, based on Krispy Kreme’s average share price over the last year of $36.06, the Exchange Ratio represents an implied share consideration of $5.41, which equates to a 12.7% premium over Montana Mills’ closing share price as of January 22, 2003, which was $4.80.

      Financial data analysis. Capitalink undertook analyses of the historical and projected financial data of Montana Mills and the historical data of Krispy Kreme in order to understand and interpret their respective financial strength.

      Capitalink reviewed and analyzed certain of Montana Mills’ financial information, as provided by Montana Mills and as reported in its public filings, including the historical audited financial data for the 2000, 2001 and 2002 fiscal years, and the unaudited financial statements for the three quarters ended October 30, 2002.

      Capitalink also reviewed and analyzed Krispy Kreme’s financial information as reported in its public filings, including the historical audited financial data for the 2000, 2001 and 2002 fiscal years, and the unaudited financial statements for the three quarters ended November 3, 2002.

      Capitalink noted, among other things, that Montana Mills has experienced steady increases in revenue as a result of its expansion initiatives. However, earnings before interest, tax, depreciation and amortization, or EBITDA, was approximately $(1.3) million for the latest twelve months or LTM. Through its expansion plans and internal cost saving initiatives, Montana Mills expects both revenue and earnings to increase in the future.

      Capitalink also noted the strong financial position and historical operating performance of Krispy Kreme, with significant increases in revenue and EBITDA over the last three years.

      Historical stock price analysis. Capitalink utilized a historical stock price analysis to review and compare Montana Mills’ and Krispy Kreme’s stock performance to the general market indices and a selected peer group. In addition, Capitalink reviewed the liquidity of Montana Mills’ and Krispy Kreme’s common stock in the public trading markets.

      Capitalink reviewed the daily closing market prices and trading volume of Montana Mills’ common stock since its initial public offering in June 2002, and of Krispy Kreme’s common stock since January 22, 2002. Capitalink compared the daily closing market price performance of Montana Mills’ and Krispy Kreme’s common stock for the respective periods to the comparable companies and to the Russell 3000 Index. Capitalink noted that since June 28, 2002, the price of Montana Mills’ common stock decreased 21.2%, while comparable companies fell 18.0% and the Russell 3000 Index declined 11.6%. Capitalink also calculated total trading volumes at various closing price ranges. In addition, the number of trading days, and the respective percentages, at certain trading volumes, were set forth. Capitalink noted Montana Mills’ common stock had an average and median daily number of shares traded of 15,929 and 9,100, respectively.

      Capitalink also noted that since January 22, 2002, the price of Krispy Kreme’s common stock decreased 11.0%, while comparable companies fell 3.8% and the Russell 3000 Index declined 20.9%. Capitalink also calculated total trading volumes at various closing price ranges. In addition, the number of trading days, and the respective percentages, at certain trading volumes, were set forth. Capitalink noted Krispy Kreme’s common stock had significant liquidity with an average and median daily number of shares traded of 663,230 and 499,900, respectively.

      Selected comparable company analysis. Capitalink utilized the selected comparable company analysis, a market valuation approach, for the purposes of compiling guideline or comparable company statistics.

      The selected comparable company analysis involved the review of publicly traded companies deemed comparable to Montana Mills and Krispy Kreme. Capitalink reviewed certain financial information relating to Montana Mills and Krispy Kreme in the context of the corresponding financial information, ratios and public market multiples for the respective comparable companies. No company used in Capitalink’s analysis was deemed to be identical or directly comparable to Montana Mills and Krispy Kreme; accordingly, Capitalink considered the multiples for the comparable companies, taken as a whole, to be more relevant than the multiples of any single company.

      Capitalink considered the industry and the core business structure for Montana Mills and Krispy Kreme to be similar with the exception that Krispy Kreme is significantly larger and has an established franchise model, while Montana Mills is much smaller in size and has only recently begun implementing its franchising initiatives. Despite these differences, Capitalink compiled a single list of comparable companies for both Montana Mills and Krispy Kreme, which includes companies of varying size and which operate company owned and/or franchised stores or both.

      All of the comparable companies operate specialized food establishments, which include retail bakeries, coffee houses, cafés and specialized lunch bars. Mainstream eating establishments were specifically excluded, such as full-service and fast food restaurants, as they operate under a different cost structure and competitive environment.

      Four of the comparable companies operate 100% company-owned stores, while the other three have significant numbers of franchised stores (of which the average number of stores franchised was approximately 66.3%). The comparable companies utilized included Starbucks Corporation, Panera Bread Company, Peet’s Coffee and Tea, Cosi Inc., Diedrich Coffee, New World Restaurant and Briazz, Inc.

      Based on publicly available information, Capitalink reviewed financial information for each of the comparable companies that included among other things: market value, enterprise value (defined as market value plus interest bearing debt and preferred stock, less cash and marketable securities), revenue, EBITDA, earnings before taxes or EBIT, earnings per share or EPS, total assets, common equity, net tangible common equity, and where available from published third-party sources, current fiscal year or CFY and next fiscal year or NFY estimates of revenue and EPS, and selected financial ratios. Capitalink compared the financial operating data and ratios to both Montana Mills and Krispy Kreme.

      Subsequent to such review and based on the respective market value or enterprise value as of January 22, 2003 for Montana Mills, Krispy Kreme and the comparable companies, and the maximum and minimum range of the proposed merger, Capitalink calculated and compared the following multiples:

	Proposed
	Merger								Comparable Companies
					Montana		Krispy
	Max		Min		Mills		Kreme		High		Mean		Median		Low

Market Value as Multiple of:
LTM EPS	na		na		na		50.8	x	38.6	x	31.2	x	33.2	x	20.1	x
Est. CFY EPS	na		na		na		51.6		45.7		37.3		35.9		30.4
Est. NFY EPS	na		na		na		38.5		32.8		27.2		25.1		23.7
Common Equity	3.8		2.8		3.1		7.4		6.6		2.5		1.7		0.2
Net Tangible Common Equity	3.8		2.8		3.1		9.0		7.7		2.7		1.7		0.2
Enterprise Value as Multiple of:
LTM Revenue	3.3	x	2.3	x	2.6	x	4.1	x	3.6	x	1.6	x	1.5	x	0.1	x
Est. CFY Revenue	3.3		2.3		2.6		3.9		3.4		2.2		1.9		1.5
Est. NFY Revenue	2.9		2.0		2.3		3.2		3.3		2.1		1.6		1.3
LTM EBIT	na		na		na		32.2		30.8		23.6		26.2		9.2
LTM EBITDA	na		na		na		27.4		21.5		12.6		14.1		4.9
Total Assets	2.6		1.8		2.0		5.1		5.6		2.4		1.7		0.2

      Capitalink noted that as of January 22, 2003, the multiples generated for both Montana Mills, where available, and Krispy Kreme were above the average of the comparable companies multiples. Capitalink believes Montana Mills and Krispy Kreme to be fairly priced relative to the comparable companies. Capitalink noted that the range of multiples generated by the proposed merger, where available, were above the average of the comparable companies multiples, except at the minimum for estimated NFY revenue and total assets.

      As noted above, none of the comparable companies are identical or directly comparable to Montana Mills or Krispy Kreme. Accordingly, Capitalink considered the multiples for such companies, taken as a whole, to be more relevant than the multiples of any single company. Further, an analysis of publicly traded comparable companies is not mathematical; rather, it involves complex consideration and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies.

      Selected comparable merger analysis. Capitalink utilized the selected comparable merger analysis, a market valuation approach that is based on an examination of mergers involving companies, which are in related industries to Montana Mills and Krispy Kreme, for the purpose of compiling guidelines and statistics based on the pricing in such mergers.

      Information typically is not disclosed for mergers involving a private seller, even when the buyer is a public company, unless the acquisition is deemed to be “material” for the acquiror. As a result, the selected comparable merger analysis is limited to mergers involving the acquisition of a public company, or substantially all of its assets, or the acquisition of a large private company, or substantially all of its assets, by a public company.

      Capitalink located nine mergers since February 1999 involving companies in related industries to both Montana Mills and Krispy Kreme. Such companies were classified under the SIC code 5812 — eating establishments, and were narrowed to specialized food establishments including bakeries, cafes, coffee houses and specialized lunch bars. Due to the lack of mergers and available information on mergers involving specialized food establishments, Capitalink also included a number of mergers involving fast food service establishments, including sandwiches, deli and pizzerias.

Acquiror	Acquiree

Private Investor Group	Blimpie International, Inc.
Starbucks Corporation	Madison’s Coffee PLC
Sara Lee Corp.	Earthgrains Co.
Private Group	Quizno’s Corporation
New World Restaurant Group, Inc.	Einstein Noah Bagel Corp.
PJ Acquisition Corp.	PJ America, Inc.
Carrols Corp	Taco Cabana, Inc.
Trinity Mgmt Corp	Wall Street Deli, Inc.
Diedrich Coffee, Inc.	Coffee People, Inc.

      Based on the information disclosed in the each of the comparable mergers, Capitalink calculated and compared (1) price paid as a multiple of net tangible equity and (2) enterprise value as a multiple of (x) revenue, (y) EBITDA, and (z) total assets. The multiples were derived by dividing either the total enterprise value (price paid for equity plus interest bearing debt less cash and marketable securities), or the price paid, by items (x), (y), and (z) above, or the net tangible equity, as appropriate.

      Capitalink then compared the multiples calculated from the comparable mergers to multiples calculated based on the maximum and minimum range of the proposed merger as follows:

	Proposed
	Merger				Comparable Mergers

	Max		Min		High		Mean		Median		Low

Price Paid as Multiple of:
Net Tangible Equity	3.8	x	2.8	x	2.7	x	1.8	x	1.7	x	0.9	x
Enterprise Value as Multiple of:
LTM Revenue	3.3	x	2.3	x	1.0	x	0.7	x	0.8	x	0.3	x
EBITDA	na		na		32.2		14.6		10.3		3.8
Total Assets	2.6		1.8		1.0		0.7		0.6		0.5

      After comparing the comparable merger multiples with the range calculated based on the proposed merger, Capitalink noted that the proposed merger was on average priced above those of the comparable mergers.

      None of the comparable mergers are identical to the merger between Montana Mills and Krispy Kreme. Accordingly, an analysis of comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable mergers and other factors that could affect the respective acquisition values.

      Discounted cash flow. Capitalink performed several discounted cash flow analyses with respect to Montana Mills, aggregating (x) the present value of projected unlevered free cash flows over a forecast period, with (y) the present value of the terminal value at the end of such period. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. The forecast period is comprised of the fiscal years ending January 31, 2004 through 2007, and such projections were derived from historical financial information and operating data provided by Montana Mills.

      In order to arrive at a present value of the free cash flows over the forecast period, Capitalink utilized discount rates ranging from 13.0% to 25.5%, which were chosen based upon assumptions relating to interest rates, the inherent business risk of Montana Mills and Montana Mills’ estimated weighted average cost of capital.

      The range of terminal values represents the residual value of Montana Mills at the end of the forecast period. Capitalink presented a range of terminal values by applying ranges of implied multiples to Montana Mills’ revenue and EBITDA in the final year of the respective forecast period. In addition, Capitalink presented a perpetual growth scenario whereby a range of growth rates was applied to the Montana Mills’ 2007 free cash flow in order to determine a terminal value, rather than multiples.

      Based upon a range of terminal multiples of revenue for fiscal year 2007 of 1.9x to 2.4x, the estimated enterprise value of Montana Mills ranged from approximately $30.5 million to approximately $34.1 million; after subtracting net debt of approximately $(7.5) million (net debt is calculated as of October 30, 2002, based on Montana Mills’ interest bearing debt less cash, including cash assumed raised through the exercise of options and warrants in the money), the estimated equity value of Montana Mills ranged from approximately $37.9 million to approximately $41.6 million. Such analysis resulted in a mid-point average of estimated equity values of $39.7 million, or $4.70 per share.

      Based upon a range of terminal multiples of EBITDA for fiscal year 2007 of 11.00x to 13.25x, the estimated enterprise value of Montana Mills ranged from approximately $28.3 million to approximately $31.0 million; after subtracting net debt of approximately $(7.5) million, the estimated equity value of Montana Mills ranged from approximately $35.8 million to approximately $38.4 million. Such analysis resulted in a mid-point average of estimated equity values of $37.1 million, or $4.39 per share.

      Based upon a terminal growth rate ranging from 12.00% to 13.25%, the estimated enterprise value of Montana Mills ranged from approximately $18.5 million to approximately $28.2 million; after subtracting net debt of approximately $(7.5) million, the estimated equity value of Montana Mills ranged from approximately $25.9 million to approximately $35.7 million. Such analysis resulted in a mid-point average of estimated equity values of $30.7 million, or $3.63 per share.

      In each discounted cash flow analysis, per share calculations were based on approximately 8,456,000 fully diluted shares outstanding as of January 22, 2003 (including in the money options of approximately 348,000).

      Pro forma contribution analysis. Capitalink analyzed the contribution of each of Montana Mills and Krispy Kreme to the pro forma combined entity’s revenue, EBITDA, total assets and net worth for historical fiscal years ended 2000, 2001 and 2002, and the projected fiscal year 2003. This was compared to the ownership percentage of the combined entity implied by the exchange ratio for Montana Mills’ existing stockholders. Capitalink noted that Montana Mills contributed approximately 2.5% of the combined revenue and little or none of the EBITDA, while Montana Mills’ stockholders will own approximately 2.1% of the combined entity upon closing of the proposed merger.

      Capitalink performed a variety of financial and comparative analyses for the purpose of rendering its opinion. While the foregoing summary describes all material analyses and factors reviewed by Capitalink, it does not purport to be a complete description of the presentations by Capitalink to Montana Mills’ board of directors or the analyses performed by Capitalink in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Capitalink believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the opinion. In addition, Capitalink may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Capitalink’s view of the actual value of Montana Mills. In performing its analyses, Capitalink made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Montana Mills. The analyses performed by Capitalink are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of Capitalink’s analysis of the fairness of the proposed merger, from a financial point of view, to the non-controlling stockholders of Montana Mills, and were provided to Montana Mills’ board solely in connection with the delivery of the Capitalink opinion.

      Capitalink has received a fee in connection with the preparation and issuance of the opinion. In addition, Montana Mills has agreed to indemnify Capitalink for certain liabilities that may arise out of the rendering this opinion, including indemnification for certain liabilities arising under federal securities laws. Capitalink is an investment banking firm that, as part of its investment banking business, regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements, and for other purposes.

No Regulatory Approval Required

      No regulatory approval is required in order to consummate the merger.

Directors and Officers Of Montana Mills After the Merger

      Upon consummation of the merger, the directors and officers of Oliver Acquisition Corp. immediately prior to the closing of the merger will become the directors and officers of Montana Mills. Mr. O’Donovan, however, will become the president of Montana Mills upon the closing of the merger.

Accounting Treatment

      The merger will be treated as a “purchase” for accounting purposes. Therefore, the purchase price will be allocated to Montana Mills’ assets, including intangible assets, and liabilities based on their estimated fair market values at the completion of the merger. Any excess of the purchase price over these fair market values will be accounted for as goodwill.

Material United States Federal Income Tax Consequences Of the Merger

      The following discussion constitutes the opinion of Harter, Secrest & Emery LLP, counsel to Montana Mills, as to the material United States federal income tax consequences of the merger that will generally apply to U.S. holders of stock in Montana Mills. The tax opinion is conditioned upon receipt of certain representation letters made by Krispy Kreme and Montana Mills and is based upon certain assumptions including that the transactions described herein will be consummated in accordance with the terms of the merger agreement. If any of those representations or assumptions are inaccurate, the tax consequences of the merger could differ from those discussed herein. Neither Krispy Kreme nor Montana Mills expects to seek a ruling from the Internal Revenue Service concerning the tax consequences of the transactions described herein. An opinion of counsel is not binding on the IRS and we can give no assurance that the IRS will not take a position contrary to one or more positions reflected in the opinion or that the courts will uphold such opinion if challenged by the IRS.

      For purposes of this discussion, a U.S. holder means:

•	an individual citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any of its political subdivisions;

•	a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

      This discussion is not intended to be a complete analysis or description of all potential United States Federal income tax consequences of the merger. In addition, this discussion is not intended to be, and should not be considered as, tax advice. This discussion does not address tax consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion is not a comprehensive description of all of the tax consequences that may be relevant to you. For example, we have not described tax consequences that arise from rules that apply to some classes of taxpayers. We have also not described tax consequences that we assume to be generally known by investors. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, the regulations of the United States Treasury Department and court and administrative rulings and judicial decisions in effect on the date of this information statement/prospectus. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

      This discussion does not present a description of the United States federal income tax laws applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a mutual fund;

•	a tax-exempt organization;

•	an S corporation, partnership or other pass-through entity;

•	an insurance company;

•	a dealer in securities or foreign currencies;

•	a trader in securities that elects the mark-to-market method of accounting for your securities;

•	a person that has a functional currency other than the U.S. dollar;

•	a stockholder who received stock in Montana Mills through the exercise of employee stock options or otherwise as compensation;

•	a stockholder who holds stock in Montana Mills as part of a hedge, straddle, constructive sale or conversion transaction; or

•	a person subject to the alternative minimum tax provisions of the Code.

      The summary that follows sets out the material United States federal income tax consequences to U.S. holders who exchange their stock in Montana Mills for common stock in Krispy Kreme:

•	you will not recognize gain or loss when you exchange your stock in Montana Mills solely for common stock in Krispy Kreme;

•	if you receive cash in lieu of a fractional share of Krispy Kreme common stock, you will be treated as having received the cash in exchange for the fractional share interest and generally will recognize capital gain or loss on the deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the stock in Montana Mills allocable to that fractional share;

•	the aggregate tax basis of Krispy Kreme common stock you receive will be the same as the aggregate tax basis of the stock in Montana Mills you surrender in the exchange, decreased by the tax basis allocated to any fractional share interest exchanged for cash; and

•	the holding period of Krispy Kreme common stock you receive will include the holding period of shares of stock in Montana Mills you surrender in the exchange.

      Backup Withholding. You may be subject to backup withholding on any cash payments received in lieu of a fractional share interest. You will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number and certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to you following the completion of the merger;

•	provide a certification of foreign status on Form W-8BEN or a successor form; or

•	otherwise prove that you are exempt from backup withholding.

      The IRS may impose a penalty if you fail to provide your correct taxpayer identification number. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability, provided you furnish the required information to the IRS.

      Reporting Requirements. You may be required to retain records relating to your stock in Montana Mills, and file with your U.S. federal income tax return a statement setting forth facts relating to the merger.

      Tax matters are very complicated, and the tax consequences of the merger to you will depend upon the facts of your particular situation. We encourage you to consult your own tax advisor regarding the specific tax consequences of the merger, including tax return reporting requirements, the applicability of federal, state, local and foreign tax laws and the effect of any proposed change in the tax laws.

No Appraisal Or Dissenters’ Rights

      Holders of Montana Mills common stock are not entitled to appraisal rights under Delaware law in connection with the merger. Appraisal rights under Delaware law are not available in connection with the merger because the shares of Krispy Kreme common stock that Montana Mills stockholders will be entitled to receive in connection with the merger will be listed on the New York Stock Exchange at the closing of the merger and because Montana Mills common stock was traded on the American Stock Exchange as of the record date for determination of stockholders entitled to vote on this transaction.

Federal Securities Laws Consequences; Stock Transfer Restriction Agreements

      This information statement/prospectus does not cover any resales of the Krispy Kreme common stock to be received by Montana Mills’ stockholders upon completion of the merger, and no person is authorized to make any use of this information statement/prospectus in connection with any such resale.

      Except as described under “Interests Of Insiders In The Merger — Interests of Montana Mills Officers and Directors — Registration Rights”, all Krispy Kreme common stock that Montana Mills stockholders receive in connection with the merger will be freely transferable, with the exception of the Krispy Kreme common stock received by persons who are deemed to be “affiliates” of Montana Mills under the Securities Act, and the rules and regulations promulgated under that Act, at the time of the Montana Mills stockholders’ meeting. These “affiliates” may only sell their Krispy Kreme common stock in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under that Act. Persons who may be deemed to be affiliates of Montana Mills for such purposes generally include individuals or entities that control, are controlled by, or are under common control with, Montana Mills and may include some officers, directors and principal stockholders of Montana Mills. The merger agreement requires Montana Mills to use commercially reasonable efforts to deliver or cause to be delivered to Krispy Kreme on or prior to the effective time of the merger from each of those affiliates an executed letter agreement to the effect that those persons will not offer or sell or otherwise dispose of any Krispy Kreme common stock issued to them in connection with the merger except: (i) pursuant to an effective registration under the Securities Act; (ii) in conformity with volume and other limitations of Rule 145; or (iii) in a transaction which, in the opinion of counsel to Krispy Kreme or counsel reasonably acceptable to Krispy Kreme or as described in a “no-action” or interpretive letter from the staff of the Securities and Exchange Commission specifically issued with respect to such sale or disposition, is exempt from registration under the Securities Act.

INTERESTS OF INSIDERS IN THE MERGER

Interests of Montana Mills Officers and Directors

      Eugene O’Donovan, a director of Montana Mills and its President and Chief Executive Officer, and Susan O’Donovan, a director of Montana Mills and its Executive Vice President and Secretary, each has, and has caused entities which he or she controls and which together with Mr. and Mrs. O’Donovan constitute the holders of more than 51% of the outstanding common stock of Montana Mills, to approve the adoption of the merger agreement and the merger by written consent as described below under “Majority Stockholders Consent”.

      Employment Agreements. Mr. and Mrs. O’Donovan will become employees of Krispy Kreme pursuant to five-year employment and non-competition agreements at annual salaries of $235,000 and $125,000, respectively, and will receive options vesting over a five-year period to purchase 150,000 and 50,000 shares of Krispy Kreme common stock, respectively. In addition, Mr. O’Donovan agreed to forfeit options to purchase 700,000 shares of Montana Mills common stock. As employees of Krispy Kreme, Mr. O’Donovan will continue as the President of Montana Mills and Mrs. O’Donovan will be employed as Montana Mills’ Principal Baker.

      Registration Rights. In connection with the merger, Krispy Kreme has also executed a registration rights agreement with Gene O’Donovan, the Gene O’Donovan Grantor Retained Annuity Trust, Susan O’Donovan and the Susan O’Donovan Grantor Retained Annuity Trust pursuant to which Krispy Kreme has agreed to register for resale with the Securities and Exchange Commission the shares of Krispy Kreme common stock to be received by them in connection with the merger.

      Indemnification and Insurance. Krispy Kreme has agreed to maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate or articles of incorporation and bylaws of Montana Mills and of each of its subsidiaries and, for a period of five years after the closing of the proposed merger, has agreed to maintain in effect Montana Mills’ policies of directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect than the policies currently in effect with respect to claims arising from facts or events which occurred on or before the closing of the merger.

      In addition, John Tate, Krispy Kreme’s Chief Operating Officer, is a member of Montana Mills’ board of directors. Prior to formal merger discussions taking place between the two companies, a mutual decision was made by Montana Mills’ board and Mr. Tate whereby Mr. Tate recused himself from all discussions and actions of Montana Mills’ board relating to a potential transaction between the two companies. Mr. Tate holds options exercisable for 40,000 shares of Montana Mills common stock.

Arrangements With Kirlin Securities

      In connection with its execution of the merger agreement, Montana Mills has agreed pursuant to a letter agreement to pay Kirlin Securities, Inc., the underwriter of its initial public offering, an aggregate of $400,000 for investment banking services performed subsequent to such offering. This amount represents payment to Kirlin for services performed by Kirlin in excess of those required to be performed by Kirlin pursuant to a financial consulting agreement between Montana Mills and Kirlin. Such payment is required to be made at the closing of the merger. Because the merger agreement limits the amount of payments which Montana Mills may make to Kirlin in the event that the merger is consummated, Mr. O’Donovan has agreed to individually pay $200,000 of such amount in order to facilitate the merger. In addition, upon the closing of the merger, Montana Mills has agreed to make a payment of $50,000 to Kirlin that would otherwise be payable to Kirlin under the financial consulting agreement on or before June 27, 2003. Following payment of the foregoing amounts, Kirlin has agreed with Montana Mills to terminate the financial consulting agreement described above as well as the merger, acquisition and other business arrangement agreement between Kirlin and Montana Mills.

      In addition, pursuant to a separate letter agreement and solely in connection with the proposed merger, Kirlin has waived certain rights it has under the Underwriting Agreement between Kirlin and Montana Mills which was entered into in connection with Montana Mills’ initial public offering. Specifically, Kirlin has agreed to release those persons subject to lock-up agreements in favor of Kirlin from their lock-up agreements and has also waived those provisions contained in the Underwriting Agreement which required Montana Mills to: (i) maintain the effectiveness of the lock-up agreements; (ii) maintain its registration under the Exchange Act for five years following its initial public offering; (iii) maintain its listing on the American Stock Exchange for five years following its initial public offering; and (iv) prohibit the issuance of options or warrants at an exercise price of less than the greater of $5.05 per share or the fair market value of Montana Mills’ common stock on the date of grant. Pursuant to a separate letter agreement, Montana Mills has agreed to indemnify Kirlin for all damages, losses, costs and expenses it may incur as a result of Kirlin’s waivers described above.

MONTANA MILLS’ BUSINESS

Overview

      About Montana Mills. Montana Mills was founded as a New York corporation in June 1996 and was reincorporated as a Delaware corporation in 1998. Mr. O’Donovan, Montana Mills’ President and Chief Executive Officer and a director, and Mrs. O’Donovan, Montana Mills’ Executive Vice President and a director, designed Montana Mills’ village bread store concept. Montana Mills offers freshly prepared bread and other baked goods prepared in small batches in an open-view baking format using fresh ingredients including freshly ground wheat and dough made from scratch. All aspects of Montana Mills’ baking process at its village bread stores are conducted in full view of customers to emphasize the homemade aspect of its bread and other baked goods. Montana Mills also sells its fresh bread and other products at satellite cafés, which are small stores with up to 45 seats where customers can enjoy fresh bakery products supplied by one of Montana Mills’ nearby village bread stores.

      Montana Mills’ locations are decorated with and contain natural colors and hues, maple counters and tables and educational in-store displays to further highlight the Montana Mills image of freshness and quality. Customers generally are greeted by an employee and offered a free, fresh slice the “size of Montana” of one of any breads available that day. In addition to bread, Montana Mills also bakes muffins, scones, cookies, granola and other baked goods. Montana Mills also offers sandwiches under the “Breader” name and sells coffee beverages under the Java Joe’s brand name.

      Montana Mills’ Stores. As of February 1, 2003, Montana Mills operated 30 permanent stores, consisting of 20 village bread stores and ten satellite cafés. Montana Mills also operates one permanent kiosk. Montana Mills believes that it is positioned to capitalize on its competitive advantages and favorable industry trends as it implements its growth strategy.

      Montana Mills’ Culture. Montana Mills’ operating philosophy is to:

•	vertically integrate production on-site at its village bread stores, utilizing an open baking format that allows customers to watch and experience the entire baking process and reaffirms the freshness and quality of Montana Mills’ breads and baked goods;

•	provide high-quality, all-natural fresh bread and baked goods to customers at all locations; and

•	offer a broad array of proprietary products.

      Montana Mills’ Focus. Montana Mills is different from its competitors because it:

•	focuses predominantly on bread and other bakery items;

•	bakes all of its products fresh daily from scratch, using basic ingredients such as Montana spring wheat milled by it fresh each day;

•	offers a menu of proprietary products consisting of more than 80 different breads and dozens of other products (six to ten breads are produced daily and production is rotated);

•	provides superior customer service, including its policy to offer each customer a free, fresh slice of bread the “size of Montana”; and

•	continually updates customer service initiatives to create a neighborhood and community feeling and build goodwill.

Products

      Overview. Montana Mills offers more than 80 different varieties of bread and dozens of other products. Six to ten types of bread are baked per day according to a weekly schedule distributed to customers. Approximately every month Montana Mills introduces a new bread recipe that is offered as a weekly special generally for one month. A new bread may be placed on the regular baking schedule if it becomes popular with customers. Although Montana Mills offers a broad range of baked goods, it maintains a simple baking process, as all of its items can be baked in one oven at one constant temperature. While fresh baked bread is the foundation of Montana Mills’ business, Montana Mills’ product offerings also include:

•	muffins, rolls and scones;

•	cookies, brownies and mudbars;

•	biscotti and coffee cakes;

•	granola;

•	“Breader” sandwiches;

•	Java Joe’s premium coffee beverages; and

•	personal and corporate gift baskets and boxes, which include baked goods and other gift items such as bread knives, bread boards, jams and mugs.

      Bread. The baking process for Montana Mills’ whole wheat breads, muffins, rolls, scones and cookies starts with fresh stone milled, high-protein, chemical-free Montana spring wheat. Bakers at each village bread store grind wheat flour on the premises using a burr mill, which adds to freshness and enhances flavor.

      Many Montana Mills’ breads have no added fats, oils, milk products, eggs, sugar or artificial preservatives. A typical loaf weighs between one and one-half and two pounds. Each store’s weekly menu of specialty and basic breads generally includes from 20 to 30 types of bread ranging in price from $3.50 to $6.50 per loaf. “Honey Whole Wheat”, “Grandma’s White” and “Cinnamon Swirl” breads are baked daily in each store, while others are prepared on a rotating basis and generally include a cheese bread, a savory bread, a fruit bread and a specialty bread. Customers may make “bread reservations” up to ten days in advance according to a weekly schedule. The variety of breads Montana Mills offers is one of the key ways in which it differentiates itself from its competitors.

      Baked Goods. In addition to fresh-baked bread, Montana Mills offers a broad range of muffins, rolls, scones, cookies, brownies, mudbars, biscotti, coffee cakes and granola. Similar to Montana Mills’ bread baking process, Montana Mills’ baked goods are prepared from scratch and baked daily at each village bread store in full view of its customers. On a daily basis, each village bread store also generally produces at least two varieties of muffins, one variety of scone and two varieties of each of its cookies, mudbars, coffeecakes and granola. Prices for baked goods range from $1.25 for a cookie to $10.95 for a coffeecake.

      Sandwiches. All of Montana Mills’ village bread stores and satellite cafés offer a variety of sandwiches under its signature “Breader” brand, including “Three Forks Turkey,” “Big Horn Roast Beef,” “Ham and Cheese”, “Harvest Veggie” and “Sunburst Chicken Salad.” Breader sandwiches are prepared daily on Montana Mills fresh baked bread. Breader sandwich prices range from $4.95 to $5.45.

      Coffee Beverages. Montana Mills offers coffee beverages under the Java Joe’s brand name, including flavored coffees, lattes, cappuccinos, chai teas and hot chocolates. Montana Mills’ coffee and other beverage products generally lend a café-style atmosphere to its village bread stores and satellite cafés and emphasize the neighborhood feel of its stores.

      Gift Items. Montana Mills offers a wide range of personal and corporate gift items through in-store “Gift Corrals” and through its mail-order catalog and website, including:

•	gift boxes and baskets;

•	bread;

•	baked goods;

•	Java Joe’s coffee beverages;

•	bread knives and slicers;

•	cutting boards;

•	mugs; and

•	other food items such as jam, maple syrup and honey.

      Montana Mills’ “Gift Corrals”, found in most stores, help spur gift sales. Montana Mills’ most popular gift items include specialty breads, baked goods, bread knives and bread boards. Gifts range in price from $0.95 for a bag of fresh milled flour to $37.95 for a hand-made maple bread board. In addition, Montana Mills offers gift baskets, each with a variety of goods, and “Bread of the Month” programs, which allow for automatic home delivery of Montana Mills products on a pre-determined schedule.

      Montana Mills ships gifts, including its fresh baked bread and baked goods, anywhere in the continental United States.

Store Operations

      Overview. Hours of operation are typically 7:00 a.m. to 7:30 p.m. Monday through Friday, 7:00 a.m. to 6:00 p.m. on Saturday and 7:00 a.m. to 5:00 p.m. on Sunday. A typical village bread store is approximately 1,500 to 2,500 square feet and positioned as a specialty retail store either in a village setting or as a free standing, inline or build-to-suit location in or around an existing retail center. To maximize brand exposure and profitability of village bread stores in new markets, each village bread store consists of a full-service retail bakery in one part of town and often includes one or more satellite cafés with up to a 45-seat capacity in nearby locations. Most bread and baked goods production occurs at the village bread store, and products are delivered by van to satellite cafés up to three times daily. Staff at satellite cafés package fresh baked goods for display and sale and also prepare fresh baked cookies and muffins using fresh dough delivered from a village bread store. Montana Mills also offers Java Joe’s coffee and coffee beverages at all but one village bread store and satellite café.

      The following chart outlines Montana Mills’ employee organization. Montana Mills maintains high operating standards by requiring that each location follow the procedures set forth in its operations manuals.

      Village Bread Stores. A professional head baker begins mixing dough and batter for bread and other products generally between 3:00 a.m. and 4:00 a.m. Another baker prepares muffins and scones. At approximately 6:00 a.m., both bakers cut and hand knead the dough before forming it into loaves, which are typically round. The loaves then “proof” for up to 45 minutes before being baked for 40 to 45 minutes. During regular hours, between two and ten people are generally employed in a village bread store, depending on bakery size and overall customer traffic. During high volume holiday seasons, hourly staff levels are increased to accommodate increased customer traffic levels.

      Satellite Cafés. In addition to Montana Mills’ traditional, full-production village bread stores, satellite cafés that act in a hub-and-spoke format have been developed to fully penetrate local markets. Satellite cafés carry all products found in village bread stores and are in a geographic proximity so that they can benefit from the production capacity of village bread stores. Baked goods from the closest village bread store are delivered to each satellite café several times daily. At each satellite café, staff members also prepare fresh baked cookies and muffins in a convection oven using fresh dough supplied by a nearby village bread store. During regular hours, between two and six people are generally employed in a satellite café. During high volume holiday seasons, hourly staff levels are increased to accommodate increased customer traffic levels.

      Kiosk. One kiosk is open permanently in an upscale shopping mall in Victor, New York which has generated consistent sales during non-holiday times. This kiosk is only open during the hours when the mall in which it is located is open and is small, relatively portable and is staffed by one or two sales associates. Baked goods from the closest village bread store are delivered to the kiosk daily.

      Catalog and Mail Order. Generally holiday-related, Montana Mills’ catalog and mail order business is an important branding and marketing tool. Montana Mills’ catalog allows customers to order fresh baked breads and baked goods as well as gift items. Customers can order Montana Mills’ products from the catalog:

•	through direct purchase at any store location with the help of store staff;

•	by calling Montana Mills’ toll-free gift center; or

•	by visiting the “www.montanamills.com” internet site.

      Gifts can be picked up at any Montana Mills location, delivered via local courier for local delivery or shipped anywhere in the continental United States.

      Hiring and Training. Montana Mills believes attracting and retaining qualified personnel is critical to ensuring high customer satisfaction. Montana Mills typically recruits general managers who have a minimum of two years of experience as a store manager at a reputable food service company. At the district manager level, Montana Mills seeks individuals who have a minimum of five to ten years of comparable management experience.

      All of Montana Mills’ employees receive training that emphasizes product knowledge, operating guidelines and sales techniques. New general managers are required to complete a six-week training program, where they are instructed in bakery operations, customer service, communication skills and employee relations. General and district managers are required to work alongside individuals in comparable positions before they may perform their duties without supervision. Sales associates participate in 12 to 16 hours of side-by-side training and use training modules to test their knowledge of products and operations prior to assuming full responsibility. Montana Mills’ corporate office regularly disseminates training bulletins to inform store managers and sales associates about new products, special events and customer service tips.

      Information Systems. Montana Mills maintains a central computerized accounting system which allows it to track the operating performance of each location. Stand-alone point-of-sale registers are installed in each location to transmit sales and payroll information via a secure internet connection directly to Montana Mills’ corporate office daily. This information enables Montana Mills to analyze customer purchasing habits, operating trends and promotional results.

Marketing

      Montana Mills uses the techniques set forth below to market the Montana Mills brand name. Montana Mills also draws customers to its stores using a community “grassroots” marketing approach that emphasizes broad product offerings, the friendly, healthy and wholesome nature of its products, brand name and good neighbor policies.

•	Free, fresh slices the “size of Montana”. Each customer is offered a large, fresh, free slice of bread upon walking into a village bread store or satellite café. This allows Montana Mills to test new products and increase customer awareness of product offerings. Montana Mills’ free slice policy also allows it to emphasize the neighborhood aspect of its business.

•	The “Baker’s Almanac”. Montana Mills mails its Baker’s Almanac newsletter to up to 70,000 customers every two to six months. The Baker’s Almanac serves to keep customers informed of new product offerings and helps keep the Montana Mills brand name in their minds. Montana Mills believes that the Baker’s Almanac both promotes continued current customer business and fosters word-of-mouth referral business.

•	Advertising. Montana Mills selectively advertises store grand openings in local publications to generate excitement in the community in which a new store is being opened and to advertise new products and promotions in its current markets.

•	Catalog orders. Montana Mills annually mails its full color catalog to over 140,000 customers. Montana Mills also markets its catalog to customers who visit its stores. Montana Mills’ catalog is utilized most frequently during the November and December holiday season by both corporate and retail customers.

•	Internet. Montana Mills’ Internet site provides customers with a virtual retail experience and is an important part of Montana Mills’ marketing strategy. Customers can order fresh baked breads and baked goods as well as gift items through Montana Mills’ Internet site. Customers also can learn more about Montana Mills’ products, baking process and bread availability on the Internet site.

•	Community involvement. Montana Mills receives publicity from its participation in community events. In particular, each store donates all unsold bread at the end of each day to local charities. Montana Mills also has sponsored fundraisers for local organizations including the Rochester Philharmonic Orchestra, Camp Good Days and Special Times, a camp for children suffering from cancer, the Cystic Fibrosis Foundation and the Epilepsy Association. As a result of such sponsorships, Montana Mills has been the subject of independent articles published in community and regional newspapers that have generated positive promotional momentum.

•	“Breadit” card fundraisers. Montana Mills’ Breadit cards assist school groups and other not-for-profit organizations in fundraising activities. Breadit cards are sold by these organizations for $10 each with up to $5.40 of each card retained by the selling organization. Each Breadit card entitles the holder to twelve “companion” loaves of bread (i.e. “buy-one-loaf-get-one-free”) and a thirteenth loaf free after a dozen have been purchased.

Purchasing and Supplies

      Montana Mills’ primary raw material is Montana spring wheat. Montana Mills purchases wheat from a variety of growers in Montana and purchases wheat products from Federal Bake Mark. Federal Bake Mark also provides Montana Mills with other dry foods such as sugar, yeast and dried fruits and nuts. Honey is supplied by local beekeepers. Sysco Food Service provides all of the other products Montana Mills needs for bread production, including eggs, milk, cheese and canned fruit. Store level purchasing decisions from an approved list of suppliers are made by store managers based on specific store needs. Senior management also reviews purchase orders and invoices. Each village bread store receives shipments of supplies two or three times per week. While there are no direct purchase agreements with suppliers, Montana Mills believes there are several companies capable of supplying each of its raw materials and products and anticipates being able to continue to obtain raw materials and other products going forward.

Competition

      Montana Mills’ stores compete with other local bakeries, grocery stores and bread-only stores that supply baked goods and with other restaurants. Although Montana Mills believes that its products and stores are distinctive in design and operating concept, other companies may develop restaurants and bakeries that operate with similar or superior concepts. Montana Mills’ competitors use various methods to compete with Montana Mills, including price, quality and cleanliness. Additionally, there are many well-established regional and national competitors that have substantially greater financial, marketing, personnel and other resources than Montana Mills and that may provide additional competition as expansion into other geographic locations is attempted. Some actual and potential competitors include Atlanta Bread Company®, Panera Bread® Company, Corner Bakery Café®, Big Sky Bread Company®, Breadsmith®, Baker Street Bread Company, Au Bon Pain® and Great Harvest Bread Co.® Montana Mills is also subject to competition from and competes with Starbucks®, Peet’s Coffee and Tea® and various other cafés and coffee shops in the sale of coffee and coffee based beverages. Furthermore, Montana Mills competes for leased space in desirable locations with a large variety of specialty retailers.

      Despite the presence of these actual and potential competitors, Montana Mills is not aware of any competitor in the Northeastern or Midwestern United States that is similar in terms of the overall Montana Mills concept and believes that it can compete on the basis of innovative products and value-added experience rather than on price. Montana Mills also believes that it distinguishes itself from competitors in terms of the quality and variety of the bread, baked goods and other products offered. However, no assurance can be provided that the proliferation of other boutique bakeries or non-direct competitors will not have a negative effect on comparable-store sales growth, product sales mix or profitability.

      Montana Mills also may be affected by changes in consumer tastes, national, regional or local economic conditions, demographic trends, consumer confidence in the economy, discretionary spending priorities, weather and traffic patterns. Changes in these factors could seriously harm Montana Mills’ business.

Government Regulation

      In General. Montana Mills’ stores are subject to regulation by federal agencies and to licensing and regulation by state and local health, sanitation, building, zoning, safety, fire and other departments relating to the development and operation of food preparation and service facilities. These regulations include matters relating to environmental, building, construction and zoning requirements and the preparation and sale of food. Montana Mills’ facilities also are licensed and subject to regulation under state and local fire, health and safety codes.

      Montana Mills’ development and construction of additional village bread stores and satellite cafés is subject to compliance with applicable zoning, land use and environmental regulations. Montana Mills cannot provide assurances that it will be able to obtain necessary licenses or other approvals on a cost effective and timely basis to construct and develop additional locations in the future.

      Americans with Disabilities Act. Montana Mills is subject to the Americans with Disabilities Act of 1990, which, among other things, may require certain renovations to its stores in order to meet federally mandated requirements. Montana Mills attempts to build its stores in compliance with the Americans with Disabilities Act and does not expect that the cost of any additional required renovations would significantly harm its business.

      Labor. Montana Mills is also subject to state and federal labor laws that govern its relationship with its employees, such as minimum wage requirements, overtime and working conditions, citizenship requirements and prohibitions against discrimination. Increases in the minimum wage will increase labor costs and could negatively affect Montana Mills’ results of operations.

      Franchising. Montana Mills’ franchises are subject to the regulations adopted by the United States Federal Trade Commission, or the FTC, and with various state laws that regulate the offer and sale of franchises. The FTC’s Trade Regulation Rule on Franchising, or the FTC Rule, and certain state laws require that Montana Mills furnish prospective franchisees with a franchise offering circular containing information prescribed by the FTC Rule and applicable state laws and regulations. Montana Mills also could become subject to a number of state laws that regulate some substantive aspects of the franchisor-franchisee relationship. These laws may limit a franchisor’s ability to, among other things, terminate or not renew a franchise without good cause, prohibit interference with the right of free association among franchisees, disapprove the transfer of a franchise, discriminate among franchisees with regard to charges, royalties and other fees and place new stores near existing franchises.

Trademarks and Patents

      The “Montana Mills Bread” name is of material importance to Montana Mills, and Montana Mills has registered that name as a trademark with the United States Patent and Trademark Office. Montana Mills also owns the registered trademarks “Montana Gold” and “Montana Gold Bread Co. Milled and Baked Fresh Daily”. With regard to the “Montana Gold” trademark, Montana Mills has given Montana

Gold of Richmond, Inc. an exclusive license to use that trademark in Virginia with the exception of Warren, Loudoun and Fairfax counties. Additionally, Montana Mills has applied to register the names “montanamills.com”, “Flour Power”, “Breader”, “Breadit” and the M design logo with the United States Patent and Trademark Office. Montana Mills also has the exclusive right to use the “Java Joe’s” trademark in a retail setting under a licensing arrangement. Montana Mills does not have any other trademarks that are material to its business, or any patents.

Employees

      As at February 1, 2003, Montana Mills had 50 salaried and 409 hourly employees, of whom approximately 20 salaried and two hourly employees were employed in general and administrative functions principally at or from its executive offices in Rochester, New York, and 30 salaried and 407 hourly employees were employed in production and distribution, and in Montana Mills village bread stores, satellite cafés and kiosks. No Montana Mills employee is represented by a labor union and Montana Mills considers its employee relations to be good.

Properties

      Montana Mills currently operates in leased facilities for all of its locations. Montana Mills’ stores are located either in village locations in strip mall shopping centers or in freestanding buildings. The remaining terms on Montana Mills’ store leases range from two to ten years, with renewal options for periods ranging from five to 25 years at predetermined prices. The rental payments for these leases are based on a minimum rental plus real estate taxes, insurance and other common area expenses. Three office suites are also leased for the corporate headquarters in Rochester, New York under a lease which renews automatically on March 1 of each year and provides for annual rental payments of $35,820. This lease can be cancelled with three months advance notice. Montana Mills considers its physical properties to be in good operating condition and suitable for the purposes for which they are used. Insurance is maintained on Montana Mills properties in an amount believed to be adequate.

Legal Proceedings

      From time to time in the ordinary course of business, Montana Mills is involved in litigation. Montana Mills is not presently involved in any litigation it deems to be material to its business.

MONTANA MILLS’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion of Montana Mills’ financial condition and results of operations should be read together with Montana Mills’ financial statements and the accompanying notes included elsewhere in this information statement/prospectus. The discussion below contains forward-looking statements that involve risks and uncertainties. Montana Mills’ actual results may differ materially from those anticipated in those forward-looking statements.

Overview

      In 1998, Montana Mills raised approximately $2,500,000 through a private placement of its series A convertible preferred stock. Through operating cash flow and proceeds from this private placement, Montana Mills began the further development of its core Rochester, New York market and began expanding into additional adjoining markets. Accordingly, Montana Mills opened one village bread store in the Rochester, New York market, two village bread stores in the Buffalo, New York market and one village bread store in the Syracuse, New York market in the fiscal year ended February 27, 2000.

      In 2000, Montana Mills issued $6,538,500 aggregate principal amount of debt securities comprised of a private placement of $4,538,500 of subordinated convertible debentures and a $2,000,000 convertible subordinated promissory note made in favor of Cephas Capital Partners, L.P., a small business investment company. Montana Mills used the net proceeds of this private placement to continue its growth plan. In Montana Mills’ eleven-month fiscal year February 28, 2000 through January 31, 2001, it opened two village bread stores in the Albany, New York market, three satellite cafés in the Rochester market, one satellite café in the Buffalo market and one additional village bread store in the Syracuse market. In Montana Mills’ fiscal year ended January 30, 2002, it opened one village bread store in the Elmira, New York market, one village bread store in the Binghamton, New York market and two additional satellite cafés in the Rochester market. Upon completion of the initial development of its concept in upstate New York’s largest cities, Montana Mills conducted demographic surveys of potential new markets in Pittsburgh, Pennsylvania, where it opened one village bread store in April 2001, Columbus, Ohio, where it opened two village bread stores and one satellite café in August through September 2001, and several other cities in late fiscal 2002, including Hartford, Connecticut, where Montana Mills opened one village bread store, and Scranton and Erie, Pennsylvania, where Montana Mills opened two village bread stores. As of February 1, 2003, Montana Mills operated 30 permanent locations, including 20 village bread stores and ten satellite cafés. Montana Mills also operates one year-round kiosk in a shopping mall in the Rochester, New York market.

      Montana Mills’ initial public offering was declared effective on June 27, 2002 and closed on July 3, 2002. In connection with the initial public offering, Montana Mills issued 2,269,950 shares of common stock and 2,269,950 purchase warrants. This included the exercise by Montana Mills’ underwriter of an over-allotment option for 269,950 shares of common stock and 269,950 purchase warrants. The offering price per share of common stock was $5.00 and the purchase warrants were priced at $.05 per purchase warrant. Montana Mills’ initial public offering was underwritten on a firm-commitment basis by Kirlin Securities, Inc. The net proceeds to Montana Mills as a result of its initial public offering were approximately $9,151,000.

      The following selected financial data should be read in conjunction with “Results of Operations” and “Liquidity and Capital Resources” below, the consolidated financial statements and accompanying notes and the other financial data included elsewhere in this information statement/prospectus.

      The following table shows Montana Mills’ selected financial data. The selected historical statements of operations data for fiscal year February 28, 2000 through January 31, 2001 and the fiscal year ended January 30, 2002 have been derived from Montana Mills’ audited consolidated financial statements, which are included in this information statement/prospectus. The selected historical statements of operations data for each of the thirty-nine and thirteen-week periods have not been audited. This quarterly information has been prepared on a basis consistent with Montana Mills’ audited financial statements and has been derived from unaudited interim financial statements included in this information statement/prospectus and, in the opinion of Montana Mills’ management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Montana Mills’ quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. Historically, Montana Mills has experienced seasonal variability in its quarterly operating results, with higher profits per store in the fourth quarter. The seasonal nature of Montana Mills’ operating results is expected to continue.

	Fiscal Year
	February 28,	Fiscal Year	13 Weeks	13 Weeks	39 Weeks	39 Weeks
	2000 through	Ended	Ended	Ended	Ended	Ended
	January 31,	January 30,	October 31,	October 30,	October 31,	October 30,
	2001	2002	2001	2002	2001	2002

			(unaudited)	(unaudited)	(unaudited)	(unaudited)
Consolidated statements of operations data:
Sales	$7,614,039	$10,812,453	$2,660,733	$2,798,283	$6,749,955	$8,649,005
Cost of goods sold (exclusive of depreciation and amortization)	3,498,069	5,386,722	1,365,649	1,601,339	3,396,312	4,738,493

Gross profit	4,115,970	5,425,731	1,295,084	1,196,944	3,353,643	3,910,512
Selling, general and administrative expenses	3,231,110	4,922,137	1,231,345	1,639,904	3,347,002	4,656,970
Pre-opening and grand-opening expenses	437,548	985,148	409,504	202,624	782,366	433,305
Depreciation and amortization	221,574	486,203	128,237	182,001	333,402	501,231

Income (loss) from operations	225,738	(967,757)	(474,002)	(827,585)	(1,109,127)	(1,680,994)
Interest income	235,420	155,470	25,941	38,224	145,805	54,960
Financing costs	(418,808)	(760,897)	(190,180)	(40,750)	(570,809)	(365,395)

Income (loss) before income taxes	42,350	(1,573,184)	(638,241)	(830,111)	(1,534,131)	(1,991,429)
Provision for (benefit from) income taxes	9,972	(615,480)	(249,700)	891,126	(599,450)	436,986

Income (loss) before extraordinary item	32,378	(957,704)	(388,541)	(1,721,237)	(934,681)	(2,428,415)
Extraordinary item — loss on early extinguishments of debt (net of income tax benefit of $84,000)	—	—	—	—	—	131,293

Net income (loss)	$32,378	$(957,704)	$(388,541)	$(1,721,237)	$(934,681)	$(2,559,708)

Results of Operations

      The following historical financial data, discussion and analysis for the two most recent fiscal years are derived from Montana Mills’ audited consolidated financial statements for its fiscal year ended January 30, 2002, which is referred to as “fiscal 2002”, and its fiscal year February 28, 2000 through January 31, 2001, which is referred to as “fiscal 2001”. The data should be read in conjunction with the audited consolidated financial statements and related notes included in this information statement/prospectus.

Fiscal year ended January 30, 2002 compared to the fiscal year February 28, 2000 through January 31, 2001

      During Montana Mills’ fiscal year ended January 31, 2001, its fiscal year-end was changed from the Sunday closest to February 28 of each year to the Wednesday closest to January 31 of each year. Montana Mills’ fiscal 2001 consists of the eleven-month period from February 28, 2000 through January 31, 2001.

Accordingly, the following comparison for fiscal 2002 versus fiscal 2001 compares a twelve-month period to an eleven-month period. This unequal comparison affects each of the categories discussed below.

      Sales. Sales for fiscal 2002 were $10,812,453, a 42% increase from fiscal 2001 sales of $7,614,039. This increase was primarily attributable to approximately $2,041,000 of additional sales from eleven new stores opened primarily in the last half of fiscal 2002, an increase in sales of approximately $1,032,000 from seven stores open a full year in fiscal 2002 compared to a partial year in fiscal 2001, and a comparison of twelve months in fiscal 2002 with eleven months in fiscal 2001 offset by a 4% decline in comparable store sales as a result of the cannibalization effect of new store additions in existing markets and general economic conditions. Sales also increased as a result of the associated benefits from newly introduced products, including sandwiches and coffee, which accounted for 14% of sales in fiscal 2002. Total sales in established markets (markets with stores opened in fiscal 2001 or prior) increased 19% in fiscal 2002 compared to the previous year.

      Cost of goods sold (exclusive of depreciation and amortization). Cost of goods sold (exclusive of depreciation and amortization) includes bakery and paper ingredients supplied by outside vendors, production, labor and occupancy costs. Cost of goods sold and occupancy costs were $5,386,722 in fiscal 2002, a 54% increase from $3,498,069 in fiscal 2001. Approximately $1,136,000 of this increase was due to the addition of eleven new stores, and approximately $603,000 of this increase was due to the full-year costs related to seven stores open for a full year in fiscal 2002 compared to a partial year in fiscal 2001. Cost of goods sold and occupancy costs increased as a percentage of sales to 50% in fiscal 2002 from 46% in fiscal 2001 primarily as a result of increased labor costs in existing and new markets and increased product costs related to new product offerings, including coffee, sandwiches and other specialty bakery items, which in fiscal 2002 had a lower margin than Montana Mills’ historical bakery products. Increased labor costs in existing and new markets and increased product costs related to new product offerings contributed to cost of goods sold and occupancy costs on an equal basis.

      Gross profit. Gross profit was $5,425,731 in fiscal 2002, a 32% increase from $4,115,970 in fiscal 2001. Gross profit as a percentage of sales decreased to 50% in fiscal 2002 from 54% in fiscal 2001 primarily as a result of increases in cost of goods sold.

      Selling, general and administrative expenses. Selling, general and administrative expenses were $4,922,137 in fiscal 2002 (or 46% of sales), a 52% increase from $3,231,110 in fiscal 2001 (or 42% of sales). Store selling expenses were $3,269,458 in fiscal 2002 (or 30% of sales), a 57% increase from $2,078,948 in fiscal 2001 (or 27% of sales). Approximately $637,000 of this increase was due to the addition of eleven new stores, and approximately $412,000 of this increase was due to the full-year expenses related to seven stores open for a full year in fiscal 2002 compared to a partial year in fiscal 2001. Corporate general and administrative expenses increased to $1,652,679 in fiscal 2002, a 43% increase from $1,152,162 for fiscal 2001. The increase in general and administrative expenses was primarily due to increases for corporate infrastructure including corporate office personnel to support new store expansion and the effect of comparing a twelve-month period in fiscal 2002 to eleven months for the previous period.

      Pre-opening and grand-opening expenses. Pre-opening and grand-opening expenses increased to $985,148 in fiscal 2002 from $437,548 for fiscal 2001, an increase of 125%. The increase was primarily a result of the addition of construction, administrative and training personnel to support the addition of new stores in fiscal 2002 and current expenditures for future store development, consisting primarily of site selection and lease negotiation fees. In addition, Montana Mills incurred increased costs as it expanded into Ohio, Connecticut and Pennsylvania.

      Depreciation and amortization. Depreciation and amortization increased to $486,203 in fiscal 2002 from $221,574 for fiscal 2001, an increase of 119%. The increase in depreciation and amortization was due to the effect of comparing a twelve-month period in fiscal 2002 to approximately eleven months for the previous period, and capital additions associated with existing and new store expansion.

      Financing costs, net of interest income. Interest payments increased to $630,964 in fiscal 2002 from $347,484 in fiscal 2001, an increase of 82%. The increase resulted from a full year of interest payments for fiscal 2002 compared to a partial year of interest payments for the previous period on Montana Mills’ subordinated convertible debentures and promissory note issued in fiscal 2001. Interest income decreased to $155,470 in fiscal 2002 from $235,420 in fiscal 2001, a decrease of 34%. The decrease resulted from lower interest rates and reduced cash and cash equivalent balances, partially offset by an increase due to the effect of comparing a twelve-month period in fiscal 2002 to eleven months for the previous period. Amortization of bond issue costs increased to $129,933 in fiscal 2002 from $71,324 in fiscal 2001, an increase of 82%. The increase resulted from a full year of bond issue costs amortization for fiscal 2002 compared to a partial year of bond issue costs amortization for the previous period on subordinated convertible debentures and a promissory note issued in fiscal 2001.

      Provision for (benefit from) income taxes. The provision for (benefit from) income taxes is based on the effective tax rate applied to the respective fiscal years’ pre-tax income. In fiscal 2002, the benefit from income taxes was $615,480, representing a 39% effective tax rate, compared to a provision for income taxes for fiscal 2001 of $9,972, representing a 24% effective tax rate. The change primarily resulted from an increase in the loss before income taxes to $1,573,184 in fiscal 2002 from income before income taxes of $42,350 in fiscal 2001.

Thirteen and thirty-nine weeks ended October 30, 2002 compared to the thirteen and thirty-nine weeks ended October 31, 2001

      The selected historical statements of operations data for each of the thirteen and thirty-nine week periods have not been audited. This quarterly information has been prepared on a basis consistent with Montana Mills’ audited financial statements and has been derived from unaudited interim financial statements of Montana Mills included in this information statement/prospectus and, in the opinion of Montana Mills’ management, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the information for the periods presented. Montana Mills’ quarterly operating results may fluctuate significantly as a result of a variety of factors, and operating results for any quarter are not necessarily indicative of results for a full fiscal year. Historically, Montana Mills has experienced seasonal variability in its quarterly operating results, with higher profits per store in the fourth quarter. The seasonal nature of our operating results is expected to continue.

      Sales. Sales for the thirteen weeks ended October 30, 2002 increased 5% to $2,798,283 compared to $2,660,733 for the thirteen weeks ended October 31, 2001. For the thirty-nine weeks ended October 30, 2002 total sales increased 28% to $8,649,005 compared to $6,749,955 for the thirty-nine weeks ended October 31, 2001. The increase in sales is primarily due to approximately $368,878 of additional sales from five new stores opened during the thirteen weeks ended October 30, 2002 and approximately $1,019,327 of additional sales from the five new stores opened during the thirty-nine weeks ended October 30, 2002 compared to the corresponding periods for the previous year. These increases were offset by a 4% decline in comparable store sales during the thirteen weeks and thirty-nine weeks ended October 31, 2002 as a result of the cannibalization effect of new store additions in existing markets and general economic conditions. Comparable store sales from the five stores where Montana Mills generated off-premises sales during the quarter ended October 30, 2002 increased an average of 20% over the previous year. Montana Mills expects to sell off-premises from substantially all of its current bread stores within twelve months.

      Cost of goods sold (exclusive of depreciation and amortization). Cost of goods sold (exclusive of depreciation and amortization) includes bakery and paper ingredients supplied by outside vendors, production, labor and occupancy costs. The cost of goods sold and occupancy costs increased to $1,601,339 or 57% of sales for the thirteen weeks ended October 30, 2002 as compared to $1,365,649 or 51% of sales for the thirteen weeks ended October 31, 2001. For the thirty-nine weeks ended October 30, 2002, cost of goods sold and occupancy costs increased to $4,738,493 or 55% of sales from $3,396,312 or 50% of sales for the thirty-nine weeks ended October 31, 2001. The cost of goods sold and occupancy costs for the thirteen weeks and thirty-nine weeks ended October 30, 2002 increased primarily as a result of increased labor costs in existing and new markets and increased product costs related to a shift in product sales to other offerings including coffee and sandwiches, which have a lower margin than Montana Mills’ historical bakery products.

      Selling, general and administrative expenses. Selling, general and administrative expenses were $1,639,904 or 59% of sales for the thirteen weeks ended October 30, 2002 compared to $1,231,345 or 46% of sales for the thirteen weeks ended October 31, 2001. Selling, general and administrative expenses were $4,656,970 or 54% of sales for the thirty-nine weeks ended October 30, 2002 compared to $3,347,002 or 50% of sales for the thirty-nine weeks ended October 31, 2001. Store selling expenses were $431,131 or 15% of sales for the thirteen weeks ended October 30, 2002 compared to $312,058 or 12% for the thirteen weeks ended October 31, 2001. This increase is largely attributable to start-up expense incurred by Montana Mills’ off-premises sales program. Store selling expenses were $1,158,484 or 13% of sales for the thirty-nine weeks ended October 30, 2002 compared to $815,464 of sales or 12% for the thirty-nine weeks ended October 31, 2001. Corporate general and administrative expenses were $510,584 (18% of sales) for the thirteen weeks ended October 30, 2002 compared to $389,991 (15% of sales) for the comparable period ended October 31, 2001. Corporate general and administrative expenses for the thirty-nine weeks ended October 30, 2002 included $125,000 (of which $109,000 is a non-cash charge) for a public relations consultant hired by Montana Mills subsequent to its initial public offering. Excluding this charge, corporate general and administrative expenses for the thirty-nine weeks ended October 30, 2002 were $1,389,982 (16% of sales) compared to $1,174,403 (17% of sales) for the thirty-nine weeks ended October 31, 2001.

      Pre-opening and grand-opening expenses. Pre-opening and grand-opening expenses, including franchise start-up expenses, were $202,624 or 7% of sales for the thirteen weeks ended October 30, 2002 compared to $409,504 or 15% of sales for the thirteen weeks ended October 31, 2001. Pre-opening and grand-opening expenses were $433,305 or 5% of sales for the thirty-nine weeks ended October 30, 2002 compared to $782,366 or 12% of sales for the thirty-nine weeks ended October 31, 2001. Pre-opening and grand-opening expenses decreased as a percentage of sales for the thirteen and thirty-nine weeks ended October 30, 2002 compared to the corresponding periods in the previous year primarily as a result of opening fewer new stores during that time period.

      Depreciation and amortization. Depreciation and amortization was $182,001 or 7% of sales for the thirteen weeks ended October 30, 2002 compared to $128,237 or 5% of sales for the thirteen weeks ended October 31, 2001. For the thirty-nine weeks ended October 30, 2002, depreciation and amortization was $501,231 or 6% of sales compared to $333,402 or 5% of sales for the thirty-nine weeks ended October 31, 2001.

      Financing costs, net of interest income. Interest payments were $40,750 for the thirteen weeks ended October 30, 2002 compared to $157,697 for the thirteen weeks ended October 31, 2001. Interest payments were $311,257 for the thirty-nine weeks ended October 30, 2002 compared to $473,360 for the thirty-nine weeks ended October 31, 2001. Interest payments decreased for the thirteen and thirty-nine weeks ended October 30, 2002 compared to the corresponding periods for the previous year as a result of Montana Mills’ conversion of $4,538,500 of subordinated convertible debentures into common stock at the time of Montana Mills’ initial public offering, which became effective on June 27, 2002. Amortization of bond issue costs decreased to $0 for the thirteen weeks ended October 30, 2002 compared to $32,483 for the thirteen weeks ended October 31, 2001. Amortization of bond issue costs decreased to $54,139 for the thirty-nine weeks ended October 30, 2002 compared to $97,450 for the thirty-nine weeks ended October 31, 2001. These decreases resulted from Montana Mills’ conversion of $4,538,500 of subordinated convertible debentures to common stock at the time of Montana Mills’ initial public offering which became effective on June 27, 2002. Interest income increased to $38,224 for the thirteen weeks ended October 30, 2002 compared to $25,941 for the thirteen weeks ended October 31, 2001. This increase is attributable to an increase in cash on hand as a result of the initial public offering, despite a decline in interest rates earned on investments. Interest income decreased to $54,960 for the thirty-nine weeks ended October 30, 2002 compared to $145,805 for the thirty-nine weeks ended October 31, 2001. This decrease resulted from a decline in interest rates earned on investments and reduced average cash and cash equivalent balances.

      Income tax expense (benefit). In the thirteen weeks ended October 30, 2002, Montana Mills recorded a charge of approximately $1,200,000 to establish a valuation allowance for its net deferred tax asset related to the realization of net operating loss carryforwards. Approximately $900,000 related to previously recognized deferred tax assets and approximately $300,000 related to the current thirteen-week period loss. The valuation allowance was calculated in accordance with the provisions of FAS 109, which places primary importance on Montana Mills’ most recent operating results. Management of Montana Mills believes the results for those periods were heavily affected by deliberate and planned investments in new store development, off-premises sales and franchising opportunities.

      Extraordinary item — loss on early extinguishments of debt. On July 3, 2002, Cephas Capital Partners, L.P. was issued 15,000 shares of Montana Mills’ common stock and was paid $20,000 in conjunction with the modification of a convertible promissory note made by Montana Mills. Such modification lowered the annual interest rate from 12% to 8%. The effect of this modification was a one-time, nonrecurring charge of $215,293. This charge included the $20,000 payment, $75,000 for the fair market value of 15,000 shares of common stock at $5.00 per share and the write-off of $120,293 of unamortized financing costs associated with the initial issuance of the convertible promissory note. In January 2003, Montana Mills repaid the note and paid Cephas a prepayment charge. Together, such prepayment and charge aggregated $2,060,000.

Liquidity and Capital Resources

      Thirty-nine weeks ended October 30, 2002. Net cash used in operating activities for the thirty-nine weeks ended October 30, 2002 was $1,262,405 compared to $1,505,202 for the thirty-nine weeks ended October 31, 2001. The decrease in cash outflows was primarily a result of a lower requirement for working capital and the use of the Montana Mills stock for consulting compensation. Net cash used in investing activities for the thirty-nine weeks ended October 30, 2002 increased to $7,711,957 compared to $3,979,318 for the thirty-nine weeks ended October 31, 2001, primarily as a result of decreased purchases of property and equipment and increased short term investments of the proceeds of Montana Mills’ initial public offering completed in July 2002. Net cash provided by financing activities was $8,999,000 for the thirty-nine weeks ended October 30, 2002 and consisted primarily of the net proceeds of Montana Mills’ initial public offering less $125,000 in dividend payments to preferred stockholders prior to the conversion of the preferred shares into common stock at the date of Montana Mills’ initial public offering. For the period ended October 31, 2001, net cash used by financing activities was $251,536. Montana Mills had working capital of approximately $7,900,000 at October 30, 2002 consisting principally of cash and cash equivalents and short-term investments invested in short-term money market funds.

      Fiscal year ended January 30, 2002. Net cash used in operating activities was $973,406 for fiscal 2002 and net cash provided by operating activities was $598,937 for fiscal 2001. The change resulted primarily from a decrease in gross profit, and increases in corporate general and administrative expenses, pre-opening and grand-opening expenses and interest payments on convertible debentures.

      Net cash used in investing activities was $4,248,352 in fiscal 2002 and $1,974,776 in fiscal 2001. Investing activities primarily consisted of capital expenditures for property, plant and equipment related to new store expansion, the purchase of a trademark and a net investment of excess cash of $518,258 in short-term money market funds.

      Net cash used in financing activities was $335,563 in fiscal 2002 and net cash provided by financing activities was $5,682,743 for fiscal 2001. Financing activities in fiscal 2002 consisted primarily of the payment of $300,000 in dividends to Montana Mills’ series A convertible preferred stockholders. Financing activities for fiscal 2001 consisted primarily of $5,983,838 in net proceeds from the issuance of subordinated convertible debentures and the Cephas Capital Partners convertible promissory note offset by the payment of $275,000 in dividends to Montana Mills’ series A convertible preferred stockholders.

      During fiscal 2002, Montana Mills made an aggregate of $926,282 in dividend and interest payments to its series A convertible preferred stockholders, Cephas Capital Partners and its subordinated convertible debentureholders.

      General. Since Montana Mills’ formation, its liquidity needs generally have been funded through a combination of operating cash and external capital. In 1998, Montana Mills raised approximately $2,500,000 through a private placement of series A convertible preferred stock. In 2000, Montana Mills issued $6,538,500 aggregate principal amount of debt securities comprised of a private placement of $4,538,500 of subordinated convertible debentures and a $2,000,000 convertible promissory note made in favor of Cephas Capital Partners. In June 2002, Montana Mills completed an initial public offering in which Montana Mills received net proceeds of $9,151,000.

      The proceeds from the private placements were used to assist Montana Mills in its expansion into new and existing markets, build corporate infrastructure and for general working capital purposes. The proceeds from the initial public offering were used by Montana Mills for working capital and to repay on January 3, 2003 the Cephas Capital promissory note, which repayment, including a prepayment premium, aggregated $2,060,000.

Impact of Inflation and Seasonality

      Montana Mills anticipates that its business will be affected by general trends that affect retailers. Montana Mills does not believe that it has operated during a period of high inflation. Based on its experience, Montana Mills intends to be able to pass on increased costs resulting from inflation to Montana Mills’ customers. Montana Mills’ business could be affected by increased wheat prices, coffee prices, sugar prices, acquisitions of existing bakeries, weather, marketing programs, variations in the number of store openings and general economic conditions and diet trends. In the past, Montana Mills has been able to recover inflationary costs and commodity price increases through increased menu prices. There have been and there may be in the future delays in implementing such menu price increases, and competitive pressures may limit Montana Mills’ ability to recover such cost increases in their entirety. Historically, the effects of inflation on Montana Mills’ net income have not been materially adverse.

      A majority of Montana Mills’ employees are paid hourly rates related to federal and state minimum wage laws. Although Montana Mills has and will continue to attempt to pass along any increased labor costs through food price increases, there can be no assurance that all such increased labor costs can be reflected in its prices or that increased prices will be absorbed by consumers without diminishing to some degree consumer spending at the bread stores. However, Montana Mills has not experienced to date a significant reduction in gross profit margins as a result of changes in such laws, and management does not anticipate any related future significant reductions in gross profit margins.

Transactions with Related Parties

      Transactions with related parties included the purchase of coffee and the leasing of three properties from entities owned by Mr. O’Donovan. Montana Mills believes that these arrangements are consistent in all respects with other arrangements that could have been made with unaffiliated third parties. On July 3, 2002, the closing of Montana Mills’ initial public offering, Montana Mills purchased Java Joe’s Public Market Roastery, Inc., from Eugene O’Donovan for $30,000. Montana Mills is now purchasing and roasting coffee for use in its bread stores.

Critical Accounting Policies

      An understanding of Montana Mills’ accounting policies is necessary for a complete analysis of its results, financial position, liquidity and trends. Attention should be focused on the following:

      Asset Impairment. All long-lived assets are evaluated for impairment on the basis of undiscounted cash flows whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to its estimated fair market value based on the best information available. Estimated fair market value is generally measured by discounting estimated future cash flows. Considerable management judgment is necessary to estimate discounted future cash flows. Assumptions used in these cash flows are consistent with internal forecasts.

      Income Taxes. Montana Mills’ effective tax rate and the tax basis of its assets and liabilities reflect its best estimate of the ultimate outcome of tax audits. Valuation allowances are established where expected future taxable income does not support the realization of the deferred tax assets. Considerable management judgment is also necessary in estimating future taxable income. Assumptions used in these estimates are consistent with internal forecasts.

Recent Accounting Pronouncements

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” and the accounting and reporting provisions of APB Opinion No. 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 retains many of the provisions of SFAS No. 121, but addresses certain implementation issues associated with that Statement. Montana Mills adopted SFAS No. 144 on January 31, 2002 and the adoption did not have a material impact on its financial condition or its results of operations.

      In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections”. Montana Mills adopted the provisions of SFAS No. 145 in its quarter ended July 31, 2002. There was no impact on its financial statements as a result of the adoption of SFAS No. 145.

      In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” which nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS No. 146 are effective for exit or disposal activities initiated after December 31, 2002. Montana Mills believes the impact of the adoption of the provisions of SFAS No. 146 will not have a material impact on its financial statements.

      In December 2002, SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — an amendment of FASB No. 123” was issued. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. It also amends disclosure requirements of SFAS No. 123 requiring disclosures in both annual and interim financial statements about the method of accounting for stock based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of this statement are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. At this time, the pronouncement is not expected to have any impact on Montana Mills’ reported results of operations and financial position as it continues to account for its stock compensation plans under the provisions of APB Opinion No. 25, “Accounting for Stock Issued to Employees”.

      In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. The Interpretation elaborates on the existing disclosure requirements for most guarantees. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair value, or market value, of the obligation it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions apply on a prospective basis to guarantees issued or modified after December 31, 2002. Montana Mills does not expect the recognition and measurement provisions of FIN 45 to have a material effect on future interim or annual financial statements.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. FIN 46 provides guidance on the identification of entities for which control is achieved through means other than through voting rights (“variable interest entities” or “VIEs”) and how to determine when and which business enterprise should consolidate the VIE (the “primary beneficiary”). This new model for consolidation applies to an entity which either (1) the equity investors do not have a controlling financial interest or (2) the equity investment at risk is insufficient to finance that entity’s activities without receiving additional subordinated financial support from other parties. In addition, FIN 46 requires that both the primary beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. Montana Mills does not believe FIN 46 will have an impact on its future reported results of operations and financial position.

DESCRIPTION OF KRISPY KREME CAPITAL STOCK

      Krispy Kreme’s articles of incorporation authorize the issuance of up to 300,000,000 shares of common stock and 10,000,000 shares of preferred stock, the rights and preferences of which may be established from time to time by its board of directors.

Common Stock

      Holders of Krispy Kreme common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders and do not have cumulative voting rights. Thus, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably any dividends that may be declared by the board of directors out of funds legally available for dividends, subject to any preferential dividend rights of outstanding preferred stock. If Krispy Kreme liquidates, dissolves or winds up, the holders of common stock are entitled to receive ratably all of its assets available after payment of all debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights or any rights to share in any sinking fund. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Krispy Kreme may designate and issue in the future.

Preferred Stock

      Krispy Kreme’s articles of incorporation authorize the issuance of up to 10,000,000 shares of preferred stock from time to time in one or more series and with terms of each series stated in its board’s resolutions providing for the designation and issue of that series. Its articles also authorize the board of directors to determine the dividend, voting, conversion, redemption and liquidation preferences, rights, privileges and limitations pertaining to each series of preferred stock that it issues. Subject to applicable stock exchange rules, without seeking any shareholder approval, its board of directors may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of its common stock and could have the effect of delaying, deferring or preventing a change in control. Other than the issuance of the series of preferred stock previously authorized by the board of directors in connection with the shareholder rights plan described below, Krispy Kreme has no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions Of Krispy Kreme’s Articles Of Incorporation, Bylaws And Shareholder Rights Plan

      The rights of Krispy Kreme’s shareholders are governed by provisions in its articles of incorporation, bylaws and shareholder rights plan that may affect any attempted change in control. Krispy Kreme’s articles of incorporation opt it out of some provisions of North Carolina law that would otherwise affect attempted changes in control of Krispy Kreme.

Classification Of Directors

      Krispy Kreme’s bylaws provide that its board of directors consists of not more than 15 nor less than nine members. The board of directors has the power to set the authorized number of directors by majority vote of the whole board within those limits. The board currently consists of eleven directors, two of whom are employed by Krispy Kreme and four of whom are Krispy Kreme franchisees. Krispy Kreme’s bylaws also divide the board into three classes serving staggered three-year terms. The classification of directors could prevent a shareholder, or group of shareholders, having majority voting power, from obtaining control of the board until the second annual shareholders’ meeting following the date that the shareholder, or group of shareholders, obtains majority voting power. Thus, this provision may discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of Krispy Kreme.

      In the first quarter of fiscal 2003, Krispy Kreme announced that it intends to add two additional independent directors to the board. This process is currently underway and will expand the board from eleven to thirteen seats.

Advance Notice Provisions

      Krispy Kreme’s bylaws provide that shareholders must provide timely notice in writing to bring business before an annual meeting of shareholders or to nominate candidates for election as directors at an annual meeting of shareholders. Notice for an annual meeting is timely if the Secretary receives the written notice not less than 40 days prior to the scheduled annual meeting. If less than 50 days’ notice of the meeting is given or made by Krispy Kreme to the shareholders, a shareholder’s notice will be timely if received by the Secretary on the tenth day following the date such notice was given or made. The bylaws also specify the form and content of a shareholder’s notice. These provisions may prevent shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

Shareholder Rights Plan

      Krispy Kreme’s board of directors has declared a dividend of one preferred share purchase right for each share of Krispy Kreme common stock. Each share purchase right entitles the registered holder to purchase from Krispy Kreme one one-hundredth (1/100) of a share of Krispy Kreme Series A Participating Cumulative Preferred Stock at a price of $96.00 per one one-hundredth of a Series A preferred share. The exercise price and the number of Series A preferred shares issuable upon exercise are subject to adjustments from time to time to prevent dilution. The share purchase rights are not exercisable until the earlier to occur of (1) 10 days following a public announcement that a person or group of affiliated or associated persons — referred to as an acquiring person — have acquired beneficial ownership of 15% or more of its outstanding common stock or (2) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer which would result in an acquiring person beneficially owning 15% or more of its outstanding shares of common stock. If Krispy Kreme is acquired in a merger or other business combination, or if 50% or more of its consolidated assets or earning power is sold after a person or group has become an acquiring person, proper provision will be made so that each holder of a share purchase right — other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void — will have the right to receive, upon exercise of the share purchase right at the then current exercise price, the number of shares of common stock of the acquiring company which at the time of the transaction have a market value of two times the share purchase right exercise price. If any person or group becomes an acquiring person, proper provision shall be made so that each holder of a share purchase right — other than share purchase rights beneficially owned by the acquiring person, which will thereafter be void — will have the right to receive upon exercise, and without paying the exercise price, the number of shares of Krispy Kreme common stock with a market value equal to the share purchase right exercise price. Series A preferred shares purchasable upon exercise of the share purchase rights will not be redeemable. Each Series A preferred share will be entitled to a minimum preferential dividend payment of $1.00 per share and will be entitled to an aggregate dividend of 100 times the dividend declared per share of common stock. In the event Krispy Kreme liquidates, the holders of the Series A preferred shares will be entitled to a minimum preferential liquidation payment of $1.00 per share but will be entitled to an aggregate payment of 100 times the payment made per share of common stock. Each Series A preferred share will have 100 votes, voting together with the shares of common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions. Before the date the share purchase rights are exercisable, the share purchase rights may not be detached or transferred separately from the common stock. The share purchase rights will expire on January 18, 2010, unless that expiration date is extended or unless the share purchase rights are redeemed or exchanged by Krispy Kreme. At any time before an acquiring person acquires beneficial ownership of 15% or more of Krispy Kreme’s outstanding common stock, its board of directors may redeem the share purchase rights in whole, but not in part, at a price of $.001 per share purchase right. Immediately upon any share purchase rights redemption, the exercise rights terminate, and the holders will only be entitled to receive the redemption price. A more detailed description and terms o f the share purchase rights are set forth in a rights agreement between Krispy Kreme and Branch Banking and Trust Company, as rights agent. This rights agreement could have the effect of discouraging tender offers or other transactions that might otherwise result in Krispy Kreme shareholders receiving a premium over the market price for their common stock.

Director Removal And Vacancies

      A director may be removed only with cause by the vote of the holders of a two-thirds majority of the shares entitled to vote for the election of directors. Krispy Kreme’s bylaws generally provide that any board vacancy may be filled by a majority of the remaining directors, even if less than a quorum, which is normally a majority of the authorized number of directors.

Ability To Consider Other Constituencies

      Krispy Kreme’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of Krispy Kreme, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices or other facilities are located and all other factors its directors may consider pertinent, in addition to considering the effects of any actions on Krispy Kreme and its shareholders. Pursuant to this provision, its board of directors may consider many judgmental or subjective factors affecting a proposal, including certain nonfinancial matters. On the basis of these considerations, its board may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

Indemnification And Limitations On Liability Of Directors And Officers

      Krispy Kreme’s bylaws provide for indemnification of directors to the fullest extent permitted by North Carolina law. The articles of incorporation, to the extent permitted by North Carolina law, eliminate or limit the personal liability of directors to Krispy Kreme and its shareholders for monetary damages for breach of the duty of care. Such indemnification may be available for liabilities arising in connection with this offering. To the extent that limitation of liability or indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling Krispy Kreme under the foregoing provisions, Krispy Kreme has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. Krispy Kreme’s bylaws also allow it to indemnify its officers, employees, agents and other persons to the fullest extent permitted by North Carolina law. Krispy Kreme’s bylaws obligate Krispy Kreme, under certain circumstances, to advance expenses to its directors, officers, employees and agents in defending an action, suit or proceeding for which indemnification may be sought. Krispy Kreme can also indemnify someone serving at its request as a director, officer, trustee, partner, employee or agent of one of its subsidiaries or of any other organization against these liabilities. Krispy Kreme’s bylaws also provide that it has the power to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents against any liability asserted against that person or incurred by that person in these capacities, whether or not it would have the power to indemnify that person against these liabilities under North Carolina law. Krispy Kreme maintains insurance on behalf of all of its directors and executive officers.

Other Matters

      Krispy Kreme’s common stock trades on the New York Stock Exchange under the symbol KKD. Branch Banking and Trust Company is the transfer agent and registrar for Krispy Kreme common stock.

Montana Mills Warrants

      Publicly Traded Warrants. Krispy Kreme has agreed to use commercially reasonable efforts to maintain the listing of Montana Mills warrants that are currently traded on the American Stock Exchange. Upon the consummation of the merger, each of these warrants to purchase Montana Mills common stock will become exercisable for the number of shares of Krispy Kreme common stock and at an exercise price per share to be determined (using the exchange ratio) in accordance with a warrant agreement between Montana Mills and Continental Stock Transfer & Trust Company, as warrant agent, the form of which is referenced as an exhibit to the registration statement to which this information statement/prospectus is a part. These warrants will be redeemable by Krispy Kreme if its common stock trades at 200% of the exercise price of the warrants for at least 20 consecutive trading days and holders of the warrants are provided with at least 30 days notice of redemption.

      These warrants expire if not exercised prior to June 27, 2007. Continental Stock Transfer & Trust Company currently serves as warrant agent for these warrants. The exercise price and number of shares of Krispy Kreme common stock or other securities issuable upon the exercise of these warrants are subject to adjustment to protect against dilution if Krispy Kreme issues a stock dividend or conducts a stock split, recapitalization, reorganization, merger or consolidation or other similar event. Krispy Kreme cannot assure you that the market price of its common stock will exceed the exercise price of these warrants at any time during the period in which they are exercisable. These warrants do not give a holder any dividend, voting, preemptive or any other rights Krispy Kreme shareholders may have.

      Other Warrants. At the time of the merger, additional warrants previously granted by Montana Mills to its advisors will become exercisable (using the exchange ratio) for an aggregate of 37,234 shares of Krispy Kreme common stock at exercise prices ranging from $3.33 to $99.93 per share of Krispy Kreme common stock, in each case to be determined in accordance with, and subject to the anti-dilution and other provisions of, the applicable warrant agreement.

PRINCIPAL PROVISIONS OF THE MERGER AGREEMENT

      The following is a summary of the merger agreement, a copy of which is attached as Annex A and is incorporated into this information statement/prospectus by reference. Stockholders of Montana Mills are urged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.

General

      The merger agreement contemplates the merger of Oliver Acquisition Corp., a wholly owned subsidiary of Krispy Kreme, with and into Montana Mills, with Montana Mills surviving the merger. The merger will become effective at the date and time that the certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as may be specified therein. Krispy Kreme anticipates that this filing will be made as soon as practicable after the last of the conditions precedent to the merger, as set forth in the merger agreement, has been satisfied or waived. The merger agreement obligates Krispy Kreme to have the Krispy Kreme common stock to be issued in connection with the merger approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the effective time of the merger.

Consideration To Be Received In The Merger

      At the effective time of the merger, each issued and outstanding share of Montana Mills common stock will be converted into the right to receive 0.1501 shares of Krispy Kreme common stock, subject to adjustment as described under “— Termination”. However, each share of Montana Mills common stock owned by Montana Mills or any of Montana Mills’ subsidiaries will be canceled. Cash will be paid in lieu of any fractional Krispy Kreme common stock that would otherwise be issuable to each holder of Montana Mills common stock. Each Montana Mills stockholder who would otherwise have been entitled to receive a fraction of a share of Krispy Kreme common stock will be entitled to receive an amount of cash determined by multiplying the closing sales price of a share of Krispy Kreme common stock on the New York Stock Exchange on the closing date of the merger by the fractional share interest to which that holder would otherwise have been entitled.

Exchange Of Shares

      Branch Banking and Trust Company will act as exchange agent in the merger. Subject to the terms and conditions of the merger agreement, Krispy Kreme will make available to the exchange agent from time to time upon its request certificates representing the Krispy Kreme common stock issuable in exchange for the outstanding Montana Mills common stock and cash in an amount required to be paid for fractional Krispy Kreme common stock and other distributions, if any, on the Krispy Kreme common stock. As promptly as practicable after the effective time of the merger, Krispy Kreme will cause the exchange agent to send to each holder of record of Montana Mills common stock a letter of transmittal and instructions. Thereafter, holders of Montana Mills common stock may surrender their certificates to the exchange agent, together with a duly executed letter of transmittal. In exchange for such share certificates, holders will receive Krispy Kreme common stock certificates representing the applicable whole number of Krispy Kreme shares and cash in lieu of any fractional Krispy Kreme shares, both as described under “— Consideration to be Received in the Merger”. Holders of unexchanged Montana Mills common stock will not be entitled to receive any dividends or distributions payable by Krispy Kreme with respect to those shares of Krispy Kreme common stock issuable in respect of the Montana Mills common stock formerly represented by such unexchanged Montana Mills certificates until the applicable Montana Mills certificate is surrendered. Upon surrender, however, subject to applicable laws, former Montana Mills stockholders will receive such distributions in respect of the whole Krispy Kreme shares received, together with cash in lieu of fractional shares.

      Montana Mills Stock Options and Warrants. The merger agreement provides that all rights with respect to Montana Mills common stock pursuant to Montana Mills stock options or Montana Mills warrants shall be converted into and become rights with respect to Krispy Kreme common stock in accordance with the terms of the stock option plans under which they were issued and any stock option agreement or warrant agreement by which they are evidenced. Each Montana Mills stock option or Montana Mills warrant substituted by Krispy Kreme will be exercisable for the number of shares of Krispy Kreme common stock equal to the number of shares of Montana Mills common stock underlying such option multiplied by the exchange ratio. Unless otherwise provided by the stock option agreement or warrant agreement by which it is evidenced, the exercise price for each Montana Mills option or warrant substituted by Krispy Kreme will equal the Montana Mills exercise price divided by the exchange ratio and, upon conversion, the exercise price of each stock option or warrant shall be rounded up to the nearest $0.01 and the number of shares issuable upon exercise shall be rounded down to the nearest full share.

Principal Representations And Warranties

      The merger agreement contains a number of representations and warranties of Montana Mills, including those regarding due incorporation and good standing, capitalization, corporate authority to enter into the contemplated transactions, required consents and filings with government entities, absence of conflicts with organizational documents and material agreements, reports filed with the Securities and Exchange Commission, financial statements, information supplied for use in this information statement/prospectus, absence of changes or events, litigation, title to and condition of properties, contracts, bank accounts and indebtedness, franchise matters, labor matters, compliance with law, board approval, intellectual property, taxes, employee benefit plans, environmental matters, absence of undisclosed liabilities, finders and brokers, insurance, customers and suppliers and product warranty.

      The merger agreement also includes a number of representations and warranties of Krispy Kreme, including those regarding due incorporation and good standing, capitalization, corporate authority to enter into the contemplated transactions, required consents and filings with government entities, reports filed with the Securities and Exchange Commission, financial statements, information supplied for use in this information statement/prospectus, litigation and board approval.

      Many of these representations and warranties are subject to a material adverse effect qualifier, which, for purposes of the merger agreement, means, with respect to Krispy Kreme or Montana Mills, as the case may be, a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of either party and its subsidiaries, taken as a whole.

      The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of conditions to Krispy Kreme’s and Montana Mills’ obligations to complete the merger.

Principal Covenants

      Conduct of Business Pending the Merger. Pursuant to the merger agreement, Montana Mills has agreed that from the date of the merger agreement until the effective time of the merger, except as consented to in writing by Krispy Kreme, it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice and will use all commercially reasonable efforts to:

•	preserve intact its present business organization;

•	maintain the availability of the services of its officers and employees;

•	maintain satisfactory relationships with its suppliers, distributors, customers and others having business relationships with it, if the loss of such business relationship would have a material adverse effect on Montana Mills; and

•	take no action which would materially impair the ability of the parties to consummate the merger or the other transactions contemplated by the merger agreement.

      Without limiting the generality of the foregoing, except as otherwise expressly provided in the merger agreement, prior to the effective time of the merger, Montana Mills will not, nor will it permit any of its subsidiaries to, without the prior written consent of Krispy Kreme, which consent is not to be unreasonably withheld or delayed:

(a) amend its certificate of incorporation or organization or bylaws;

(b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock except for the issuance of capital stock as may be required pursuant to any outstanding options or warrants to purchase shares of Montana Mills;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of Montana Mills’ own capital stock or of any of its subsidiaries, except as otherwise expressly provided in the merger agreement;

(d) (1) create, incur, assume, maintain or permit to exist any debt for borrowed money;

(2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for Montana Mills’ wholly owned subsidiaries in the ordinary course of business and consistent with past practices;

(3) make any loans, advances or capital contributions to, or investments in, any other person; or

(4) pledge or otherwise encumber shares of its capital stock or its subsidiaries;

(e) (1) increase in any manner the compensation of

•	any employee except in the ordinary course of business consistent with past practice; or

•	any of its directors or officers;

(2) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements;

(3) grant any severance or termination pay to, or enter into any employment or severance agreement with,

•	any employee except in the ordinary course of business consistent with past practice or

•	any of its directors or officers; or

(4) enter into any employment or severance agreement with any employee or any of its directors or officers; or

(5) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date of the merger agreement, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date of the merger agreement;

(f) except as otherwise expressly contemplated by the merger agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

(g) enter into any franchise or similar agreement or arrangement, other than franchise or similar agreements or arrangements listed in the merger agreement;

(h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

(i) authorize any new capital expenditure or expenditures in excess of $50,000 in the aggregate, other than capital expenditures required pursuant to existing contracts or capital expenditures in connection with stores that are already under construction;

(j) make any change in the accounting methods or accounting practices followed by Montana Mills, except as may be required by GAAP or the rules and regulations of the Securities and Exchange Commission;

(k) settle or compromise any material federal, state, local, foreign or franchise tax liability, make any new material tax election, revoke or modify any existing tax election, or request or consent to a change in any method of tax accounting;

(l) take, cause or permit to be taken any action that could reasonably be expected to prevent the merger from constituting a “reorganization” within the meaning of section 368(a) of the Code;

(m) knowingly do any act or omit to do any act that would result in a breach of any representation by Montana Mills set forth in the merger agreement; or

(n) agree to do any of the foregoing.

      No Solicitation of Transactions. Pursuant to the merger agreement, Montana Mills has agreed that it will not, nor will it permit any Montana Mills subsidiary to, nor will it authorize any officer, director, employee, investment banker, attorney, accountant, agent or other advisor or representative of Montana Mills or any Montana Mills subsidiary to:

•	solicit, initiate or knowingly facilitate or encourage the submission of any takeover proposal, which is defined in the merger agreement to mean any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving Montana Mills or any of its significant subsidiaries or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, Montana Mills or any of its significant subsidiaries;

•	enter into any agreement with respect to any takeover proposal; or

•	participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any takeover proposal.

      Indemnification and Insurance. These matters are discussed above under the heading “Interests of Insiders in the Merger — Interests of Montana Mills Officers and Directors — Indemnification and Insurance”.

      Other Covenants. The merger agreement contains additional covenants, including covenants relating to preparation and distribution of this information statement/ prospectus, access to information, public announcements and cooperation regarding filings with governmental and other agencies and organizations and the listing of the shares of Krispy Kreme common stock to be issued in connection with the merger on the New York Stock Exchange. In addition, the merger agreement contains a covenant requiring Krispy Kreme to use commercially reasonable efforts to cause the Montana Mills publicly traded warrants to continue to be listed on the American Stock Exchange after the merger.

Conditions To The Consummation Of The Merger

      Conditions to Each Party’s Obligations to Effect the Merger. Each party’s obligation to consummate the merger is subject to the satisfaction or waiver of the following conditions:

(a) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition will be in effect preventing the consummation of the merger.

(b) Registration Statement. The registration statement, of which this information statement/prospectus is a part, will have become effective under the Securities Act and will not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order will be threatened or entered by the Securities and Exchange Commission or any state securities administration preventing the merger. In addition, 20 business days must have elapsed since this information statement/prospectus was mailed to Montana Mills’ stockholders.

(c) New York Stock Exchange Listing. The shares of Krispy Kreme common stock issuable to Montana Mills’ stockholders as contemplated by the merger agreement will have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

(d) Employment and Registration Rights Agreements. Each of the employment agreements with Eugene O’Donovan and Susan O’Donovan and the registration rights agreement relating to the registration of the shares of Krispy Kreme common stock being issued to Eugene O’Donovan and Susan O’Donovan shall be in full force and effect at the time of the closing of the merger.

(e) Indemnification Agreement. Eugene O’Donovan shall have executed and delivered an indemnification agreement providing for indemnification against breaches of tax and environmental representations and warranties of Montana Mills contained in the merger agreement.

(f) Consents and Approvals. All necessary consents and approvals of any United States or any other governmental authority or any other third party required for the consummation of the transactions contemplated by the merger agreement will have been obtained; except for such consents and approvals which individually or in the aggregate would not have a material adverse effect on Krispy Kreme after the effective time of the merger if they were not obtained.

      Additional Conditions to Obligations of Krispy Kreme. The obligation of Krispy Kreme to consummate the merger is further subject to the satisfaction of the following additional conditions, which may be waived in writing exclusively by Krispy Kreme:

(a) Company Stockholder Approval Obtained. The irrevocable consent of the holders of a majority of the outstanding shares of Montana Mills common stock delivered at the signing of the merger agreement will be in full force and effect and will constitute the requisite consent of the stockholders of Montana Mills to the merger and the adoption of the merger agreement under the General Corporation Law of the State of Delaware and the certificate of incorporation and bylaws of Montana Mills.

(b) Representations and Warranties. The representations and warranties of Montana Mills included in the merger agreement to the extent qualified as to a material adverse effect will be true and correct in all respects, and to the extent the representations are not qualified as to a material adverse effect will have been true and correct in all material respects as of the date of the merger agreement and at and as of the effective time of the merger, as if made at and as of that time except to the extent expressly made as of an earlier date, in which case on that date. Montana Mills will have delivered to Krispy Kreme an officer’s certificate, in form and substance satisfactory to Krispy Kreme and its counsel, relating to the matters addressed in this clause (b) and clauses (c) and (d) below.

(c) Performance of Obligations of Montana Mills. Montana Mills will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger.

(d) No Material Adverse Change. Except as disclosed in Montana Mills’ Securities and Exchange Commission reports or in its December 2002 financial statements, at any time after October 31, 2002, there will not have occurred any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Montana Mills and its subsidiaries, taken as a whole.

(e) Affiliate Letters. Krispy Kreme will have received from each affiliate of Montana Mills a written affiliate agreement.

(f) Tax Opinion. Krispy Kreme will have received an opinion of Cahill Gordon & Reindel, counsel to Krispy Kreme, dated on or about the closing date, based upon such representations and assumptions as such counsel may reasonably deem relevant, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and that each of Krispy Kreme, Oliver Acquisition Corp. and Montana Mills will be a party to the reorganization within the meaning of section 368(b) of the Code; and that no gain or loss will be recognized by a stockholder of Montana Mills on the exchange of Montana Mills shares for the merger consideration pursuant to the merger, except with respect to any cash received in lieu of a fractional share.

      Additional Conditions to Obligations of Montana Mills. The obligation of Montana Mills to effect the merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by Montana Mills:

(a) Representations and Warranties. The representations and warranties of Krispy Kreme included in the merger agreement to the extent qualified as to a material adverse effect will be true and correct in all respects, and to the extent the representations are not qualified as to a material adverse effect will have been true and correct in all material respects, as of the date of the merger agreement and at and as of the effective time of the merger, as if made at and as of that time except to the extent expressly made as of an earlier date, in which case on that date. Krispy Kreme will have delivered to Montana Mills an officer’s certificate, in form and substance satisfactory to Montana Mills and its counsel, relating to the matters addressed in this clause (a) and clauses (b) and (c) below.

(b) Performance of Obligations of Krispy Kreme. Krispy Kreme and Oliver Acquisition Corp. will have performed in all material respects all obligations required to be performed by them under the merger agreement at or prior to the closing of the merger.

(c) No Material Adverse Change. Except as disclosed in Krispy Kreme’s current Securities and Exchange Commission reports, at any time after February 3, 2002, there will not have occurred any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Krispy Kreme and its subsidiaries, taken as a whole.

(d) Tax Opinion. Montana Mills will have received an opinion from Harter, Secrest & Emery LLP, counsel to Montana Mills, on or about the closing date, based upon such representations and assumptions as such counsel may reasonably deem relevant, to the effect that the merger will be treated for federal income tax purposes as a reorganization qualifying under section 368(a) of the Code and that each of Krispy Kreme, Oliver Acquisition Corp. and Montana Mills will be a party to the reorganization within the meaning of section 368(b) of the Code; and that no gain or loss will be recognized by a stockholder of Montana Mills on the exchange of Montana Mills shares for the merger consideration pursuant to the merger, except with respect to any cash received in lieu of a fractional share.

(e) Warrant Agreement. Continental Stock & Trust Company shall have received the written consent of Krispy Kreme relating to the assumption by Krispy Kreme of Montana Mills’ obligations and duties under the warrant agreement relating to the warrants issued to the public in connection with its initial public offering.

Termination

      The merger agreement may be terminated at any time prior to the effective time of the merger:

(a) by mutual written consent of Krispy Kreme and Montana Mills;

(b) by either Krispy Kreme or Montana Mills if the merger has not been consummated by June 30, 2003; provided, however, the right to terminate the merger agreement under this clause (b) will not be available to any party whose breach of any obligation under the merger agreement resulted in the failure of the merger to occur on or before that date;

(c) by either Krispy Kreme or Montana Mills, if any judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger shall be in effect which shall have become final and nonappealable;

(d) by Krispy Kreme, if the average of the last reported sale prices of Krispy Kreme common stock as reported on the New York Stock Exchange for the five trading day period ending three trading days prior to the closing of the merger (the “Average Closing Price”) exceeds $39.15 per share; provided, in the event Krispy Kreme notifies Montana Mills of its election to terminate the merger agreement as contemplated by this clause (d), the merger agreement will not be terminated if Montana Mills agrees in writing within five business days to recompute the exchange ratio by dividing $5.88 by the Average Closing Price;

(e) by Krispy Kreme, if Montana Mills shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within 15 business days after receipt by Montana Mills of a written notice of such breach from Krispy Kreme specifying the breach and requesting that it be cured;

(f) by Montana Mills, if the Average Closing Price is less than $28.93 per share; provided, in the event Montana Mills notifies Krispy Kreme of its election to terminate the merger agreement as contemplated by this clause (f), the merger agreement will not be terminated if Krispy Kreme agrees in writing within five business days to recompute the exchange ratio by dividing $4.34 by the Average Closing Price; and

(g) by Montana Mills, if Krispy Kreme shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach is not cured within 15 business days after receipt by Krispy Kreme of a written notice of such breach from Montana Mills specifying the breach and requesting that it be cured.

      Montana Mills and Krispy Kreme will each bear their respective expenses incurred in connection with the merger, including, without limitation, the customary fees and expenses of investment bankers, counsel and accountants. If the merger is consummated, neither Krispy Kreme nor Montana Mills shall be obligated to pay for any legal fees of Montana Mills in excess of $275,000 or any investment banking fees of Kirlin Securities, Inc. in excess of $200,000.

COMPARISON OF SHAREHOLDER RIGHTS

      A summary comparison of material differences between the rights of a Krispy Kreme shareholder under Krispy Kreme’s articles of incorporation and bylaws (left column) and the rights of a Montana Mills stockholder under Montana Mills’ current certificate of incorporation and bylaws (right column) is shown below. These summaries are not complete. We encourage shareholders to refer to the relevant portions of Krispy Kreme’s articles of incorporation and bylaws, and Montana Mills’ current certificate of incorporation and bylaws, included as exhibits to the Registration Statement of which this information statement/prospectus forms a part, and the relevant provisions of North Carolina and Delaware law, respectively.

Krispy Kreme	Montana Mills

General
• Krispy Kreme is a North Carolina corporation subject to the provisions of the North Carolina Business Corporation Act.	• Montana Mills is a Delaware corporation subject to the provisions of the General Corporation Law of the State of Delaware.
• The rights of Krispy Kreme shareholders are governed by Krispy Kreme’s articles of incorporation and bylaws, in addition to North Carolina law.	• The rights of Montana Mills stockholders are governed by Montana Mills’ certificate of incorporation and bylaws, in addition to Delaware law.
• Montana Mills stockholders will, upon consummation of the merger, be entitled to become Krispy Kreme shareholders.
Authorized Capital
• The authorized capital stock of Krispy Kreme consists of:	• The authorized capital stock of Montana Mills consists of:
• 300 million shares of common stock, no par value; and	• 15,000,000 shares of common stock, par value $.001 per share; and
• ten million shares of preferred stock, no par value, three million shares of which are designated as “Series A Participating Cumulative Preferred Stock”.	• 687,500 issuable shares of preferred stock, par value $.001 per share, of which no shares are outstanding.
Amendment of Articles/Certificate of Incorporation
• Krispy Kremes’ articles of incorporation and by-laws are silent as to amendment of the articles of incorporation. Under North Carolina law, amendment of the articles of incorporation requires: (1) notification to all shareholders setting forth the proposed amendment; followed by (2) a vote of the majority of all outstanding voting shares.
• Montana Mills’ certificate of incorporation and bylaws are silent as to amendment of the certificate of incorporation. Under Delaware law, amendment of the certificate of incorporation requires: (1) an authorization by the board; followed by (2) a vote of the majority of all outstanding voting shares and a majority of all outstanding shares entitled to vote thereon as a class.

Directors

Number
• The Krispy Kreme bylaws provide that the number of directors shall be not more than 15 nor less than nine, with the actual number to be determined by	• The Montana Mills bylaws provide that the number of directors shall be no less than one and no more than ten, with the actual number to be

Krispy Kreme	Montana Mills

the board of directors.	determined prior to the election of directors at the annual meeting of stockholders.
• The current number of directors is 11.	• The current number of directors is four.
Classification
• The Krispy Kreme bylaws provide that the board of directors is divided into three classes, each as nearly equal in number as possible, with one class being elected annually to a three-year term.	• The Montana Mills bylaws provide that each member of the Montana Mills board of directors is elected at the annual meeting of stockholders.
Removal
• The Krispy Kreme bylaws provide that directors may be removed from office only with cause by a vote of shareholders holding 66 2/3% of the outstanding shares entitled to vote at an election of directors. If any directors are so removed, new directors may be elected at the same meeting.
• The Montana Mills bylaws provide that directors may be removed either with or without cause by a majority of the shares entitled to vote in the election of directors.
Vacancies
• The Krispy Kreme bylaws provide that a vacancy occurring in the board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the sole remaining director; but a vacancy created by an increase in the authorized number of directors outside of the range specified in the bylaws shall be filled by election at an annual meeting or special meeting of shareholders called for that purpose. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.
• The Montana Mills bylaws provide that a vacancy on the board of directors may be filled by vote of the Montana Mills board of directors. If, however, the number of directors is less than a quorum, vacancies may be filled by vote of a majority of the directors then in office.
Limitation On Liability
• The Krispy Kreme articles of incorporation limit the liability of directors to the fullest extent permitted by North Carolina law.

• According to the North Carolina Business Corporation Act, a provision limiting or eliminating the personal liability of any director arising out of an action whether by or in the right of the corporation or otherwise for monetary damages for breach of any duty as a director shall not be effective with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation, (ii) any liability under Chapter 55-8-33 of the North Carolina Business Corporation Act governing unlawful distributions, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provisions of the statute became effective.	• The Montana Mills certificate of incorporation limits the liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director to the fullest extent permitted from time to time by Delaware law, except for liability of the director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, relating to the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any further transaction from which the director derived an improper personal benefit.

Krispy Kreme	Montana Mills

Indemnification
• The Krispy Kreme bylaws provide that the corporation shall indemnify its officers, directors, employees and agents for any liability and expenses incurred in their official capacity to the fullest extent permissible from time to time under North Carolina law.
• The Montana Mills certificate of incorporation and bylaws provide that the corporation shall indemnify its officers, directors, employees, and agents, for any liability and expenses incurred in their official capacity to the fullest extent permissible from time to time under Delaware Law.
• North Carolina law provides that unless the director or officer was adjudged liable to the corporation or a personal benefit was improperly received by him or her, a corporation may indemnify a director or an officer made a party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding if: (1) he or she conducted himself or herself in good faith; and (2) he or she reasonably believed (i) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to its best interests; and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe his conduct was unlawful.
• Delaware law provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any threatened, pending or completed action other than a derivative action, whether civil or criminal, against expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement actually and reasonably incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his or her conduct was unlawful.
• Delaware law provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such director or officer acted in good faith, and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect of any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action was brought determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper.
Special Meetings Of Shareholders
• The Krispy Kreme bylaws provide that special meetings of the shareholders may be called at any time by: • the President; • the Secretary; or	• The Montana Mills bylaws provide that a special meetings of stockholders for any purpose may be called at any time by:
  • the Chief Executive Officer;
• request of a majority of Montana Mills’ board of

Krispy Kreme	Montana Mills

• the board of directors.	directors; or • Montana Mills’ Secretary upon the written request of the holders of not less than 25% of the shares of stock outstanding entitled to vote.
Shareholder Action Without Meeting
• The Krispy Kreme bylaws provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the persons who would be entitled to vote upon such action at a meeting, and filed with the Secretary of the corporation to be kept in the corporate minute book.
• The Montana Mills bylaws provide that any action required or permitted to be voted on may be consented to in writing without a meeting so long as such written consent sets forth the action so taken and is signed by the holders of outstanding shares entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
Shareholder Rights Plan
• Krispy Kreme has adopted a shareholder rights plan which is described in this information statement/prospectus under “Description of Krispy Kreme Capital Stock — Shareholder Rights Plan”.	• Montana Mills currently has no stockholders rights plan.

LEGAL MATTERS

      Kilpatrick Stockton LLP, North Carolina counsel to Krispy Kreme, will pass on the validity of the Krispy Kreme common shares to be issued to Montana Mills stockholders in connection with the merger. It is a condition to the consummation of the merger that Montana Mills receive an opinion from Harter, Secrest & Emery LLP, counsel to Montana Mills, and that Krispy Kreme receive an opinion from Cahill Gordon & Reindel, counsel to Krispy Kreme, to the effect that, among other things, the merger will be a reorganization for U.S. federal income tax purposes. The conditions for consummation of the merger are described under the heading “Principal Provisions of the Merger Agreement — Conditions to the Merger” and details of the tax opinion are described under the heading “The Merger — Material Federal Income Tax Consequences”.

EXPERTS

      The consolidated financial statements of Krispy Kreme Doughnuts, Inc. and its subsidiaries incorporated by reference in this information statement/prospectus by reference to the Krispy Kreme Doughnuts, Inc. Annual Report on Form 10-K for the year ended February 3, 2002, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Montana Mills Bread Co., Inc. and its subsidiaries as of January 30, 2002 and January 31, 2001 and for the year ended January 30, 2002 and for the eleven-month period ended January 31, 2001 included in this information statement/prospectus have been so included in reliance on the report (which includes an additional paragraph relating to the restated financial statements as discussed in Note 14 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      Krispy Kreme files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can receive copies of such reports, proxy and information statements, and other information, at prescribed rates, from the Commission by addressing written requests to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as Krispy Kreme that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

      This information statement/prospectus is part of a registration statement on Form S-4 that Krispy Kreme filed with the Commission to register with the Commission the Krispy Kreme common stock to be issued to Montana Mills stockholders in connection with the merger. This information statement/prospectus does not include all of the information contained in the registration statement. You can inspect or copy the registration statement, at prescribed rates, at the Commission’s public reference facilities at the address listed above.

      The Commission allows Krispy Kreme to “incorporate by reference” information into this information statement/prospectus, which means that Krispy Kreme can disclose important information to you by referring you to those documents filed separately with the Commission. The information incorporated by reference is considered part of this information statement/prospectus, and information that Krispy Kreme files later with the Commission will automatically update and supersede this information.

      This information statement/prospectus incorporates by reference the documents listed below that Krispy Kreme previously filed with the Commission. Krispy Kreme’s Commission file number is 001-16485. These documents contain important information about Krispy Kreme and its finances:

Krispy Kreme’s Securities and Exchange Commission Filings	Period

Annual Report on Form 10-K	Fiscal year ended February 3, 2002
Quarterly Reports on Form 10-Q	Quarters ended May 5, 2002, August 4, 2002 and November 3, 2002
Current Reports on Form 8-K	Filed with the Commission on April 5, 2002, August 29, 2002, January 24, 2003, January 30, 2003 and February 10, 2003
Definitive Proxy Statement	Filed with the Commission on April 25, 2002

      Krispy Kreme also incorporates by reference additional documents that it may file with the Commission between the date of the initial filing of the registration statement of which this information statement/prospectus is a part and the completion of the merger. These additional documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Upon request, Krispy Kreme will provide without charge to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any or all of the information that has been incorporated by reference in this information statement/prospectus. If you would like to obtain this information from Krispy Kreme, please direct your request, either in writing or by telephone, to the Chief Financial Officer, Krispy Kreme Doughnuts, Inc., 370 Knollwood Street, Suite 500, Winston-Salem, North Carolina 27103, telephone number (336)725-2981.

MONTANA MILLS BREAD CO., INC.

      All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(UNAUDITED)

October 30, 2002

(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$272,881
Short-term investments	7,744,038
Inventory	386,852
Income tax receivable	286,971
Prepaid expenses and other current assets	578,240

Total current assets	9,268,982
Property and equipment, net	6,606,090
Deposits and other assets	200,620

Total assets	$16,075,692

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,148,704
Payroll and related expenses	116,835
Deferred revenue	30,376
Other current liabilities	28,323
Current portion of long-term debt	30,379

Total current liabilities	1,354,617
Subordinated convertible debentures	2,000,000
Long-term debt, net of current portion	21,227
Other long-term liabilities	66,662
Deferred tax liability	43,406

Total liabilities	3,485,912
Common stockholders’ equity (deficit):
Common stock, ($.001 par value; 15,000,000 shares authorized, 8,107,835 issued and outstanding as of October 30, 2002)	8,108
Additional paid-in capital	16,047,783
Accumulated deficit	(3,466,111)

Total common stockholders’ equity (deficit)	12,589,780

Total liabilities and stockholders’ equity	$16,075,692

The accompanying condensed notes are an integral part of these consolidated financial statements.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended

	October 30,	October 31,	October 30,	October 31,
	2002	2001	2002	2001

Sales	$2,798,283	$2,660,733	$8,649,005	$6,749,955
Cost of goods sold (exclusive of depreciation and amortization)	1,601,339	1,365,649	4,738,493	3,396,312

Gross profit	1,196,944	1,295,084	3,910,512	3,353,643
Selling, general and administrative expenses	1,639,904	1,231,345	4,656,970	3,347,002
Pre-opening and grand-opening expenses	202,624	409,504	433,305	782,366
Depreciation and amortization	182,011	128,237	501,231	333,402

Loss from operations	(827,595)	(474,002)	(1,680,994)	(1,109,127)
Interest income	38,224	25,941	54,960	145,805
Financing costs	(40,750)	(190,180)	(365,395)	(570,809)

Loss before income taxes and extraordinary item	(830,121)	(638,241)	(1,991,429)	(1,534,131)
Income tax expense (benefit)	891,126	(249,700)	436,986	(599,450)

Loss before extraordinary item	(1,721,247)	(388,541)	(2,428,415)	(934,681)
Extraordinary item-loss on early extinguishment of debt (net of income tax benefit of $84,000)	—	—	131,293	—

Net loss	$(1,721,247)	$(388,541)	$(2,559,708)	$(934,681)

Series A convertible preferred stock dividends	—	(75,000)	(125,000)	(225,000)
Net loss before extraordinary item applicable to common stockholders	$(1,721,247)	$(463,541)	$(2,553,415)	$(1,159,681)

Basic and diluted loss before extraordinary item per common share applicable to common stockholders	$(.21)	$(.09)	$(.40)	$(.23)

Net loss applicable to common stockholders	$(1,721,247)	$(463,541)	$(2,684,708)	$(1,159,681)

Basic and diluted loss per common share applicable to common stockholders	$(.21)	$(.09)	$(.42)	$(.23)

Weighted average outstanding common shares	8,107,835	5,000,000	6,391,796	5,000,000

The accompanying condensed notes are integral part of these consolidated financial statements.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

	Common Stock		Additional
			Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at January 30, 2002	5,000,000	$5,000	$—	$(831,403)	$(826,403)
Net loss for the thirteen weeks ended May 1, 2002	—	—	—	(227,433)	(227,433)
Series A convertible preferred stock dividends	—	—	—	(75,000)	(75,000)

Balance at May 1, 2002	5,000,000	5,000	—	(1,133,836)	(1,128,836)
Contributions and retirement of common stock to capital by Eugene and Susan O’Donovan	(582,011)	(582)	582	—	—
Conversion of subordinated convertible debentures to common stock	907,700	908	4,264,618	—	4,265,526
Cephas Capital Partners, L.P. modification of debt	15,000	15	74,985	—	75,000
Conversion of series A convertible preferred stock into common stock	489,696	489	2,499,511	—	2,500,000
Net proceeds from issuance of common stock and warrants	2,269,950	2,270	8,471,731	—	8,474,001
Issuance of underwriter purchase option	—	—	794,451	—	794,451
Issuance of common stock to consultant	7,500	8	37,492	—	37,500
Issuance of warrants to consultant	—	—	71,870	—	71,870
Net loss for the thirteen weeks ended July 31, 2002	—	—	—	(611,028)	(611,028)
Series A convertible preferred stock dividends	—	—	(50,000)	—	(50,000)

Balance at July 31, 2002	8,107,835	8,108	16,165,240	(1,744,864)	14,428,484
Net loss for the thirteen weeks ended October 30, 2002	—	—	—	(1,721,247)	(1,721,247)
Additional costs of issuance of common stocks and warrants	—	—	(117,457)	—	(117,457)

Balance at October 30, 2002	8,107,835	$8,108	$16,047,783	$(3,466,111)	$12,589,780

The accompanying condensed notes are an integral part of these consolidated financial statements.

MONTANA MILLS BREAD CO., INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the
	Thirty-Nine Weeks Ended

	October 30,	October 31,
	2002	2001

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,559,708)	$(934,681)

Adjustments to reconcile net loss to net cash used in operating activities —
Depreciation and amortization	501,231	333,402
Amortization of bond issuance costs	54,139	97,450
Deferred income taxes	356,406	(482,700)
Consulting agreement stock issuance	37,500	—
Consulting agreement warrant issuance	71,870	—
Extraordinary item	195,293	—
(Increase) decrease in operating assets —
Inventory	14,574	(101,322)
Income tax receivable	27,684	(1,019)
Prepaid expenses and other current assets	(151,985)	(560,204)
Deposits and other assets	(19,138)	(116,920)
(Decrease) increase in operating liabilities —
Accounts payable	303,718	393,020
Payroll and related expenses	(10,510)	(12,703)
Other liabilities	(83,479)	(119,525)

Total adjustments	1,297,303	(570,521)

Net cash used in operating activities	(1,262,405)	(1,505,202)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of short-term investments	(8,048,348)	(2,010,559)
Sale of short-term investments	822,566	1,200,000
Purchase of property and equipment	(486,175)	(3,168,659)

Net cash used in investing activities	(7,711,957)	(3,979,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Gross proceeds from issuance of common stock and redeemable common stock purchase warrants	11,463,248	—
Offering costs	(2,312,252)	—
Series A convertible preferred stock dividends	(125,000)	(225,000)
Repayment of debt	(26,996)	(26,536)

Net cash provided by (used in) financing activities	8,999,000	(251,536)

Net increase (decrease) in cash and cash equivalents	24,638	(5,736,056)
Cash and cash equivalents at beginning of period	248,243	5,805,564

Cash and cash equivalents at end of period	$272,881	$69,508

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$311,257	$473,359

Income taxes	$14,352	$250

Non-cash investing and financing activities:
Offering costs included in accounts payable	$389,996	$—

Issuance of underwriter’s purchase option	$794,451	$—

Conversion of Series A convertible preferred stock into common stock	$2,500,000

Conversion of subordinated convertible debentures to common stock	$4,265,526

The accompanying condensed notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1 — Basis of Presentation

      The accompanying unaudited, consolidated financial statements of Montana Mills Bread Co., Inc. and its subsidiaries (the “Company”) have been prepared in accordance with instructions to Form 10-QSB and, therefore do not include all information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America. They should be read in conjunction with the financial statements of the Company for the fiscal year ended January 30, 2002, included in the Company’s Registration Statement on Form SB-2 filed under the Securities Act of 1933, as amended, in connection with the Company’s initial public stock offering which became effective on June 27, 2002.

      The accompanying unaudited consolidated financial statements include all adjustments (consisting of normal recurring adjustments and accruals) that management considers necessary for a fair presentation of its financial position and results of operations for the interim periods. Interim results are not necessarily indicative of the results that may be expected for the entire year.

Note 2 — Grand Opening and Pre-Opening Expenses

      The Company accounts for pre-opening, grand-opening, and franchise operation start up expenses representing, payroll, training, advertising, and consulting costs in accordance with Statement of Position (“SOP”) 98-5, “Reporting the Costs of Start-up Activities,” which requires that pre-opening and grand-opening costs be expensed as incurred.

Note 3 — Income Taxes

      The Company recorded a $1,180,406 charge to establish a valuation allowance for its net deferred tax asset in October 2002. The valuation allowance was calculated in accordance with the provisions of FAS 109 which places primary importance on the Company’s most recent operating results when assessing the need for a valuation allowance. Although management believes the Company’s results for the recent operating periods were heavily affected by deliberate and planned investments in its growth strategy, the Company’s cumulative loss, including the net loss reported in the quarter ended October 30, 2002, represented negative evidence sufficient to require a full valuation allowance under FAS 109. The Company intends to maintain a full valuation allowance for its net deferred tax asset until such time it is determined that its deferred tax assets are realizable, and that a valuation allowance is no longer necessary.

Note 4 — Adoption of SFAS 142

      Effective January 31, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (“SFAS 142”), “Goodwill and Other Intangible Assets”, which establishes new accounting and reporting standards that require ratable amortization of goodwill and other intangibles be replaced with periodic tests of the goodwill’s impairment and that intangible assets with other than indefinite lives be amortized over their useful lives. The Company’s adoption of SFAS 142 did not have a material impact on the results of its operations. Unamortized intangible assets consist of trademarks and goodwill totaling $133,560 at October 30, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 5 — Inventory

      Inventories are comprised of the following:

	October 30, 2002	January 30,
	(Unaudited)	2002

Ingredients	$251,508	$243,631
Retail products	102,787	132,232
Paper products	32,557	25,563

	$386,852	$401,426

Note 6 — Earnings Per Share

      Basic earnings per common share are computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. For the thirteen and thirty-nine weeks ended October 30, 2001, the Company’s calculation of diluted earnings per share does not include the effect of unexercised stock options and warrants, or the conversion of Series A Convertible Preferred Stock or the Company’s convertible debt representing 1,281,912 potential shares of common stock, since the effect would be anti-dilutive. For the thirteen and thirty-nine weeks ended October 31, 2002, the Company’s calculation of diluted earnings per share does not include the effect of unexercised stock options, warrants and the 2,269,950 Redeemable Common Stock Purchase Warrants issued in the Company’s initial public offering representing a combined total of 3,571,512 potential shares of Common Stock, since the overall effect would be anti-dilutive given the Company’s loss position.

      The following table sets forth the computation of basic and diluted earnings per share:

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended

	October 30,	October 31,	October 30,	October 31,
	2002	2001	2002	2001

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net loss before extraordinary item	$(1,721,247)	$(388,541)	$(2,428,415)	$(934,681)
Series A convertible preferred stock dividends	—	(75,000)	(125,000)	(225,000)

Net loss before extraordinary item applicable to common stockholders	$(1,721,247)	$(463,541)	$(2,553,415)	$(1,159,681)

Basic and diluted loss before extraordinary item per common share applicable to common stockholders	$(.21)	$(.09)	$(.40)	$(.23)

Net loss	$(1,721,247)	$(388,541)	$(2,559,708)	$(934,681)
Series A convertible preferred stock dividends	—	(75,000)	(125,000)	(225,000)

Net loss applicable to common stockholders	$(1,721,247)	$(463,541)	$(2,684,708)	$(1,159,681)

Basic and diluted loss per common share applicable to common stockholders	$(.21)	$(.09)	$(.42)	$(.23)

Weighted average outstanding common shares	8,107,835	5,000,000	6,391,796	5,000,000

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 7 — Common Stock, Preferred Stock and Common Stock Warrants

Contribution of Shares.

      On June 27, 2002, the effective date of the Company’s initial public offering, Eugene O’Donovan and Susan O’Donovan, the Company’s President and Chief Executive Officer and Executive Vice President, respectively, contributed an aggregate of 582,011 shares of Common Stock owned by them to the Company’s capital. Mr. and Mrs. O’Donovan made this capital contribution without receiving any payment for their shares in response to a request by the Company’s underwriter in its initial public offering to limit the number of shares of the Company’s Common Stock outstanding on a fully diluted basis.

Issue of Common Stock and Redeemable Common Stock Purchase Warrants in connection with the Company’s Initial Public Offering.

      The Company’s initial public offering was declared effective on June 27, 2002 and closed on July 3, 2002. In connection with the initial public offering, the Company issued 2,269,950 shares of Common Stock and 2,269,950 Redeemable Common Stock Purchase Warrants. This included the exercise by the Company’s underwriter of 269,950 shares of Common Stock and 269,950 Redeemable Common Stock Purchase Warrants to cover over-allotments. The initial public offering price per share of Common Stock was $5.00 and the Redeemable Common Stock Purchase Warrants were offered at $.05 per purchase warrant.

      Each Redeemable Common Stock Purchase Warrant entitles the purchaser to purchase one share of the Company’s Common Stock for $7.58 beginning June 27, 2002 and ending June 27, 2007. The Company may redeem the Redeemable Common Stock Purchase Warrants, with the Company’s underwriter’s prior consent, at any time after they become exercisable, for $.01 per purchase warrant, on not less than 30 day’s prior written notice if the last sale price of the Company’s Common Stock has been at least $15.16 for the 20 consecutive trading days ending on the third day prior to the date on which notice was given.

Conversion of Series A Convertible Preferred Stock.

      Through July 2, 2002, the Company was authorized to issue 1,000,000 shares of $.001 par value preferred stock. There were 312,500 shares of Series A Convertible Preferred Stock issued and outstanding for a total consideration of $2,500,000 through June 2, 2002. On July 3, 2002, the Company converted all 312,500 outstanding shares of its outstanding Series A Convertible Preferred Stock into 489,696 shares of Common Stock pursuant to the terms of the Series A Convertible Preferred Stock.

      Subject to the provisions of the Company’s Certificate of Incorporation and to the limitations prescribed by law, the Company’s Board of Directors has the authority, without further action by stockholders, to issue up to 687,500 shares of authorized but unissued Preferred Stock in one or more series. The Company’s Board of Directors has the power and authority to fix the rights, designations, preferences, privileges, qualifications and restrictions of the authorized but unissued Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the Company’s Common Stock. The Company has no present plans to issue any additional shares of Preferred Stock and has agreed not to issue any shares of Preferred Stock for one year after June 27, 2002 without the prior written consent of the Company’s initial public offering underwriter. The issuance by the Company of shares of Preferred Stock may discourage or delay bids for the Company’s Common Stock or may otherwise affect the market price of the Company’s Common Stock.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Conversion of Subordinated Convertible Debentures.

      In fiscal 2001, the Company issued $4,538,500 in principal face value of five-year Subordinated Convertible Debentures bearing interest at an average rate of 8.5%. Financing costs, which included 98,062 Warrants for the purchase of Common Stock at $7.50 per share, were issued to the selling agent that assisted the Company in privately placing the Subordinated Convertible Debentures. Commissions and legal fees incurred in connection with such private placement amounted to $648,662 and were amortized over five years using the effective interest rate method. On June 27, 2002, the effective date of the Company’s initial public offering, all of the Company’s outstanding Subordinated Convertible Debentures were converted into 907,700 shares of the Company’s Common Stock. Accrued interest totaling $156,277 was paid prior to such conversion.

Note 8 — Extraordinary Item

      On July 3, 2002 Cephas Capital Partners, L.P. was issued 15,000 shares of the Company’s Common Stock and was paid $20,000 in conjunction with the modification of a Convertible Promissory Note made by the Company in its favor in 2000. Such modification, among other things, lowered the annual interest rate from 12% to 8%. The effect of this modification was a one time nonrecurring charge of $215,293. Such charge included the $20,000 payment, $75,000 for the fair market value of 15,000 shares of common stock at $5.00 per share and the write-off of $120,293 of unamortized financing costs associated with the initial issuance of the Convertible Promissory Note.

Note 9 — Consulting Agreements

      In connection with the Company’s initial public offering, the Company’s underwriter was engaged as its financial consultant for a period of two years beginning June 27, 2002. The consulting agreement requires an annual fee of $50,000, of which payment for the first year was paid at the closing of the Company’s initial public offering. Additionally, if within five years from June 27, 2002, the Company completes a merger, acquisition, joint venture or other transaction with a party that such underwriter introduces to the Company, such underwriter will receive a finder’s fee equal to 5% of the consideration paid in connection with such transaction.

      In connection with its initial public offering, the Company also hired an investor relations firm. The terms of the agreement between the Company and such firm is for eighteen months and calls for monthly payments of $4,000 beginning July 2002. The agreement, unless terminated in writing, automatically renews for an additional twelve months. The agreement also includes the payment to such firm of 7,500 shares of restricted Common Stock and an additional 7,500 shares of Common Stock will be deemed issued but subject to vesting in equal monthly increments over the 12-month period beginning in month six of the agreement. In addition, the consultant received 50,000 Warrants to purchase shares of the Company’s Common Stock at a price of $10.00 per share and 50,000 Warrants to purchase shares of the Company’s Common Stock at a price of $15.00 per share. In the event the agreement is terminated in the first six months, the consultant will retain 50% of the Warrants (25,000 at the $10.00 exercise price and 25,000 at the $15.00 exercise price) with the remaining Warrants reverting back to the Company. If the agreement is terminated in months six through eighteen, the consultant will receive a pro rata warrant portion of such Warrants, based on the number of months the agreement was in effect commencing in month six of the eighteen month period. The agreement may be terminated at any time upon 30 business days’ notice after the first three-month anniversary of the date of the agreement. In the event that the agreement is terminated by either party prior to the end of the eighteen month term, the consultant shall be entitled to reimbursement of its reasonable out-of-pocket expenses. As a result of the non-forfeitable component of the Common Stock and warrant component of this agreement, the Company incurred non-cash expense of $109,370 during the 13 weeks ending October 30, 2002.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) — (Continued)

Note 10 — Recent Accounting Pronouncements

      In August 2001, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” which supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” and the accounting and reporting provisions of APB 30, “Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions” for the disposal of a segment of a business. SFAS 144 retains many of the provisions of SFAS 121, but addresses certain implementation issues associated with that Statement. The Company adopted SFAS 144 on January 31, 2002 and the adoption did not have a material impact on the Company’s financial condition or its results of operations.

      In April 2002, FASB issued SFAS 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections”. The Company adopted the provisions of SFAS 145 in its quarter-ended July 31, 2002. There was no impact on the Company’s financial statements as a result of the adoption of SFAS 145.

      In June 2002, FASB issued SFAS 146, “Accounting for Costs Associated with Exit or Disposal Activities” which nullifies Emerging Issues Task Force Issue 94-3. SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of SFAS 146 are effective for exit and disposal activities after December 31, 2002. The Company believes the impact of the adoption of the provisions of SFAS 146 will not have a material impact on the Company’s financial statements.

Note 11 — Commitments and Contingent Liabilities

      The Company is obligated under noncancelable operating leases for its administrative offices, bread stores and mall kiosk. Generally, the Company is required to pay a proportionate share of real estate taxes, insurance, common area and other operating costs. Some bread store leases provide for contingent rental (i.e., percentage rent) payments based on sales in excess of specified amounts. Generally, the Company’s leases have initial terms of ten years and contain provisions for renewal options of five to twenty-five years.

      The Company is subject to legal proceedings and claims which arise in the normal course of business. In the opinion of management, the ultimate liabilities with respect to these potential actions will not have a material adverse effect on the Company’s financial condition, results of operations or cash flows.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Montana Mills Bread Co., Inc. and
Subsidiaries

      In our opinion, the consolidated financial statements listed under the caption “Audited Financial Statements” in the index appearing on page F-1 present fairly, in all material respects, the financial position of Montana Mills Bread Co., Inc. and its Subsidiaries (the“Company”) at January 31, 2001 and January 30, 2002, and the results of their operations and their cash flows for the eleven-month period February 28, 2000 through January 31, 2001 and for the year ended January 30, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principals used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in the first paragraph on Note 14, the consolidated balance sheet and related consolidated statements of operations, of changes in common stockholders’ equity (deficit) and of cash flows as of and for the eleven-month period ended January 31, 2001 have been restated to record common stock warrants issued in connection with the raising of debt. The effect of the restatement was to increase common stockholders’ equity by $82,000 at January 31, 2001 and reduce income by $12,000 for the period ended January 31, 2001 with no effect on earnings per share.

/s/ PRICEWATERHOUSECOOPERS LLP

Rochester, New York

March 21, 2002

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	January 31,	January 30,
	2001	2002

	(As restated)
ASSETS
Current assets:
Cash and cash equivalents	$5,805,564	$248,243
Short-term investments	—	518,258
Inventory	221,303	401,426
Income tax receivable	184,825	314,655
Prepaid expenses and other current assets	184,992	426,255
Deferred income taxes	27,000	53,000

Total current assets	6,423,684	1,961,837
Property and equipment, net	3,495,005	6,621,146
Deferred income taxes	—	260,000
Deposits and other assets	75,025	181,482
Unamortized bond issue costs	577,338	447,405

Total assets	$10,571,052	$9,471,870

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$636,055	$844,986
Payroll and related expenses	103,236	127,345
Accrued interest	—	—
Deferred revenue	93,030	101,191
Other current liabilities	37,764	64,648
Current portion of long-term debt	35,531	34,418
Dividends payable	—	—

Total current liabilities	905,616	1,172,588
Subordinated convertible debentures	6,538,500	6,538,500
Long-term debt, net of current portion	78,635	44,185
Other long-term liabilities	—	43,000
Deferred income taxes	117,000	—

Total liabilities	7,639,751	7,798,273

Commitments and contingencies
Series A convertible preferred stock, ($.001 par value; 1,000,000 shares authorized; 312,500 issued and outstanding as of January 31, 2001, and January 30, 2002)	2,500,000	2,500,000

Common stockholders’ equity (deficit):
Common stock, ($.001 par value; 15,000,000 shares authorized; 5,000,000 issued and outstanding as of January 31, 2001 and January 30, 2002)	5,000	5,000
Additional paid-in capital	94,000	—
Retained earnings (accumulated deficit)	332,301	(831,403)

Total common stockholders’ equity (deficit)	431,301	(826,403)

Total liabilities and stockholders’ equity	$10,571,052	$9,471,870

The accompanying notes are an integral part of these consolidated financial statements.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Period
	February 28,	For the Year
	2000 through	Ended
	January 31,	January 30,
	2001	2002

	(As restated)
Sales	$7,614,039	$10,812,453
Cost of goods sold (exclusive of depreciation and amortization)	3,498,069	5,386,722

Gross profit	4,115,970	5,425,731
Selling, general and administrative expenses	3,231,110	4,922,137
Pre-opening and grand-opening expenses	437,548	985,148
Depreciation and amortization	221,574	486,203

Income (loss) from operations	225,738	(967,757)
Interest income	235,420	155,470
Financing costs	(418,808)	(760,897)

Income (loss) before income taxes	42,350	(1,573,184)
Provision for (benefit from) income taxes	9,972	(615,480)

Net income (loss)	$32,378	$(957,704)

Net loss applicable to common stockholders	$(242,622)	$(1,257,704)

Basic and diluted loss per common share applicable to common stockholders	$(.05)	$(.25)

The accompanying notes are an integral part of these consolidated financial statements.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON

STOCKHOLDERS’ EQUITY (DEFICIT)

				Retained
	Common Stock			Earnings/
			Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance, February 28, 2000	5,000,000	$5,000	$—	$574,923	$579,923
Net income	—	—	—	32,378	32,378
Series A convertible preferred stock dividends	—	—	—	(275,000)	(275,000)
Issuance of warrants in connection with subordinated convertible debentures	—	—	94,000	—	94,000

Balance, January 31, 2001 (as restated)	5,000,000	5,000	94,000	332,301	431,301
Net loss	—	—	—	(957,704)	(957,704)
Series A convertible preferred stock dividends	—	—	(94,000)	(206,000)	(300,000)

Balance, January 30, 2002	5,000,000	$5,000	$—	$(831,403)	$(826,403)

The accompanying notes are an integral part of these consolidated financial statements.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Period
	February 28,	For the Year
	2000 through	Ended
	January 31,	January 30,
	2001	2002

	(As restated)
Cash flows from operating activities:
Net income (loss)	$32,378	$(957,704)

Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities —
Depreciation and amortization	221,574	486,203
Amortization of bond issuance costs	71,324	129,933
Deferred income taxes	24,000	(403,000)
(Increase) decrease in operating assets —
Inventory	(67,699)	(180,123)
Income tax receivable	21,071	(129,830)
Prepaid expenses and other current assets	(83,059)	(241,263)
Deposits and other assets	(29,725)	11,293
(Decrease) increase in operating liabilities —
Accounts payable and accrued liabilities	299,542	208,931
Payroll and related expenses	50,756	24,109
Other liabilities	58,775	78,045

Total adjustments	566,559	(15,702)

Net cash provided by (used in) operating activities	598,937	(973,406)

Cash flows from investing activities:
Purchase of short-term investments	—	(2,018,258)
Sale of short-term investments	—	1,500,000
Purchase of property and equipment	(1,974,776)	(3,610,838)
Purchase of trademarks	—	(119,256)

Net cash used in investing activities	(1,974,776)	(4,248,352)

Cash flows from financing activities:
Net proceeds from issuance of subordinated convertible debentures	6,538,500	—
Payment of bond issue costs	(554,662)	—
Series A convertible preferred stock dividends	(275,000)	(300,000)
Repayment of debt	(26,095)	(35,563)

Net cash provided by (used in) financing activities	5,682,743	(335,563)

Net increase (decrease) in cash and cash equivalents	4,306,904	(5,557,321)
Cash and cash equivalents — beginning of period	1,498,660	5,805,564

Cash and cash equivalents — end of period	$5,805,564	$248,243

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest	$347,484	$630,964

Income taxes	$15,000	$2,470

Non-cash investing and financing activities:
Debt issued for purchase of vehicles	$97,836	$—

Offering costs included in accounts payable	—	—

The accompanying notes are an integral part of these consolidated financial statements.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Period February 28, 2000 through January 31, 2001 and
Year Ended January 30, 2002

1.     Summary of Operations

      Montana Mills Bread Co., Inc. (the “Company”) owns and operates upscale specialty bread stores located in Connecticut, New York, Ohio, and Pennsylvania.

2.     Summary of Significant Accounting Policies

Basis of Consolidation

      The accompanying consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Fiscal Year

      In 2001, the Company changed its fiscal year end to the Wednesday closest to January 31 from the Sunday closest to February 28. The Company’s fiscal year is based on a 52/53-week year. The statements of operations and of cash flows presented herein are for the eleven-month period from February 28, 2000 through January 31, 2001 (“fiscal 2001”) and for the year ended January 30, 2002 (“fiscal 2002”).

Pre-Opening and Grand-Opening Costs

      The Company accounts for pre-opening and grand-opening expenses representing primarily payroll, training and advertising costs, in accordance with Statement of Position (“SOP”) No. 98-5, “Reporting the Costs of Start-up Activities,” which requires that pre-opening and grand-opening costs be expensed as incurred.

Cash and Cash Equivalents

      The Company considers all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.

      The Company maintains cash balances at several banks. At January 31, 2001, the Company had deposits in excess of federal insured limits. The Company also invested excess cash in money market funds during the fiscal years 2001 and 2002 and such balances were not insured.

Short-Term Investments

      The Company invests certain of its excess cash in short-term money funds. The Company’s investments in these funds at January 30, 2002 were classified under Statement of Financial Accounting Standards (“SFAS”) No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” as available for sale securities. The fair value of these securities was approximately equal to its market value at January 30, 2002. There were no short-term investments in available for sale securities at January 31, 2001.

Deferred Financing Costs

      Costs incurred in connection with obtaining debt financing are amortized over the life of the related debt using the effective interest method.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition

      Store revenues are recognized when payment is tendered at the point of sale. Gift catalog and internet sales are generally recognized upon shipment to customers.

Deferred Revenue

      The Company offers gift certificates to customers with a one-year life. The Company defers the recognition of revenue on cash received for gift certificates until the certificates are redeemed by customers.

Inventory

      Inventory, which consists of ingredients, retail products and paper products, is valued at the lower of cost or market, cost being determined on a first-in, first-out (“FIFO”) basis.

Property and Equipment

      Property and equipment are recorded at cost, less accumulated depreciation, which is calculated on a straight-line method for financial reporting purposes and on an accelerated method for income tax reporting purposes. The cost of property and equipment is depreciated over the estimated useful lives of the related assets, periods ranging from five years for vehicles; three to fifteen years for equipment; and seven to twenty years for leasehold improvements.

      Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value may be present. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. No such losses have been recognized in either year.

Use of Estimates

      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and costs and expenses during the reporting period. Actual results could differ from those estimates.

Trademarks

      The Company had trademarks at January 30, 2002 of $117,750, net of accumulated amortization of $1,506, which are being amortized over their useful lives of up to 40 years. Amortization expense was $1,506 for the fiscal year 2002. There were no trademarks in fiscal year 2001.

Income Taxes

      The Company accounts for income taxes using the asset and liability approach which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of such assets and liabilities.

      This method utilizes enacted statutory tax rates in effect for the year in which the temporary differences are expected to reverse and gives immediate effect to changes in income tax rates upon enactment. Deferred tax assets are recognized for deductible temporary differences. Deferred taxes are classified as current or long-term based on the classification of the assets and liabilities to which they

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

relate. Deferred income tax expense represents the change in the net deferred tax asset and liability balances.

      State investment credits are accounted for as a reduction of income tax expense in the year they are recognized in the financial statements under the flow-through method.

Net Earnings Per Common Share

      Basic earnings per common share are computed by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding. The Company’s calculation of diluted earnings per share does not include the effect of unexercised stock options and warrants, or the conversion of Series A convertible preferred stock or the convertible debt representing 1,281,912 and 1,117,412 potential shares of common stock at January 31, 2001 and January 30, 2002, respectively, since the effect would be anti-dilutive.

	For the Period
	February 28,
	2000	For the Year
	through	Ended
	January 31,	January 30,
	2001	2002

	(As restated)
Net income (loss)	$32,378	$(957,704)
Series A convertible preferred stock dividends	(275,000)	(300,000)

Net loss available to common stockholders	$(242,622)	$(1,257,704)

Basic and diluted loss per share applicable to common stockholders	$(.05)	$(.25)

Weighted average outstanding common shares	5,000,000	5,000,000

Advertising Costs

      In accordance with SOP No. 93-7, “Reporting on Advertising Costs,” the Company expenses all advertising expenditures the first time the advertising takes place except for direct-response advertising which is capitalized and amortized over its expected period of future benefits. Direct-response advertising consists primarily of catalog production and mailing costs that are generally amortized within 12 months from the date the catalogs are mailed. Advertising and promotion expense was $298,772 and $325,300 for the fiscal years 2001 and 2002, respectively. The amount of direct-response advertising deferred and included in the consolidated balance sheet as of January 30, 2002 was $29,477. There were no deferred advertising costs at January 31, 2001.

Reclassifications

      Certain prior year amounts in the accompanying financial statements have been reclassified to conform to the current year presentation.

Concentrations of Credit Risk

      Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of invested excess cash. Currently, the Company manages its exposure by investing significant amounts of its excess cash in mutual funds with short-term maturities.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Recently Issued Accounting Pronouncements

      In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that all business combinations be accounted for under the purchase method only and that certain acquired intangible assets in a business combination be recognized as assets apart from goodwill. SFAS No. 142 requires that ratable amortization of goodwill and other intangibles be replaced with periodic tests of the goodwill’s impairment and that intangible assets with other than indefinite lives be amortized over their useful lives. SFAS No. 141 is effective for all business combinations initiated after June 30, 2001, and the provisions of SFAS No. 142 are effective for all fiscal years beginning after December 15, 2001. The adoption of these statements on January 31, 2002, did not have a significant impact on the Company’s financial position and its results of operations.

      The Company adopted the provisions of Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognized in Financial Statements,” on January 1, 2001. The implementation of the provisions of SAB No. 101 did not have an impact on the Company’s financial position or results of operations.

      In 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” SFAS No. 144 addresses the accounting model for long-lived assets to be disposed of by sale and resulting implementation issues. This statement requires that those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. The adoption of this statement on January 31, 2002, did not have a material impact on the Company’s financial position or its results of operations.

3.     Inventories

      Inventories are comprised of the following:

	2001	2002

Ingredients	$105,336	$243,631
Retail products	93,540	132,232
Paper products	22,427	25,563

	$221,303	$401,426

4.     Property and Equipment

      Property and equipment consist of the following:

	2001	2002

Equipment and fixtures	$1,996,315	$3,561,553
Vehicles	142,621	200,845
Leasehold improvements	1,859,903	3,847,279

	3,998,839	7,609,677
Less — Accumulated depreciation and amortization	(503,834)	(988,531)

	$3,495,005	$6,621,146

5.     Debt

      The Company has entered into installment notes for the purchase of various vehicles. The notes require non-interest and interest bearing monthly installments through various dates for each respective

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

vehicle. The interest rates vary between 0% and 6.9% per annum. The notes are collateralized by the vehicles.

      Maturities of long-term debt are $34,418, $30,374, and $13,811 for fiscal years ending 2003, 2004, and 2005, respectively.

6.     Leases

      The Company conducts its operations in leased facilities with terms ranging primarily from two to ten years with renewal provisions for periods ranging from five to twenty-five years at the option of the Company at predetermined prices. Generally, management expects that those leases will be renewed in the normal course of business. The rental payments for these leases are based on a minimum rental plus real estate taxes, insurance and other common area expenses. Some facilities require additional contingent rent based on revenues of such locations, for fiscal 2001 and fiscal 2002, no contingent rent was incurred. The Company also leases two vehicles for terms of approximately three years expiring in 2003 and 2004.

      Under the terms of the agreements, these leases have been classified as operating leases in the consolidated financial statements. The Company leases two buildings for retail locations from its principal stockholder and Chief Executive Officer, rent expense on these locations was $57,750 and $75,498 for the fiscal years 2001 and 2002, respectively. Minimum rent expense for all operating leases totaled $529,169 and $872,243 for the fiscal years 2001 and 2002, respectively. In addition, real estate taxes, insurance and other common area expenses were $32,736 and $77,215 for the fiscal years 2001 and 2002, respectively.

      The minimum future rental payments under all non-cancelable operating leases with initial or remaining terms of more than one year for each of the next five years and thereafter:

Fiscal Year	Third Party	Related Party	Total

2003	$965,469	$91,992	$1,057,461
2004	941,094	49,992	991,086
2005	913,700	49,992	963,692
2006	906,221	49,992	956,213
2007	840,083	50,826	890,909
Thereafter	3,010,803	210,818	3,221,621

Total	$7,577,370	$503,612	$8,080,982

7.     Employee Benefit Plans

      The Company instituted a 401(k) profit sharing plan effective January 1, 1999, which allows all employees 21 years of age or older and who have worked 90 days to participate. Employees may elect to make annual tax-deferred contributions of up to 15% of their salary. Matching contributions to the plan are discretionary and are determined annually by the Company’s Board of Directors. Employees are vested incrementally in Company contributions of 20% each year. The Company made no matching contributions to the plan for the fiscal years 2001 and 2002.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.     Income Taxes

      Income taxes (benefit) are as follows:

	2001	2002

Current:
Federal	$1,860	$(222,025)
State	(15,888)	9,545

	(14,028)	(212,480)

Deferred:
Federal	18,000	(316,000)
State	6,000	(87,000)

	24,000	(403,000)

Total income taxes	$9,972	$(615,480)

      Temporary differences giving rise to the deferred tax asset consist primarily of net operating loss carryforwards for tax purposes.

      The Company’s effective income tax rate in fiscal year 2001 is lower than would be expected if the statutory rate was applied to pretax income primarily because the income tax expense has been reduced by available investment credits of approximately $24,000 offset by permanent differences.

      Management believes that it will realize the full benefit of the deferred tax asset of $313,000 as a result of its evaluation of the Company’s anticipated profitability based on the historical and present level of operations.

	2001	2002

Deferred tax liabilities:
Tax over book depreciation	$(173,000)	$(318,000)
Deferred tax assets:
Intangible assets	45,000	70,000
Net operating loss carryforwards	3,000	507,000
Tax credits	24,000	31,000
Other	11,000	23,000

Net deferred tax (liabilities) assets	$(90,000)	$313,000

Net current deferred tax assets	$27,000	$53,000
Net non-current deferred tax (liabilities) assets	(117,000)	260,000

Net deferred tax (liabilities) assets	$(90,000)	$313,000

      As of January 30, 2002, the Company had approximately $1,300,000 of net operating loss carryforwards which expire in 2022.

9.     Common and Preferred Stock

      The Company is authorized to issue 15,000,000 shares of $.001 par value common stock. At January 31, 2001 and January 30, 2002, 5,000,000 shares were issued and outstanding.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The Company is also authorized to issue 1,000,000 shares of $.001 par value preferred stock. There were 312,500 shares issued for a total consideration of $2,500,000 and outstanding at January 31, 2001 and January 30, 2002. These shares were issued pursuant to a private placement offering in June 1998. The Series A convertible preferred stock is non-participating and provides for a 12% cumulative annual dividend based on the consideration paid for the preferred stock. The Series A convertible preferred stock is automatically converted into common stock upon a liquidation event; the closing of an initial public offering (“IPO”), sale of substantially all of the Company’s assets or a merger in which the Company is not the surviving party. The Series A convertible preferred stock is convertible to common stock at a price of $8.00 per common share, subject to the anti-dilution adjustment. If a liquidation event does not occur on or before the fifth anniversary date it is redeemable at the option of the holder and/or the Company. If the Company calls for a redemption, the holders have 30 days to convert to common stock before redeeming.

      The terms of the remaining preferred shares that are authorized but unissued will be finalized by the Company when issued.

      In connection with the offering of the Company’s Series A convertible preferred stock, the Company issued warrants to purchase 50,000 shares of common stock at $.50 per share to the selling agent based on their estimated fair value. As a result of the insignificant market value of these warrants at the time of issuance, there was no impact on the financial statements of the Company.

10.     Subordinated Convertible Debentures

      In fiscal 2001, the Company issued $6,538,500 of five-year convertible debt comprised of the following:

Subordinated convertible debentures for $4,538,500 bearing interest at an average rate of 8.5%. The debentures are redeemable or convertible into common stock at $10 per share at the option of holder at the end of the term. The debentures will automatically convert to common stock upon a liquidation event, IPO or sale of substantially all of the assets of the Company at the conversion price or the price per share in the liquidation event, IPO or sale whichever is lower.

Convertible subordinated promissory note for $2,000,000 bearing interest at 12%. The note is convertible into common stock at $10 per share at any time. The terms of this note prohibit the payment of common stock dividends.

      Financing costs, including 98,062 warrants for the purchase of common stock at the lesser of $10 per share or 150% of the price of the Company’s common stock in an IPO, should one occur, were issued to the selling agent. Commissions and legal fees amounted to $648,662 and are being amortized over five years using the effective interest method.

11.     Stock Options

      During 1998, the Company established a stock option plan which provides for the granting of options to purchase up to 500,000 shares of common stock. Options are to be granted at an exercise price not less than the fair market value of the shares of common stock on the date of grant. All options vest at a rate of 25% per year beginning one year after the date of grant. All options terminate 10 years after the date of grant. At January 30, 2002, no options have been exercised.

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the status of the Company’s stock options is presented below:

		Weighted Average
	Shares	Exercise Price

Outstanding at February 27, 2000	149,000	$8.00
Granted	38,500	10.00
Exercised	—	—
Forfeited	(20,000)	8.00

Outstanding at January 31, 2001.	167,500	8.46
Granted	—	—
Exercised	—	—
Forfeited	(164,500)	8.43

Outstanding at January 30, 2002.	3,000	$10.00

      The following table summarizes information concerning currently outstanding and exercisable options:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
		Remaining	Exercise		Exercise
	Number	Contractual	Price	Number	Price
Range of Exercise Price	Outstanding	Life (Years)	(Per Share)	Exercisable	(Per Share)

$10.00	3,000	8.50	$10.00	900	$10.00

      The Company accounts for this stock option plan under the provisions of APB Opinion No. 25. Accordingly, no compensation cost has been recognized. Had compensation expense for the Company’s stock option plan been determined consistent with SFAS No. 123, the Company’s net earnings would not have been reduced since the Black-Scholes fair value at the dates of grant was zero for all options granted, due to the significant difference between the exercise price and the fair value of the stocks on the grant dates.

      The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the period February 28, 2000 through January 31, 2001: Expected option terms of seven years; dividend yield of 0.00%; risk-free interest rate of 6.03%; and volatility of 0.00%. The weighted average grant date fair value of the common stock was $3.50. No options were granted for fiscal year 2002.

12.     Contingencies

      In February 2001, an action was brought against the Company by a contractor, in connection with the remodeling of a store. The complaint alleges contractual damages of $138,211 and is seeking damages for defamation in the amount of $1,000,000. The Company is vigorously opposing these claims and has asserted counterclaims seeking damages in excess of $100,000. No amount has been recorded in the financial statements for this item.

      From time to time in the ordinary course of business, the Company was involved in other litigation of which none is considered material to the business.

13.     Related Party Transactions

      As discussed in Note 6, the Company leases two buildings from its principal stockholder and Chief Executive Officer. Rental expense for these properties was $57,750 and $75,498 for the fiscal years 2001

MONTANA MILLS BREAD CO., INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and 2002, respectively. The Company has a receivable from these related parties of $-0- and $12,560 at January 31, 2001 and January 30, 2002, respectively.

      In the ordinary course of business, the Company has supply arrangements with Java Joe’s Public Market Roastery, Inc. which, effective in November 2001, is owned by the Company’s Chief Executive Officer. The Company’s transactions with Java Joe’s Public Market Roastery, Inc. amounted to purchases of $75,554 in fiscal year 2002. The Company has a receivable from Java Joe’s Public Market Roastery, Inc. of $9,861 at January 30, 2002.

      The Company also has an agreement with the selling agent, which is partially owned by a director, for its Series A preferred stock and subordinated convertible debentures to assist in making dividend payments on the Series A convertible preferred stock and interest payments to convertible subordinated debenture holders. There were $24,167 and $30,000 in expenses per this agreement for the fiscal years 2001 and 2002, respectively.

14.     Restatement

      The Company’s financial statements as of January 31, 2001 and for the eleven-month period then ended have been restated from amounts previously reported to account for stock warrants issued in connection with the convertible subordinated debentures.

      Warrants issued to the selling agent valued at $94,000 are being accounted for as additional financing costs and amortized over the life of the debentures. Accordingly, common stockholders’ equity as of January 31, 2001 has increased by $82,000 and income for the period ended January 31, 2001 was reduced by $12,000 with no effect on earnings per share.

ANNEX A

AGREEMENT AND PLAN OF MERGER

by and among
KRISPY KREME DOUGHNUTS, INC.,
OLIVER ACQUISITION CORP.
and
MONTANA MILLS BREAD CO., INC.
dated as of
January 23, 2003

A-i

A-ii

A-iii

Page

SECTION 10.7.	No Third Party Beneficiaries	A-30
SECTION 10.8.	Governing Law	A-30
SECTION 10.9.	Enforcement	A-30
SECTION 10.10.	Entire Agreement	A-30
SECTION 10.11.	No Recourse Against Others	A-30
SECTION 10.12.	Validity	A-30

EXHIBITS
EXHIBIT A — Forms of Employment Agreements
EXHIBIT B — Form of Company Affiliate Letter
EXHIBIT C — Form of Indemnification Agreement
EXHIBIT D — Form of Tax Opinion of Counsel for Parent and Newco
EXHIBIT E — Form of Tax Opinion of Counsel for the Company

A-iv

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of January 23, 2003, by and among Krispy Kreme Doughnuts, Inc., a North Carolina corporation (“Parent”), Oliver Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Newco”), and Montana Mills Bread Co., Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H :

      WHEREAS, the Boards of Directors of each of Parent, Newco and the Company have approved the merger (the “Merger”) of Newco with and into the Company, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”); and

      WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

      WHEREAS, holders of a majority of the outstanding shares of common stock, par value $.001 per share, of the Company (the “Company Common Stock”) have indicated to Target that they intend, immediately following the execution of this Agreement, to consent to the Merger and adopt this Agreement and to enter into a registration rights agreement (the “Registration Rights Agreement”) with Parent in connection with such consent and related matters; and

      WHEREAS, concurrently with the execution of this Agreement, Eugene O’Donovan and Susan O’Donovan shall have entered into employment agreements (the “Employment Agreements”) with Parent, substantially in the form of Exhibit A-1 and A-2, respectively, each to become effective as of the Effective Time (as hereinafter defined) as provided for therein.

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

MERGER

      SECTION 1.1.     The Merger. At the Effective Time (as hereinafter defined) and subject to the terms and conditions of this Agreement and the DGCL, Newco shall be merged with and into the Company as provided herein. Thereupon, the corporate existence of Newco shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Newco in accordance with the DGCL.

      SECTION 1.2.     Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on the date that is no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII, unless another time or date is agreed to in writing by the parties hereto (the “Closing Date”). The Closing will be held at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York, unless another place is agreed to in writing by the parties hereto.

      SECTION 1.3.     Filing. Subject to the provisions of this Agreement, on the Closing Date, the parties hereto will cause to be filed with the office of the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed in accordance with, the relevant provisions of the DGCL.

      SECTION 1.4.     Effective Time of the Merger. The Merger shall be effective at the time of the filing of the Certificate of Merger, or at such later time specified in such Certificate of Merger, which time is herein sometimes referred to as the “Effective Time” and the date thereof is herein sometimes referred to as the “Effective Date.”

ARTICLE II

CERTIFICATE OF INCORPORATION; BY-LAWS; DIRECTORS AND OFFICERS

      SECTION 2.1.     Certificate of Incorporation. The Certificate of Incorporation of the Company shall be the Certificate of Incorporation of the Surviving Corporation.

      SECTION 2.2.     By-Laws. The By-Laws of Newco shall be the By-Laws of the Surviving Corporation until the same shall thereafter be altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of the Surviving Corporation or said By-Laws.

      SECTION 2.3.     Directors and Officers of the Surviving Corporation. The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected or appointed and qualified.

ARTICLE III

EFFECT OF THE MERGER; CONVERSION

      SECTION 3.1.     Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of shares of Company Common Stock or any shares of capital stock of Newco:

(a) Newco Common Stock. Each share of capital stock of Newco issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

(b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company or by any subsidiary of the Company shall automatically be canceled and shall cease to exist, and no shares of common stock, no par value, of Parent (including the Rights (as hereinafter defined) attached thereto, the “Parent Common Stock”), cash or other consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b)) (collectively, the “Exchanging Company Shares”) shall be converted into the right to receive 0.1501 (the “Exchange Ratio”) shares of Parent Common Stock (the “Merger Consideration”).

(d) Stock Options and Warrants. At the Effective Time, except as provided in Section 8.1(d), all rights with respect to Company Common Stock pursuant to any Company stock options or Company warrants which are outstanding at the Effective Time (each of which is set forth in Section 5.3 of the Disclosure Schedule), whether or not then exercisable, shall be converted into and become rights with respect to Parent Common Stock in accordance with the terms of any stock option plan under which they were issued and any stock option agreement or warrant agreement, as the case may be, by which they are evidenced. It is intended that the foregoing provisions shall be undertaken in a manner that will not constitute a “modification” as defined in Section 425 of the Code as to any stock option which is an “incentive stock option.” After the Effective Time, each Company stock option or warrant set forth in Section 5.3 of the Disclosure Schedule shall be exercisable for that number of shares of Parent Common Stock equal to the number of Company Stock subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the Company exercise price divided by the Exchange Ratio and, unless provided otherwise under the stock option plan agreement or warrant agreement, as the case may be, by which it is evidenced, upon conversion the exercise price of each such stock option or warrant shall be rounded up to the nearest $0.01 and the number of shares issuable upon exercise shall be rounded down to the nearest full share. Parent agrees to abide by the terms of any registration rights described in Section 5.3 of the Disclosure Schedule.

      SECTION 3.2.     Exchange of Certificates. (a) Exchange Agent. As promptly as practicable after the Effective Time, Parent shall make available to Branch Banking and Trust Company or such other bank or trust company designated by Parent (the “Exchange Agent”), from time to time upon request of the Exchange Agent, for the benefit of the holders of Company Common Stock immediately prior to the Effective Time, for exchange in accordance with this Article III through the Exchange Agent, certificates evidencing shares of Parent Common Stock issuable to holders of Company Common Stock to satisfy the requirements set forth in Section 3.1 relating to Merger Consideration and cash necessary to make requisite Additional Payments (as hereinafter defined).

      (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

      (c) Exchange of Certificates. Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock, if any, constituting Merger Consideration to which such holder is entitled pursuant to this Article III (together with any cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(d) (together, the “Additional Payments”)), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, the applicable Merger Consideration and Additional Payments, if any, may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby and Additional Payments, if any.

      (d) Distributions with Respect to Unsurrendered Certificates. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to Parent Common Stock the holder thereof is entitled to receive upon surrender thereof, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.2(e), until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly, the amount of any cash payable with respect to fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

      (e) No Fractional Shares. (i) No certificates representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Parent. For purposes of this Section 3.2(e), all fractional shares to which a single record holder of Company Common Stock would otherwise be entitled shall be aggregated and calculations shall be rounded to three decimal places.

(ii) Each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all such shares held by such holder) shall be entitled to receive cash (without interest) in an amount, less the amount of any withholding taxes which may be required thereon, equal to such fractional part of a share of Parent Common Stock multiplied by the closing sales price for a share of Parent Common Stock on the New York Stock Exchange, Inc. (the “NYSE”) Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported in another authoritative source selected by Parent) (the “NYSE Composite Transaction Tape”), on the Closing Date.

(iii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts, without interest, to such holders subject to and in accordance with the terms of Section 3.2(d).

      (f) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Certificates for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or cash delivered to a public official pursuant to any abandoned property, escheat or similar law.

      (g) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as they are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or Parent, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation or Parent may direct, as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and Additional Payments, if any.

      (i) Anti-Dilution. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), extraordinary dividend, reorganization, recapitalization, reclassification or any other like change with respect to Company Common Stock or Parent Common Stock occurring after the date hereof and prior to the Effective Time. References to the Exchange Ratio elsewhere in this Agreement shall be deemed to refer to the Exchange Ratio as it may have been adjusted pursuant to this Section 3.2(i).

      SECTION 3.3.     Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the applicable Merger Consideration and Additional Payments, if any.

ARTICLE IV

CERTAIN EFFECTS OF THE MERGER

      SECTION 4.1.     Effect of the Merger. The effects and consequences of the Merger shall be as set forth in Section 259 of the DGCL.

      SECTION 4.2.     Further Assurances. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Newco or the Company, the officers of such corporation are fully authorized in the name of their corporation or otherwise to take, and shall take, all such further action.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as expressly set forth in the Disclosure Schedule (with specific reference to the particular Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates, with such disclosure to be applicable to other Sections or subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Sections or subsections readily apparent) delivered by the Company to Parent and Newco in connection with the execution of this Agreement, the Company represents and warrants to Parent and Newco as follows:

      SECTION 5.1.     Organization and Qualification. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole (a “Company Material Adverse Effect”). Section 5.1 of the Disclosure Schedule sets forth, with respect to the Company and each of its subsidiaries, each of the jurisdictions in which they are incorporated or qualified or otherwise licensed as a foreign corporation to do business. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or organization (or other applicable charter document) or by-laws. The Company has delivered to Parent accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of the Company and its subsidiaries.

      SECTION 5.2.     Capital Stock of Subsidiaries. The only direct or indirect subsidiaries of the Company are those listed in Section 5.2 of the Disclosure Schedule. The Company is directly or indirectly the record and beneficial owner of all of the outstanding shares of capital stock of each of its subsidiaries, there are no proxies with respect to such shares, and no equity securities of any of such subsidiaries are or may be required to be issued by reason of any options, warrants, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any such subsidiary is bound to issue additional shares of its capital stock or securities convertible into or exchangeable for such shares. All of such shares so owned by the Company are validly issued, fully paid and nonassessable and are owned by it free and clear of any claim, lien or encumbrance of any kind with respect thereto. The Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

      SECTION 5.3.     Capitalization. The authorized capital stock of the Company consists of 15,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date hereof, 8,107,835 shares of Company Common Stock are issued and outstanding, no shares are issued and held as treasury shares and no shares of preferred stock are issued and outstanding. All of such issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. Section 5.3 of the Disclosure Schedule sets forth all outstanding options, warrants or other rights, whether or not exercisable, to acquire any shares of Company Common Stock or any other equitable interest in the Company, and, in the case of outstanding options, identifies the Company stock plan or other Company benefit plan or other arrangement under which such options were granted. Other than the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries is a party to any agreement or understanding, oral or written, which (a) grants an option, warrant or other right to acquire shares of Company Common Stock or any other equitable interest in the Company, (b) grants any registration rights with respect to any shares of Company Common Stock, including shares of Company Common Stock issuable upon the exercise of outstanding options and warrants, (c) grants a right of first refusal or other such similar right upon the sale of Company Common Stock, or (d) restricts or affects the voting rights of Company Common Stock, except as may have been granted to Parent concurrently herewith. There is no liability for dividends declared or accumulated but unpaid with respect to any Company Common Stock.

      SECTION 5.4.     Authority Relative to This Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles. Concurrently with the execution of this Agreement, the Company has received from the holders of a majority of the outstanding shares of Company Common Stock an irrevocable consent (the “Majority Stockholders Consent”) to the Merger and the adoption of this Agreement; the Majority Stockholders Consent is in full force and effect and complies in all respects with the Company’s Certificate of Incorporation and By-Laws and the DGCL; and no other vote of or action by the stockholders of the Company is required to adopt and approve this Agreement, to consummate the Merger or the other transactions contemplated hereby. In addition, concurrently with the execution of this Agreement, the Company has received from Kirlin Securities, Inc. (“Kirlin”) the release and/or waiver of certain obligations of and restrictions on the Company and its stockholders under Sections 2.26, 3.22 and 3.23 and the related provisions of the Underwriting Agreement between the Company and Kirlin dated June 27, 2002 with respect to the matters contemplated hereby.

      SECTION 5.5.     No Violations, etc. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 5.5(b) hereof, neither the execution and delivery of this Agreement by the Company nor the consummation of the Merger or other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Company Material Adverse Effect or impair the Company’s ability to consummate the Merger or other transactions contemplated hereby.

      (b) No filing or registration with, notification to or permit, authorization, consent or approval of any governmental entity (including, without limitation, any federal, state or local regulatory authority or agency) is required by the Company in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) the Majority Stockholders Consent, (iii) filings with the Securities and Exchange Commission (the “SEC”) necessary to comply with Section 14(c) of the Securities Act of 1933, as amended (the “Securities Act”), and (iv) filings with the American Stock Exchange, Inc.

      (c) As of the date hereof, none of the Company or any of its subsidiaries is in violation of or default under (x) its respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which the Company or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, either have a Company Material Adverse Effect or impair the Company’s ability to consummate the Merger or other transactions contemplated hereby.

      SECTION 5.6.     Commission Filings; Consolidated Financial Statements. (a) The Company has filed all required forms, reports and documents with the SEC since the Company’s Registration Statement on Form SB-2 (the “Company IPO Registration Statement”) was declared effective by the SEC on June 27, 2002, including, in the form filed with the SEC, together with any amendments thereto, (i) the Company’s final prospectus dated June 27, 2002 relating to the initial public offering of Company Common Stock and warrants to purchase Company Common Stock filed with the SEC pursuant to Rule 424(b) (the “Company IPO Prospectus”) and (ii) its Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2002 and October 31, 2002 (the “Company 10-Qs” and, together with the Company IPO Registration Statement and the Company IPO Prospectus, the “Company SEC Reports”), all of which complied when filed in all material respects with all applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and/or the Sarbanes-Oxley Act of 2002 (with respect to the provisions of such act required to be complied with at the time such forms, reports and/or documents were required to be filed) and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) and, to the knowledge of the Company, the statements contained in or accompanying the Company 10-Qs in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act are true and correct. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its subsidiaries included in such Company SEC Reports were prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of such unaudited consolidated interim financial statements, for the omission of normal year-end adjustments) and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated. At the time of effectiveness and/or filing with the SEC of such Company SEC Reports, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided to Parent copies of all other correspondence sent to or received from the SEC by the Company and its subsidiaries or their counsel or accountants since April 25, 2002.

      (b) The Company has provided to Parent true and complete copies of the unaudited consolidated balance sheet of the Company at December 25, 2002 (the “December 2002 Balance Sheet”) and the unaudited consolidated statement of income of the Company for the period from October 31, 2002 through December 25, 2002 (collectively, the “December 2002 Financials”). The December 2002 Financials fairly present, in all material respects, the consolidated financial position of the Company at December 25, 2002, and the consolidated results of operations of the Company for the period then ended, and have been prepared in accordance with GAAP applied on a consistent basis, except that such financial statements do not include a statement of cash flows or any footnote disclosures that would otherwise be required to be included by GAAP, and are also subject to normal non-recurring year-end audit adjustments. The December 2002 Balance Sheet reflects all liabilities of the Company, whether absolute, accrued or contingent, as of the date thereof of the type required to be reflected or disclosed on a balance sheet prepared in accordance with GAAP.

      SECTION 5.7.     Absence of Changes or Events. Except as set forth in the Company SEC Reports, since October 31, 2002:

(a) there has been no material adverse change, or any development involving a prospective material adverse change, in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole;

(b) there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company or any of its subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of its capital stock;

(c) except in the ordinary course of its business and consistent with past practice, neither the Company nor any of its subsidiaries has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, or made any loans or advances to any other individual, firm or corporation;

(d) there has not been any change in the financial or the accounting methods, principles or practices of the Company or its subsidiaries, except to the extent required by GAAP or the rules and regulations of the SEC;

(e) except in the ordinary course of business and for amounts which are not material, there has not been any revaluation by the Company or any of its subsidiaries of any of their respective assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivables;

(f) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(g) there has not been any agreement by the Company or any of its subsidiaries to (i) do any of the things described in the preceding clauses (a) through (f) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article V untrue or incorrect.

      SECTION 5.8.     Form S-4; Information Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in connection with the Merger (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion in the Information Statement included therein (the “Information Statement”), in definitive form, relating to the Merger will, at the dates mailed to stockholders of the Company and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will promptly inform Parent of the happening of any event prior to the Effective Time which would render such information regarding the Company incorrect in any material respect or require the amendment of the Information Statement. The Registration Statement and the Information Statement (except for information prepared by or relating solely to Parent and Newco) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

      SECTION 5.9.     Litigation. Except as set forth in the Company SEC Reports, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of the Company or any of its subsidiaries, threatened against or relating to the Company or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any subsidiary of the Company or any of their respective assets was or is a party.

      SECTION 5.10.     Title to and Condition of Properties. Section 5.10 of the Disclosure Schedule contains a true and complete list of all real properties owned or leased by the Company and its subsidiaries. Each of the Company and its subsidiaries has good title to all of the real property, if any, owned by it and good leasehold interests in all real property leased by it, and owns outright all of the personal property (except for leased property or assets) which is reflected on the December 2002 Balance Sheet except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. No such real or personal property is subject to claims, liens or encumbrances, whether by mortgage, pledge, lien, conditional sale agreement, charge or otherwise, except for (i) Permitted Encumbrances (as hereinafter defined) or (ii) those which would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes of this Agreement, “Permitted Encumbrances” shall mean (i) liens for taxes, assessments and other governmental charges not yet due and payable, (ii) liens for taxes, assessments and other governmental charges due but not yet delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established by the Company, (iii) mechanics’, carriers’, workers’, repairmen’s, statutory or common law liens being contested in good faith by appropriate proceedings for which adequate reserves have been established by the Company and (iv) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way or other similar restrictions, including any other agreements, conditions or restrictions that would be shown on a current title, report or similar listing and which, individually or in the aggregate, would not prevent such property from being used for the purposes for which it is intended, (B) zoning, building, subdivision or other similar requirements or restrictions and (C) the rights and obligations of landlords and tenants contained in any lease governing such real property.

      SECTION 5.11.     Leases. Section 5.11 of the Disclosure Schedule contains a true and complete list of all leases requiring the payment of rentals aggregating at least $25,000 per annum pursuant to which real or personal property is held under lease by either of the Company or any of its subsidiaries, and true and complete copies of each lease pursuant to which either of the Company or any of its subsidiaries leases real or personal property to others. All of the leases so listed are valid and subsisting and in full force and effect and are subject to no default with respect to either of the Company or its subsidiaries, as the case may be, and, to the knowledge of the Company, are in full force and effect and subject to no default with respect to any other party thereto, and the leased real property is in good and satisfactory condition in all material respects. Section 5.11 of the Disclosure Schedule identifies each existing lease containing an agreement with respect to any change of control or any indemnification or other contingent obligations that would be triggered by the Merger.

      SECTION 5.12.     Contracts; Bank Accounts; Indebtedness.

      (a) Contracts and Commitments. Section 5.12(a) of the Disclosure Schedule contains a complete and accurate list of all existing outstanding contracts and commitments, whether written or oral, under which the obligations of the Company or its subsidiaries exceed $25,000, including, without limitation, contracts and commitments (i) the terms of which provide for the payment by the Company and its subsidiaries after the date hereof as the recipient of goods or services or involve the receipt by the Company or any of its subsidiaries as the provider of goods or services, (ii) whereby the Company or any of its subsidiaries leases equipment, (iii) whereby the Company or any of its subsidiaries has a firm commitment to purchase capital equipment (or lease in the nature of a conditional purchase of capital equipment), (iv) which continue for a period of twelve months or more and are not subject to a unilateral right of termination by the Company without consideration or (v) which restrict in any material manner or purport to restrict in any material manner any business activities or freedom of the Company or any of its subsidiaries (or, to the knowledge of the Company, any of its officers or employees) to engage in any business or to compete with any person. Section 5.12(a) of the Disclosure Schedule also contains a complete and accurate list of all existing outstanding contracts and commitments, whether written or oral, between the Company or any of its subsidiaries, on the one hand, and any officer, director or affiliate of the Company or any subsidiary, on the other hand. None of the Company or any of its subsidiaries is in material default (nor is there any event which with notice or lapse of time or both would constitute a material default) under any contract or commitment referred to in this Section 5.12(a). Section 5.12(a) of the Disclosure Schedule identifies each existing contract or commitment containing an agreement with respect to any change of control or any indemnification or other contingent obligations that would be triggered by the Merger.

      (b) Employment and Labor Contracts. Neither the Company nor any of its subsidiaries is a party to any employment, management services, consultation or other similar contract with any past or present officer, director, employee or other person or, to the knowledge of the Company, any entity affiliated with any past or present officer, director or employee or other person other than those included as exhibits in the Company SEC Reports and other than the agreements executed by employees generally, the forms of which have been delivered to Parent. Notwithstanding the foregoing, Section 5.12(b) of the Disclosure Schedule identifies any such agreement containing an agreement with respect to any change of control, severance or termination benefit or any obligation on the part of the Company that could be triggered by the Merger.

      (c) Bank Accounts. Section 5.12(c) of the Disclosure Schedule contains a complete and accurate list of the name of each bank in which the Company or any of its subsidiaries has an account or safe deposit box (each, a “Bank Account” and, collectively, the “Bank Accounts”). The Company has previously provided to Parent the account numbers of each Bank Account and the names of all persons authorized to draw thereon or to have access thereto.

      (d) Indebtedness. Section 5.12(d) of the Disclosure Schedule contains a complete and accurate list of all indebtedness for borrowed money of the Company and its subsidiaries showing the aggregate amount by way of principal and interest which was outstanding as of a date not more than seven days prior to the date of this Agreement and, by the terms of agreements governing such indebtedness, is expected to be outstanding on the Closing Date. Neither this Agreement, the Merger nor the other transactions contemplated hereby will result in any outstanding loans or borrowings by the Company or any subsidiary of the Company becoming due, going into default or giving the lenders or other holders of debt instruments the right to require the Company or any of its subsidiaries to repay all or a portion of such loans or borrowings.

      SECTION 5.13.     Franchise Matters. Except for that certain Development Agreement between the Company and Bread Partners, LLC relating to the development of up to seven stores in the Washington, DC area, none of the Company or any of its subsidiaries is party to any franchise or similar agreements or arrangements. The Company and its subsidiaries are in compliance in all material respects with the applicable requirements of the Federal Trade Commission (the “FTC”) rules governing franchising and all applicable provisions of federal, state, local and other laws or regulations governing the business of a franchisor. The Company is the exclusive franchisor of the “Montana Mills” and the “Montana Mills Bread Co.” concept for the operation of retail bakeries utilizing certain of the trademarks and service marks used by the Company and its subsidiaries. Neither the Company’s Uniform Franchise Offering Circular nor any other franchise disclosure statement of similar import (whether now or previously existing) nor any statements (whether oral or written) furnished by the Company and its subsidiaries or by any person acting on their behalf in connection with the sale, management, administration or termination of a franchise contains or contained any untrue statement of a material fact or omits or omitted a material fact necessary to make the statements made or contained therein or made in connection therewith not misleading. The Company is not aware of any fact, circumstance or condition related to franchising activities which could have a Company Material Adverse Effect or impair the Company’s ability to consummate the Merger and the other transactions contemplated hereby. The Company’s Development agreement with Bread Partners, LLC is valid and in full force and effect, and the Company is not, and to the knowledge of the Company, Bread Partners, LLC is not, in default with respect to any material term or condition thereof, nor has any event occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder by the Company or, to the knowledge of the Company, Bread Partners, LLC, thereunder.

      SECTION 5.14.     Labor Matters. Each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its subsidiaries. To the knowledge of the Company, no petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its subsidiaries who are not currently organized. No employee of the Company or its subsidiaries is represented by a labor union or similar organization with respect to his or her employment with the Company or any of its subsidiaries and, to the knowledge of the Company, there exist no ongoing discussions between the employees of the Company or its subsidiaries and any labor union or similar organization relating to the representation of such employees by such labor union or similar organization.

      SECTION 5.15.     Compliance with Law. Neither the Company nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency (including, without limitation, any required by the Food and Drug Administration, the Department of Agriculture, the Nutrition Labeling and Education Act of 1990, the Organic Foods Production Act of 1990 or the National Organic Program authorized thereunder), or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect or impair the Company’s ability to consummate the Merger or the other transactions contemplated hereby; the conduct of the business of each of the Company and its subsidiaries is in conformity with all foreign, federal, state and local requirements, and all other foreign, federal, state and local governmental and regulatory requirements, except where such nonconformities would not, individually or in the aggregate, have a Company Material Adverse Effect or impair the Company’s ability to consummate the Merger or the other transactions contemplated hereby. The Company and its subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect or impair the Company’s ability to consummate the Merger or the other transactions contemplated hereby.

      SECTION 5.16.     Board Recommendation; DGCL Section 203. (a) The Board of Directors of the Company has, by unanimous vote of all directors voting a meeting of such Board duly held on January 23, 2003, declared the advisability of, approved and adopted this Agreement and the Merger and determined that (based in part on the review of the fairness opinion presented to it by Capitalink, L.C.) the Merger is fair to the stockholders of the Company.

      (a) No “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) applicable to the Company is applicable to the Merger or the other transactions contemplated hereby. The action of the Board of Directors of the Company in approving this Agreement, the Registration Rights Agreement and the Majority Stockholders Consent (and the transactions provided for herein) is sufficient to render inapplicable to this Agreement, the Registration Rights Agreement and the Majority Stockholders Consent (and the transactions provided for herein) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

      SECTION 5.17.     Intellectual Property. Section 5.17 of the Disclosure Schedule sets forth a complete and accurate list of all of the trademarks (whether or not registered) and trademark registrations and applications, patent and patent applications, copyrights and copyright applications, service marks, service mark registrations and applications, trade dress, trade and product names (collectively, the “Intellectual Property”) owned or licensed by the Company and its subsidiaries and material to the business of the Company and its subsidiaries, taken as a whole. (i) Each of the Company and its subsidiaries has or owns, directly or indirectly, all right, title and interest to such Intellectual Property or has the perpetual right to use such Intellectual Property without consideration; (ii) none of the rights of the Company and its subsidiaries in or use of such Intellectual Property has been or is currently being or, to the knowledge of the Company, is threatened to be infringed or challenged; (iii) all of the patents, trademark registrations, service mark registrations, trade name registrations and copyright registrations included in such Intellectual Property have been duly issued and have not been canceled, abandoned or otherwise terminated; and (iv) all of the patent applications, trademark applications, service mark applications, trade name applications and copyright applications included in such Intellectual Property have been duly filed. To the knowledge of the Company, the Company and its subsidiaries own or have adequate licenses or other rights to use all Intellectual Property, know-how and technical information required for their operations.

      SECTION 5.18.     Taxes. (i) The Company and each of its subsidiaries have timely filed with the appropriate governmental agencies all federal income and all other material Tax Returns (as hereinafter defined) required to be filed for any period, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its subsidiaries, and each such Tax Return is complete and accurate in all material respects; (ii) the Company and each of its subsidiaries have timely paid all Taxes (as hereinafter defined) due and payable by them and have made adequate accruals for any Taxes attributable to the Company and/or its subsidiaries that are not yet due and payable; (iii) all asserted deficiencies or assessments resulting from examinations of any Tax Returns filed by or Taxes of the Company or any of its subsidiaries have been paid or finally settled and no issue asserted in writing in connection with any such asserted deficiency or assessment reasonably could be expected to result in a proposed deficiency or assessment for any prior, parallel or subsequent period (including periods subsequent to the Effective Date) not covered by an adequate accrual; (iv) no other deficiency in respect of Taxes has been asserted in writing or assessed against the Company or any of its subsidiaries by any taxing authority, and no examination of the Company or any of its subsidiaries is pending or, to the knowledge of the Company, threatened by any taxing authority; (v) no extension of the period for assessment or collection of any Tax of the Company or its subsidiaries is currently in effect and no extension of time within which to file any Tax Return has been requested, which Tax Return has not since been filed; (vi) no liens have been filed with respect to any Taxes of the Company or any of its subsidiaries other than in respect of property taxes that have accrued but are not yet due and payable; (vii) neither the Company nor any of its subsidiaries has made, or is or will be required to make, any adjustment by reason of a change in their accounting methods for any period (or portion thereof) ending on or before the Effective Date; (viii) the Company and its subsidiaries have made timely payments of all Taxes required to be deducted and withheld from the wages paid to their employees and from all other amounts paid to third parties; (ix) neither the Company nor any of its subsidiaries is a party to any tax sharing, tax matters, tax indemnification or similar agreement; (x) neither the Company nor any of its subsidiaries owns any interest in any “controlled foreign corporation” (within the meaning of Section 957 of the Code), “passive foreign investment company” (within the meaning of Section 1296 of the Code) or other entity the income of which may be required to be included in the income of the Company or such subsidiary whether or not distributed; (xi) neither the Company nor any of its subsidiaries has made an election under Section 341(f) of the Code; (xii) neither the Company nor any of its subsidiaries is a party to any agreement or arrangement that provides for the payment of any amount, or the provision of any other benefit, that could constitute an “excess parachute payment” within the meaning of Section 280G of the Code; (xiii) to the knowledge of the Company, no claim has ever been made by an authority in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction; (xiv) neither the Company nor any of its subsidiaries has any liability for the Taxes of any person under United States Treasury Regulation (“Treas. Reg.”) § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, except for liability arising under Treas. Reg. § 1.1502-6 with respect to current members of the Company’s “affiliated group” (as defined in Section  1504 of the Code); (xv) neither the Company nor any of its subsidiaries has ever had any “undistributed personal holding company income” (as defined in Section 545 of the Code); (xvi) none of the assets of the Company or any of its subsidiaries is “tax-exempt use property” (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986); (xvii) neither the Company nor any of its subsidiaries has ever been a “United States real property holding corporation,” within the meaning of Section 897 of the Code; (xviii) neither the Company nor any of its subsidiaries has made any elections under Sections 108, 168, 338, 441, 472, 1017, 1033 or 4977 of the Code; (xix) there are no “excess loss accounts” (as defined in Treas. Reg. § 1.1502-19) with respect to any stock of any subsidiary; (xx) neither the Company nor any of its subsidiaries has any (a) deferred gain or loss (1) arising from any deferred intercompany transactions (as described in Treas. Reg. §§ 1.1502-13 and 1.1502-13T prior to amendment by Treasury Decision 8597 (issued July 12, 1995)) or (2) with respect to the stock or obligations of any other member of any affiliated group (as described in Treas. Reg. §§ 1.1502-14 and 1.1502-14T prior to amendment by Treasury Decision 8597) or (b) any gain subject to Treas. Reg. § 1.1502-13, as amended by Treasury Decision 8597; (xxi) neither the Company nor any of its subsidiaries has requested a ruling from, or entered into a closing agreement with, the Internal Revenue Service (the “IRS”) or any other taxing authority; and (xxii) the Company has previously delivered to Parent true and complete copies of (a) all federal, state, local and foreign income or franchise Tax Returns filed by the Company and/or any of its subsidiaries for the last three taxable years ending prior to the date hereof and (b) any audit reports issued within the last three years by the IRS or any other taxing authority.

      For all purposes of this Agreement, “Tax” or “Taxes” means (i) all federal, state, local, foreign or franchise taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, alternative minimum, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or other additional amounts imposed by any taxing authority in connection with any item described in clause (i) and (iii) all transferee, successor, joint and several or contractual liability (including, without limitation, liability pursuant to Treas. Reg. § 1.1502-6 (or any similar state, local or foreign provision)) in respect of any items described in clause (i) or (ii).

      For all purposes of this Agreement, “Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

      SECTION 5.19.     Employee Benefit Plans; ERISA. (a) Section 5.19 of the Disclosure Schedule sets forth a complete and accurate list of all “employee pension benefit plans” as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained or contributed to by the Company, any of its subsidiaries or any other ERISA Affiliates, or with respect to which the Company or any of its subsidiaries contributes or is obligated to make payments thereunder or otherwise may have any liability (“Pension Benefits Plans”), “welfare benefit plans” (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries otherwise may have any liability (“Welfare Plans”), multiemployer plans as defined in Section 3(37) of ERISA to which the Company or any of its subsidiaries is required to make contributions or otherwise may have any liability, stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation or other employee benefit plans, programs or arrangements that are not Pension Benefit Plans or Welfare Plans maintained or contributed to by the Company or a subsidiary or with respect to which the Company or any subsidiary otherwise may have any liability (“Other Plans”). For purposes of this Agreement, “ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) that is or has been a member of any group of persons described in Section 414(b), (c), (m) or (o) of the Code including the Company or any of its subsidiaries.

      (b) The Company and each of its subsidiaries are in compliance with the applicable provisions of ERISA, the Code and other applicable laws, as applied to each of the Pension Benefit Plans, Welfare Plans and Other Plans (collectively, the “Plans”) except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

      (c) All contributions to, and payments from, the Plans which are required to have been made in accordance with the Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect.

      (d) The Pension Benefit Plans intended to qualify under Section 401 of the Code are so qualified and have been determined by the IRS to be so qualified and, to the knowledge of the Company, nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

      (e) There are (i) no investigations, audits or examinations pending, or to the knowledge of the Company, threatened by any governmental entity (including the Pension Benefit Guaranty Corporation (“PBGC ”)) involving any of the Plans, (ii) no termination proceedings involving the Plans, and (iii) no pending or, to the knowledge of the Company, threatened claims (other than routine claims for benefits), suits or proceedings against any Plan, against the assets of any of the trusts under any Plan or against any fiduciary of any Plan with respect to the operation of such Plan or asserting any rights or claims to benefits under any Plan or against the assets of any trust under such Plan, which would, in the case of clause (i), (ii) or (iii) of this paragraph (e), give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect, nor, to the knowledge of the Company, are there any facts which would give rise to any liability which would, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, audit, examination, claim, suit or proceeding.

      (f) None of the Company, any of its subsidiaries or any employee of the foregoing, nor, to the knowledge of the Company, any trustee, administrator, other fiduciary or any other “party in interest” or “disqualified person” with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in a tax or penalty on the Company or any of its subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA which would, individually or in the aggregate, have a Company Material Adverse Effect.

      (g) None of the Pension Benefit Plans is a plan subject to Title IV of ERISA or Section 412 of the Code.

      (h) Neither the Company nor any subsidiary of the Company nor any ERISA Affiliate has incurred, or is reasonably likely to incur, any material liability under Title IV of ERISA.

      (i) Neither the Company, any of its subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA (a “Multiemployer Plan”), which would, individually or in the aggregate, have a Company Material Adverse Effect.

      (j) With respect to each of the Plans, true, correct and complete copies of the following documents have been made available to Parent: (i) the current Plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500 (if any) filed with respect to each such Plan, (iv) the most recent financial statements and actuarial reports, if applicable, (v) the most recent IRS determination letter, if applicable, (vi) if any application for an IRS determination letter is pending, copies of all such applications for determination including attachments, exhibits and schedules thereto, (vii) all material agreements (including settlement agreements or other similar agreements relating to any Plan) and (viii) all material correspondence between the Company and any of its subsidiaries and the IRS, PBGC, United States Department of Labor or any other governmental entity relating to any of the Plans.

      (k) None of the Welfare Plans maintained by the Company or any of its subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or except where the full expense of such coverage or benefits is paid by the participant or the participant’s beneficiary. The Company and each of its subsidiaries which maintain a “group health plan” within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

      (l) Except in the event of a partial termination, as described in Treas. Reg. § 1.411(d)-2, the consummation of the transactions contemplated by this Agreement will not either alone or in connection with an employee’s termination of employment or other event result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its subsidiaries.

      (m) The consummation of the transactions contemplated by this Agreement will not result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G(b) of the Code.

      (n) As of the Closing, the Company, its subsidiaries and any entity with which the Company or its subsidiaries could be considered a single employer under 29 U.S.C. Section 2101(a)(1) or under any relevant case law has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time, and within the 90-day period immediately following the Closing, will not incur any such liability or obligation if, during such 90-day period, only terminations of employment in the normal course of operations occur.

      SECTION 5.20.     Environmental Matters. (a) Each of the Company and its subsidiaries has obtained (or is capable of obtaining without incurring any material incremental expense) all Environmental Permits required in connection with its business and operations, except when the failure to obtain such Environmental Permits would not, individually or in the aggregate, have a Company Material Adverse Effect, and has no reason to believe any of them will be revoked prior to their expiration, modified or will not be renewed, and have made all registrations and given all notifications that are required under Environmental Laws.

      (b) There is no Environmental Claim pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries under Environmental Laws.

      (c) The Company and its subsidiaries are in material compliance with, and have no material liability under, Environmental Laws, including, without limitation, all of their Environmental Permits.

      (d) Except as may be contained in any lease agreement set forth in Section 5.11 of the Disclosure Schedule, copies of which have been delivered to Parent, neither the Company nor any of its subsidiaries has assumed, by contract or otherwise, any liabilities or obligations arising under Environmental Laws.

      (e) There are no past or present actions, activities, conditions, occurrences or events, including, without limitation, the Release or threatened Release of Hazardous Materials, which could reasonably be expected to prevent material compliance by the Company or any of its subsidiaries with Environmental Laws, or to result in any material liability of the Company or any of its subsidiaries under Environmental Laws.

      (f) No lien has been recorded under Environmental Laws with respect to any property, facility or asset currently owned by the Company or any of its subsidiaries.

      (g) Neither the Company nor any of its subsidiaries has received any notification that Hazardous Materials that any of them or any of their respective predecessors in interest has used, generated, stored, treated, handled, transported or disposed of has been found at any site at which any person is conducting or plans to conduct any investigation, remediation, removal, response or other action pursuant to Environmental Laws, and neither the Company nor any of its subsidiaries is conducting any such action at any location.

      (h) There is no friable asbestos or asbestos containing material in, on or at any property, facility or equipment owned, operated or leased by the Company or any of its subsidiaries.

      (i) No property now or previously owned, operated or leased by the Company or any of its subsidiaries, or any of their respective predecessors in interest, is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”) or (ii) listed on the Comprehensive Environmental Response, Compensation, and Liability Information System List promulgated pursuant to CERCLA, or on any comparable list established under Environmental Laws.

      (j) No underground or aboveground storage tank or related piping, or any surface impoundment, lagoon, landfill or other disposal site containing Hazardous Materials is located at, under or on any property owned, operated or leased by the Company or any of its subsidiaries nor has any of them been removed from or decommissioned or abandoned at any such property.

      (k) The execution and delivery of this Agreement and the consummation by the Company of the Merger and other transactions contemplated hereby and the exercise by Parent of rights to own and operate the businesses of each of the Company and its subsidiaries substantially as presently conducted will not affect the validity or require the transfer of any material Environmental Permits held by the Company or any of its subsidiaries and will not require any notification, disclosure, registration, reporting, filing, investigation, remediation response or other action under Environmental Laws.

      (l) The Company has delivered or otherwise made available for inspection to Parent copies of any investigations, studies, reports, assessments, evaluations and audits in its possession, custody or control of Hazardous Materials at, in, beneath, emanating from or adjacent to any properties or facilities now or formerly owned, leased, operated or used by it or any of its subsidiaries or any of their respective predecessors in interest, or of compliance by any of them with, or liability of any of them under, Environmental Laws.

      For purposes of this Section 5.20:

(i) “Environment” means any surface water, ground water, drinking water supply, land surface or subsurface strata, ambient air, indoor air and any indoor location and all natural resources such as flora, fauna and wetlands;

(ii) “Environmental Claim” means any notice, claim, demand, complaint, suit or other communication by any person alleging potential liability (including, without limitation, potential liability for investigation, remediation, removal, response or corrective action or for damages to any person, property or natural resources, and any fines or penalties) arising out of or relating to (1) the Release or threatened Release of Hazardous Materials or (2) any violation, or alleged violation, of Environmental Laws;

(iii) “Environmental Laws” means all federal, state, and local laws, statutes, codes, rules, ordinances, regulations, judgments, orders, decrees and the common law as now or previously in effect relating to pollution or protection of human health or the Environment, or occupational health or safety, including, without limitation, those relating to the Release or threatened Release of Hazardous Materials;

(iv) “Hazardous Materials” means pollutants, contaminants, hazardous or toxic substances, constituents, materials or wastes, and any other waste, substance, material, chemical or constituent subject to regulation, or which can give rise to liability, under Environmental Laws including, without limitation, petroleum and petroleum products and wastes, and all constituents thereof;

(v) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing in or into the Environment; and

(vi) “Environmental Permit” means a permit, identification number, license, approval, consent or other written authorization issued pursuant to Environmental Laws.

      SECTION 5.21.     Absence of Undisclosed Liabilities. Except as disclosed in the Company SEC Reports, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except the liabilities recorded on the balance sheet as of October 31, 2002 included in the Company SEC Reports and the notes thereto, and except for liabilities or obligations incurred in the ordinary course of business and consistent with past practice since October 31, 2002 that would not individually or in the aggregate have a Company Material Adverse Effect or impair the Company’s ability to consummate the Merger or the other transactions contemplated hereby.

      SECTION 5.22.     Finders or Brokers. None of the Company, the subsidiaries of the Company, the Board of Directors of the Company, any member of the Board of Directors of the Company or any officer of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission in connection with the Merger.

      SECTION 5.23.     Opinion of Financial Advisor. The Company has received the opinion of Capitalink, L.C., dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock, a true and complete copy of which has been delivered to Parent.

      SECTION 5.24.     Insurance. Section 5.24 of the Disclosure Schedule lists all insurance policies in force on the date hereof covering the businesses, properties and assets of each of the Company and its subsidiaries, and all such policies are currently in effect.

      SECTION 5.25.     Customers and Suppliers. Since the date of the Company SEC Reports, there has been no termination, cancellation or material curtailment of the business relationship of the Company with any customer or supplier or group of affiliated customers or suppliers which would result in a Company Material Adverse Effect nor, to the knowledge of the Company, has the Company received any written notice of intent to so terminate, cancel or materially curtail such business relationships.

      SECTION 5.26.     Product Warranty. There are no warranties (express or implied) outstanding with respect to any products created, manufactured, sold, distributed or licensed, or any services rendered, by the Company or any of its subsidiaries, other than any such warranty implied by law pursuant to Sections 2-312, 2-313(b) and 2-314 of the Uniform Commercial Code of the State of New York, the similar laws of any other state in which the Company’s products are sold, the Company’s or any of its subsidiaries’ customer purchase order or contract forms or the Company’s or any of its subsidiaries’ order information forms; and such products are nontoxic.

      SECTION 5.27.     Tax Free Reorganization. Neither the Company nor, to the knowledge of the Company, any of its affiliates has taken, has agreed to take or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share). Neither the Company nor, to the knowledge of the Company, any of its affiliates is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or that would prevent an exchange of Company Common Stock for Parent Common Stock pursuant to the Merger from qualifying as an exchange described in Section 354 of the Code (except with respect to any cash received in lieu of a fractional share) and, to the knowledge of the Company, the Merger and each such exchange will so qualify.

      SECTION 5.28.     Full Disclosure. As of the date hereof and as of the Closing Date, as the case may be, all statements contained in any schedule, exhibit, certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement are, or, in respect of any such instrument to be delivered on or prior to the Closing Date, as of its date and as of the Closing Date will be, accurate and complete in all material respects, authentic and incorporated herein by reference and constitute or will constitute the representations and warranties of the Company. No representation or warranty of the Company contained in this Agreement contains any untrue statement or omits to state a fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading in any material respect.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

      Except as expressly set forth on the Disclosure Schedule (with specific reference to the Section or subsection of this Agreement to which the information stated in such Disclosure Schedule relates, with such disclosure to be applicable to other Sections or subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Sections or subsections readily apparent) delivered by Parent and Newco to the Company in connection with the execution of this Agreement, Parent and Newco represent and warrant to the Company as follows:

      SECTION 6.1.     Organization and Qualification. Each of Parent and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Newco is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole (a “Parent Material Adverse Effect”). Neither Parent nor Newco is in violation of any of the provisions of its certificate or articles of incorporation or organization or by-laws. Parent has delivered to the Company accurate and complete copies of the certificate or articles of incorporation or organization (or other applicable charter document) and by-laws, as currently in effect, of each of Parent and Newco.

      SECTION 6.2.     Capitalization. (a) The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, no par value. As of December 6, 2002, 56,207,012 shares of Parent Common Stock were issued and outstanding and no shares of preferred stock of Parent were issued and outstanding. The Parent Common Stock, including the shares of Parent Common Stock to be issued in exchange for Company Common Stock, have attached thereto rights (the “Rights”) to purchase one one-hundredth (1/100) of a share of Series A Participating Cumulative Preferred Stock (the “Series A Preferred Stock”). The Rights are issued pursuant to a Rights Agreement (the “Rights Agreement”) dated as of January 18, 2000 between Parent and Branch Banking and Trust Company. All of such issued and outstanding shares are, and any shares of Parent Common Stock to be issued in connection with this Agreement, the Merger and the transactions contemplated hereby will be, validly issued, fully paid and nonassessable and free of preemptive rights. Parent has reserved for issuance a sufficient number of shares of Parent Common Stock to cover the exercise of all outstanding options and warrants of the Company which shall remain outstanding upon consummation of the Merger as set forth in Section 5.3 of the Disclosure Schedule.

      (b) Newco was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. The authorized capital stock of Newco consists of 1,000 shares of common stock, par value $0.01 per share, and Parent is directly the record and beneficial owner of all such shares, and all of such shares so owned by Parent are validly issued, fully paid and nonassessable and are owned by Parent free and clear of any claim, lien or encumbrance of any kind with respect thereto.

      SECTION 6.3.     Authority Relative to This Agreement. Each of Parent and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Newco and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the Merger or other transactions contemplated hereby except the approval of Parent, as the sole stockholder of Newco which has been obtained simultaneously with the execution and delivery hereof. This Agreement has been duly and validly executed and delivered by Parent and Newco and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable or fiduciary principles.

      SECTION 6.4.     No Violations, etc. (a) Assuming that all filings, permits, authorizations, consents and approvals or waivers thereof have been duly made or obtained as contemplated by Section 6.4(b) hereof, neither the execution and delivery of this Agreement by Parent and Newco nor the consummation of the Merger or other transactions contemplated hereby nor compliance by Parent or Newco with any of the provisions hereof will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of (x) their respective certificate or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, or (ii) violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Parent or any of its subsidiaries or any of their respective properties or assets, except, in the case of clauses (i)(z) and (ii) above, for such violations, conflicts, breaches, defaults, terminations, suspensions, accelerations, rights of termination or acceleration or creations of liens, security interests, charges or encumbrances which would not, individually or in the aggregate, either have a Parent Material Adverse Effect or impair Parent’s or Newco’s ability to consummate the Merger or other transactions contemplated hereby.

      (b) No filing or registration with, notification to or permit, authorization, consent or approval of any governmental entity is required by Parent, Newco or any of Parent’s other subsidiaries in connection with the execution and delivery of this Agreement or the consummation by Newco of the Merger or other transactions contemplated hereby, except (i) the filing of the Certificate of Merger, (ii) filings with the NYSE and, if applicable, the American Stock Exchange, Inc., (iii) filings with the SEC and state securities administrators, and (iv) such other filings, registrations, notifications, permits, authorizations, consents or approvals the failure of which to be obtained, made or given would not, individually or in the aggregate, either have a Parent Material Adverse Effect or impair Parent’s or Newco’s ability to consummate the Merger or other transactions contemplated hereby.

      (c) As of the date hereof, Parent and its subsidiaries are not in violation of or default under (x) their respective certificates or articles of incorporation or organization or by-laws, (y) any note, bond, mortgage, indenture or deed of trust, or (z) any license, lease, agreement or other instrument or obligation to which Parent or any such subsidiary is a party or to which they or any of their respective properties or assets may be subject, except, in the case of clauses (y) and (z) above, for such violations or defaults which would not, individually or in the aggregate, either have a Parent Material Adverse Effect or impair Parent’s or Newco’s ability to consummate the Merger or other transactions contemplated hereby.

      SECTION 6.5.     Commission Filings; Consolidated Financial Statements. Parent has filed all required forms, reports and documents with the SEC since Parent’s Registration Statement on Form S-1 relating to its initial public offering was declared effective by the SEC on April 4, 2000, including, in the form filed with the SEC together with any amendments thereto, (i) its Annual Report on Form 10-K for the fiscal year ended February 3, 2002 (the “Parent 10-K”), (ii) the proxy statement relating to Parent’s annual meeting of shareholders held on June 5, 2002 (the “Parent Current Proxy”), (iii) its Current Report on Form 8-K dated August 29, 2002 (the “Parent Current 8-K”), (iv) its Quarterly Reports on Form 10-Q for the fiscal quarters ended May 5, 2002, August 4, 2002 and November 3, 2002 (the “Parent Current 10-Qs” and, together with the Parent 10-K, the Parent Current Proxy and the Parent Current 8-K, the “Parent Current SEC Reports”) and (iv) all other reports or registration statements filed by Parent with the SEC since April 4, 2000 (collectively, the “Parent SEC Reports”), all of which complied when filed in all material respects with all applicable requirements of the Securities Act, the Exchange Act and/or the Sarbanes-Oxley Act (with respect to the provisions of such act required to be complied with at the time such forms, reports and/or documents were required to be filed) and, to the knowledge of Parent, the statements contained in or accompanying the Parent Current SEC Reports in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act are true and correct. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its subsidiaries included in such Parent SEC Reports were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto and except, in the case of such unaudited consolidated interim financial statements, for the omission of normal year-end adjustments) and present fairly, in all material respects, the financial position and results of operations and cash flows of Parent and its subsidiaries on a consolidated basis at the respective dates and for the respective periods indicated (and in the case of all such financial statements that are interim financial statements, contain all adjustments so to present fairly). At the time of effectiveness and/or filing with the SEC of such Parent SEC Reports, none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has not received any substantive comments from the SEC with respect to any of its filings under the Exchange Act.

      SECTION 6.6.     Form S-4; Information Statement. None of the information supplied or to be supplied by or on behalf of Parent and Newco for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent and Newco for inclusion or incorporation by reference in the Information Statement will, at the dates mailed to stockholders and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Parent will promptly inform the Company of the happening of any event prior to the Effective Time which would render such information regarding Parent or Newco incorrect in any material respect or require the amendment of the Information Statement. The Registration Statement and the Information Statement (except for information relating solely to the Company) will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act.

      SECTION 6.7.     Litigation. Except as set forth in the Parent SEC Reports and except as would not have a Parent Material Adverse Effect, there is no (i) claim, action, suit or proceeding pending or, to the knowledge of Parent or any of its subsidiaries, threatened against or relating to Parent or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent, any subsidiary of Parent or any of their respective assets was or is a party.

      SECTION 6.8.     Board Recommendation. The Board of Directors of Parent has, by unanimous vote at a telephonic meeting of such board duly held on January 23, 2003, approved and adopted this Agreement and the Merger and the other transactions contemplated hereby (including, without limitation, the issuance of Parent Common Stock as a result of the Merger). The Board of Directors of Newco has, by unanimous written consent dated January 23, 2003, declared the advisability of and approved and adopted this Agreement and the Merger and the other transactions contemplated hereby.

      SECTION 6.9.     Tax Free Reorganization. None of Parent, Newco or any affiliate of Parent or Newco has taken, agreed to take or will take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code. None of Parent, Newco or any affiliate of Parent is aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and, to the knowledge of Parent, the Merger will so qualify.

ARTICLE VII

COVENANTS AND AGREEMENTS

      SECTION 7.1.     Conduct of Business of the Company Pending the Merger. Except as contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, each of the Company and its subsidiaries will conduct its respective operations according to its ordinary course of business consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having material business relationships with it, if the loss of such business relationship would have a Company Material Adverse Effect, and will take no action which would impair the ability of the parties to consummate the Merger or the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, the Company will not nor will it permit any of its subsidiaries to, without the prior written consent of Parent, which consent shall not be unreasonably withheld:

(a) amend its certificate or articles of incorporation or organization or by-laws;

(b) authorize for issuance, issue, sell, deliver, grant any options for or otherwise agree or commit to issue, sell or deliver any shares of any class of its capital stock or any securities convertible into shares of any class of its capital stock except for the issuance of capital stock as may be required pursuant to any outstanding options or warrants of the Company issued in compliance with applicable securities laws;

(c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or of any of its subsidiaries, except as otherwise expressly provided in this Agreement;

(d) (i) create, incur, assume, maintain or permit to exist any debt for borrowed money; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except for its wholly owned subsidiaries in the ordinary course of business and consistent with past practices; (iii) make any loans, advances or capital contributions to, or investments in, any other person; or (iv) pledge or otherwise encumber shares of capital stock of the Company or its subsidiaries;

(e) (i) increase in any manner the compensation of (x) any non-officer employee other than in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with such director or officer or employee, whether past or present, relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements; (iii) grant any severance or termination pay to (x) any non-officer employee other than in the ordinary course of business consistent with past practice or (y) any of its directors or officers; (iv) enter into any employment or severance agreement with (x) any employee or (y) any of its directors or officers; or (v) except as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, Welfare Plan, Multiemployer Plan, employee benefit plan, benefit arrangement, or similar plan or arrangement, which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

(f) except as otherwise expressly contemplated by this Agreement, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business consistent with past practice;

(g) except as contemplated by the first sentence of Section 5.13 hereof, enter into any franchise or similar agreement or arrangement;

(h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any sale, transfer, lease, license, pledge, mortgage, or other disposition or encumbrance of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights;

(i) authorize any new capital expenditure or expenditures in an amount exceeding $50,000 in the aggregate, except that the foregoing shall not limit any capital expenditures required pursuant to existing contracts or capital expenditures in connection with stores that are already under construction;

(j) make any change in the accounting methods or accounting practices followed by the Company, except as may be required by GAAP or the rules and regulations of the SEC;

(k) settle or compromise any material federal, state, local, foreign or franchise Tax liability, make any new material Tax election, revoke or modify in any material manner any existing Tax election, or request or consent to a material change in any method of Tax accounting;

(l) take, cause or permit to be taken any action that could reasonably be expected to prevent the Merger from constituting a “reorganization” within the meaning of Section 368(a) of the Code;

(m) knowingly do any act or omit to do any act that would result in a breach of any representation by the Company set forth in this Agreement; or

(n) agree, resolve or otherwise determine to do any of the foregoing.

      SECTION 7.2.     Preparation of the Registration Statement. (a) As soon as practicable following the date of this Agreement, the Company, Parent and Newco shall prepare and file with the SEC the Registration Statement, in which the Information Statement shall be included. Each of the Company, Parent and Newco shall use commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. The Information Statement shall disclose that the Board of Directors of the Company has voted in favor of approval and adoption of this Agreement and the Merger, and that the Boards of Directors of Parent and Newco have voted in favor of approval of the issuance of Parent Common Stock in connection with the Merger. The Company shall use commercially reasonable efforts to cause the Information Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective.

      (b) The Company, Parent and Newco shall make all necessary filings with respect to the Merger and the transactions contemplated thereby under the Securities Act and the Exchange Act and applicable state blue sky laws and the rules and regulations thereunder. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in connection with the Merger. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent without providing the Company and its counsel the opportunity to review and comment thereon and, with respect to any material pertaining to the Company, without the Company’s written consent, which consent shall not be unreasonably withheld. Parent will advise the Company, immediately after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company, Parent or Newco, or any of their respective affiliates, officers or directors, should be discovered by the Company, Parent or Newco which should be set forth in an amendment or supplement to the Registration Statement so that such Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

      SECTION 7.3.     Letters and Consents of the Company’s Accountants. The Company shall use all commercially reasonable efforts to cause to be delivered to Parent all consents required from its independent accountants necessary to effect the registration of the Parent Common Stock and make any required filing with the SEC in connection with the Merger and the transactions contemplated thereby.

      SECTION 7.4.     Additional Agreements; Cooperation. (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as commercially reasonable the transactions contemplated by this Agreement, and to reasonably cooperate with each other in connection with the foregoing, including using commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, material leases and other material contracts that are specified in Section 7.4 to the Disclosure Schedule, (ii) to obtain all necessary consents, approvals and authorizations as are required to be obtained under any federal, state or foreign law or regulations, (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (v) to effect all necessary registrations and filings and submissions of information requested by governmental authorities, (vi) provide all necessary information for the Registration Statement and (vii) to fulfill all conditions to this Agreement.

      SECTION 7.5.     Publicity. The Company, on the one hand, and Parent and Newco, on the other hand, agree to consult with each other in issuing any press release and with respect to the general content of other public statements with respect to the transactions contemplated hereby, and shall not issue any such press release prior to such consultation, except as may be required by law. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.

      SECTION 7.6.     No Solicitation. The Company agrees that it shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee or any investment banker, attorney, accountant, agent or other advisor or representative of the Company or any of its subsidiaries to, (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal (as hereinafter defined), (ii) enter into any agreement with respect to a Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal. For all purposes of this Agreement, “Takeover Proposal” means any proposal for a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Significant Subsidiaries (as hereinafter defined) or any proposal or offer to acquire, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any Takeover Proposal. As used herein, a “Significant Subsidiary” means any subsidiary of the Company that would constitute a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

      SECTION 7.7.     Access to Information; Confidentiality. (a) From the date of this Agreement until the Effective Time, each of the Company and Parent (on behalf of Parent and Newco), after reasonable notice, will give the other party and its authorized representatives (including counsel, environmental and other consultants, accountants and auditors) reasonable access during normal business hours to all facilities, personnel and operations and to all books and records of it and its subsidiaries, will permit the other party to make such inspections as it may reasonably require and will cause its officers and those of its subsidiaries, after reasonable notice, to furnish the other party with such financial and operating data and other information with respect to its business and properties as such party may from time to time reasonably request. In the event Parent and/or Newco or their authorized representatives perform testing of any property owned or leased by the Company, Parent, at Parent’s cost and expense, shall return such property to its previous condition immediately following the conclusion of such testing. Any such testing may be further limited by, and must be conducted in conformance with, the provisions of any applicable lease or other agreement to which the Company or any of its subsidiaries is a party.

      (b) All documents and information furnished pursuant to this agreement shall be subject to the terms and conditions set forth in the Confidentiality Agreement dated January 7, 2003 between the Company and Parent (the “Confidentiality Agreement”).

      SECTION 7.8.     Indemnification and Insurance. (a) Parent and the Surviving Corporation shall maintain in effect the current provisions regarding indemnification of officers and directors contained in the certificate or articles of incorporation or organization and by-laws of the Company and each of its subsidiaries and any directors, officers or employees indemnification agreements of the Company and its subsidiaries, and (b) for a period of five years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured in any material respect than the policies currently in effect with respect to claims arising from facts or events which occurred on or before the Effective Time.

      SECTION 7.9.     Fees and Expenses. Whether or not the Merger is consummated, the Company and Parent shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby, and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that Parent shall bear and pay the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement (including SEC filing fees). Notwithstanding the foregoing, in the event the Merger is consummated, none of the Company or its subsidiaries (or, following the consummation of the Merger, none of Parent, the Surviving Corporation or their respective subsidiaries) shall be responsible for the following fees, costs and expenses of the Company: (i) fees and expenses of counsel for the Company in excess of $275,000 and (ii) any fees of Kirlin Securities, Inc. in excess of $200,000.

      SECTION 7.10.     Affiliates. As soon as practicable after the date hereof, the Company shall deliver to Parent a letter identifying all persons who are, at the date of this Agreement or will be at the Effective Time, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use commercially reasonable efforts to cause each such person to deliver to Parent as of the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

      SECTION 7.11.     Director and Officer Resignations. The Company shall use commercially reasonable efforts to obtain the written resignation of each individual serving as an officer or director of the Company prior to the Effective Time, such resignation to take effect at the Effective Time.

      SECTION 7.12.     NYSE Listing. Parent shall use commercially reasonable efforts to cause the Parent Common Stock to be issued in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance, as promptly as practicable after the date hereof, and in any event prior to the Closing Date.

      SECTION 7.13.     AMEX Listing. Parent shall use commercially reasonable efforts to cause the publicly traded Company warrants issued pursuant to the warrant agreement dated as of June 27, 2002 between the Company and Continental Stock & Trust Company (the “Warrant Agreement”) to continue to be listed on the American Stock Exchange after the Merger.

      SECTION 7.14.     Stockholder Litigation. Each of the Company, on the one hand, and Parent and Newco, on the other hand, shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against or in the name of the Company, Parent or Newco, as applicable, and/or their respective directors relating to the transactions contemplated by this Agreement.

ARTICLE VIII

CONDITIONS TO CLOSING

      SECTION 8.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation entered, enacted, promulgated, enforced or issued by any court or other governmental entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Merger.

(b) Registration Statement. (i) The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and no stop order or similar restraining order shall be threatened or entered by the SEC or any state securities administration preventing the Merger and (ii) 20 business days shall have elapsed since the Information Statement shall have been mailed to holders of Company Common Stock.

(c) NYSE Listing. The shares of Parent Common Stock issuable to the Company’s stockholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(d) Employment and Registration Rights Agreements. Each of the Registration Rights Agreement and the Employment Agreements shall be in full force and effect. The Employment Agreements shall provide that the option agreement between the Company and Eugene O’Donovan dated June 27, 2002 and the existing employment agreements between the Company and Eugene O’Donovan and Susan O’Donovan, each dated June 27, 2002, shall have been terminated prior to or concurrently with the Effective Time, in each case giving no effect to any provision contained therein which may provide for the receipt by either of them or any third party of any payment or other benefit triggered by or in connection with the execution and delivery of this Agreement, the consummation of the Merger or any of the other transactions contemplated hereby or thereby.

(e) Indemnification Agreement. Eugene O’Donovan shall have executed and delivered an indemnification agreement with Parent, substantially in the form of Exhibit C.

(f) Consents and Approvals. All necessary consents and approvals of any federal or any other governmental authority or any other third party required for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained, except for such consents and approvals the failure to obtain which individually or in the aggregate would not have a material adverse effect on the Surviving Corporation.

      SECTION 8.2.     Conditions to Obligations of Parent and Newco. The obligation of Parent and Newco to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Company Stockholder Approval Obtained. The Majority Stockholders Consent shall be in full force and effect and shall constitute requisite consent of the stockholders of the Company to the Merger and the adoption of this Agreement under the DGCL and the Company’s Certificate of Incorporation and By-Laws.

(b) Representations and Warranties. The representations and warranties of the Company set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). The Company shall have delivered to Parent and Newco an officer’s certificate, in form and substance reasonably satisfactory to Parent and its counsel, to the effect of the matters stated in this Section 8.2(b), Section 8.2(c) and Section 8.2(d).

(c) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(d) No Material Adverse Change. Except as disclosed in the Company SEC Reports or in the Company’s December 2002 Financials, at any time after October 31, 2002, there shall not have occurred any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole.

(e) Affiliate Letters. Parent shall have received from each affiliate of the Company a written agreement substantially in the form attached as Exhibit B hereto.

(f) Tax Opinion. Parent and Newco shall have received an opinion of Cahill Gordon & Reindel, counsel to Parent and Newco, and, together with the certificates of the Company and Parent attached thereto, substantially in the form of Exhibit D hereto dated on or about the Closing Date, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and that each of Parent, Newco and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; that no gain or loss will be recognized by a stockholder of the Company on the exchange of Company Common Stock for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

(g) Director and Officer Resignations. Parent and Newco shall have received the written resignation of each of the individuals serving as officers and directors of the Company prior to the Effective Time, such resignation to take effect at the Effective Time.

      SECTION 8.3.     Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Newco set forth herein, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date). Parent and Newco shall have delivered to the Company an officer’s certificate, in form and substance reasonably satisfactory to the Company and its counsel, to the effect of the matters stated in this Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(b) Performance of Obligations of Parent and Newco. Parent and Newco shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date.

(c) No Material Adverse Change. Except as disclosed in the Parent Current SEC Reports, at any time after February 3, 2002, there shall not have occurred any material adverse change in the business, assets, liabilities, results of operations, condition (financial or otherwise) or prospects of Parent and its subsidiaries, taken as a whole.

(d) Tax Opinion. The Company shall have received an opinion of Company Counsel, dated on or about the Closing Date, together with the certificates of the Company and Parent attached thereto, and substantially in the form of Exhibit E hereto, based upon such representations and assumptions as counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; that each of Parent, Newco and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and that no gain or loss will be recognized by a stockholder of the Company on the exchange of Company Common Stock for the Merger Consideration pursuant to the Merger (except with respect to any cash received in lieu of a fractional share).

(e) Warrant Agreement. Continental Stock & Trust Company shall have received the written consent of Parent relating to the assumption by Parent of the Company’s obligations and duties under the Warrant Agreement.

ARTICLE IX

TERMINATION

      SECTION 9.1.     Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of the Company, Parent and Newco;

(b) by either the Company or Parent (on behalf of Parent and Newco):

(i) if the Merger shall not have been consummated by June 30, 2003; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time; or

(ii) if any Restraint having any of the effects set forth in Section 8.1(a) shall be in effect and shall have become final and nonappealable;

(c) by Parent (on behalf of Parent and Newco), (i) if the Average Closing Price (as hereinafter defined) of Parent Common Stock exceeds $39.15 per share; provided, in the event Parent notifies the Company of its election to terminate this Agreement pursuant to this Section 9.1(c), this Agreement shall not be terminated in the event the Company agrees in writing within five business days following the receipt of such notice to recompute the Exchange Ratio by dividing $5.88 by the Average Closing Price, and such recalculated amount shall be deemed to be the Exchange Ratio for all purposes under this Agreement and any other document entered into in connection with this transaction which references the Exchange Ratio;

(d) by Parent (on behalf of Parent and Newco), if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by the Company of a written notice of such breach from Parent specifying the breach and requesting that it be cured);

(e) by the Company, if the Average Closing Price is less than $28.93 per share (the “Floor Closing Price”); provided, in the event the Company notifies Parent and Newco of its election to terminate this Agreement pursuant to this Section 9.1(e), this Agreement shall not be terminated in the event Parent and Newco agree in writing within five business days following the receipt of such notice to recompute the Exchange Ratio by dividing $4.34 by the Average Closing Price, and such recalculated amount shall be deemed to be the Exchange Ratio for all purposes under this Agreement and any other document entered into in connection with this transaction which references the Exchange Ratio; and

(f) by the Company, if Parent and/or Newco shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement (which breach is not cured within 15 business days after receipt by Parent of a written notice of such breach from the Company specifying the breach and requesting that it be cured).

      For purposes of this Section 9.1, “Average Closing Price” means the average of the last reported sale prices of Parent Common Stock as reported on the NYSE for the five trading day period ending three trading days prior to Closing.

      SECTION 9.2.     Effect of Termination. The termination of this Agreement shall become effective upon delivery to the other party of written notice thereof. In the event of the termination of this Agreement pursuant to the foregoing provisions of this Article IX, this Agreement shall become void and have no effect, with no liability on the part of any party or its stockholders or directors or officers in respect thereof except for agreements which survive the termination of this Agreement and except for liability that Parent, Newco or the Company might have arising from a breach of this Agreement.

ARTICLE X

MISCELLANEOUS

      SECTION 10.1. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 10.2. Waiver. At any time prior to the Effective Date, the Company, on the one hand, and Parent and Newco, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the Company or Newco and Parent, as the case may be, (ii) waive any inaccuracies in the representations and warranties of the Company or Newco and Parent, as the case may be, contained herein or in any document delivered pursuant hereto, and (iii) subject to applicable law, waive compliance with any of the agreements of the Company or Newco and Parent, as the case may be, or with any conditions to their own obligations contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing duly authorized by and signed on behalf of such party.

      SECTION 10.3. Notices. (a) Any notice or communication to any party hereto shall be duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile or overnight air courier guaranteeing next day delivery, to such other party’s address.

      If to Parent or Newco:

Krispy Kreme Doughnuts, Inc.
370 Knollwood Street
Winston-Salem, North Carolina 27103
Facsimile No.: (336) 733-3791
Attention: Chief Operating Officer

      with a copy to:

Cahill Gordon & Reindel
80 Pine Street
New York, New York 10005
Facsimile No.: (212) 269-5420
Attention: Gerald S. Tanenbaum, Esq.

      If to the Company:

Montana Mills Bread Co., Inc.
2171 Monroe Avenue, Suite 205A
Rochester, New York 14618
Facsimile No.: (585) 442-1284
Attention: Eugene O’Donovan

      with a copy to:

Harter Secrest & Emery LLP
1600 Bausch & Lomb Place
Rochester, New York 14604-2711
Facsimile No.: (585) 232-2152
Attention: James M. Jenkins, Esq.

      (b) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; three business days after being deposited in the mail, if mailed; when sent, if sent by facsimile; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

      SECTION 10.4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      SECTION 10.5. Interpretation. The headings of articles and sections herein are for convenience of reference, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof. As used in this Agreement, “person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof; “subsidiary” of any person means (i) a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other subsidiaries of such person or by such person and one or more subsidiaries thereof or (ii) any other person (other than a corporation) in which such person, or one or more other subsidiaries of such person or such person and one or more other subsidiaries thereof, directly or indirectly, have at least a majority ownership and voting power relating to the policies, management and affairs thereof; and “voting stock” of any person means capital stock of such person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

      SECTION 10.6. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, however, that any amendment to this Agreement shall be made in compliance with Section 251(d) of the DGCL.

      SECTION 10.7. No Third Party Beneficiaries. Except for the indemnification and insurance rights set forth under Section 7.8 which are specifically intended to benefit the officers and directors of the Company, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or permitted assignee of a party to this Agreement.

      SECTION 10.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflicts of laws.

      SECTION 10.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware, or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware if any dispute arises out of the Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court sitting in the State of Delaware.

      SECTION 10.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

      SECTION 10.11. No Recourse Against Others. To the fullest extent permitted by law, no director, officer or employee, as such, of Parent, Newco or the Company or any of their respective subsidiaries shall have any liability for any obligations of Parent, Newco or the Company, respectively, under this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

      SECTION 10.12. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed by their duly authorized officers all as of the day and year first above written.

KRISPY KREME DOUGHNUTS, INC.

By:	/s/ SCOTT A. LIVENGOOD

Name: Scott A. Livengood

Title:	Chairman, President & CEO

OLIVER ACQUISITION CORP.

By:	/s/ RANDY S. CASSTEVENS

Name: Randy S. Casstevens

Title:	Vice President & Treasurer

MONTANA MILLS BREAD CO., INC.

By:	/s/ EUGENE O’DONOVAN

Name: Eugene O’Donovan

Title:	President and CEO

ANNEX B

FORM OF WRITTEN CONSENT OF THE STOCKHOLDERS OF

MONTANA MILLS BREAD CO., INC.

      In accordance with Section 228 of the Delaware General Corporation Law, the undersigned, a stockholder of Montana Mills Bread Co., Inc., a Delaware corporation (the “Company”), hereby consents to the following action and approves of the resolution set forth below to the same extent and to have the same force and effect as if such resolution were adopted and approved by the vote of the undersigned at a special meeting of stockholders of the Company duly called and held for the purposes of acting upon proposals to adopt and approve such resolution.

      WHEREAS, the undersigned has received, read and reviewed the Agreement and Plan of Merger dated as of January 23, 2003 by and among the Company, Krispy Kreme Doughnuts, Inc. and Oliver Acquisition Corp. (the “Merger Agreement”) relating to the merger of Oliver Acquisition Corp. with and into the Company, with the Company continuing as the surviving corporation (the “Merger”); it is hereby

      RESOLVED, the undersigned hereby consents to, approves and adopts together as one matter:

•	The Merger Agreement; and

•	The Merger and the transactions relating thereto as provided in the Merger Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this written consent as of the date written below and this written consent is given in respect of the number of shares of common stock of the Company specified below.

Name

Number of Shares:

Dated: January 23, 2003

B-1

ANNEX C

January 23, 2003

Board of Directors

Montana Mills Bread Co., Inc.
2171 Monroe Avenue
Suite 205A
Rochester, NY 14618

Dear Sirs:

      We have been advised that, pursuant to the draft Agreement and Plan of Merger, dated as of January 23, 2003, by and among Montana Mills Bread Co., Inc. (the “Company”), Krispy Kreme Doughnuts, Inc. (“Krispy”) and Krispy’s wholly-owned subsidiary, Oliver Acquisition Corp. (“Oliver”) (the “Agreement”), each issued and outstanding share of the Company’s common stock shall be converted into the right to receive 0.1501 (the “Exchange Ratio”) shares of Krispy’s common stock (the “Proposed Transaction”).

      We have been retained to render an opinion as to whether, on the date of such opinion, the Exchange Ratio is fair, from a financial point of view, to the non-controlling stockholders of the Company.

      We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of the Company to proceed with or effect the Proposed Transaction. In addition, we have not been requested to explore any alternatives to the Proposed Transaction. Further, our opinion does not address the relative merits of the Proposed Transaction as compared to any alternative business strategy that might exist for the Company.

      In arriving at our opinion, we took into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally and, among other things, reviewed documents relating to the Proposed Transaction, including (i) the Agreement, and (ii) the draft employment agreement to be entered into between the Chief Executive Officer and Executive Vice President and Secretary of the Company and Krispy in conjunction with the Proposed Transaction.

      We also (i) reviewed publicly available financial information and other data with respect to the Company, including the report on form 10-QSB for the quarterly period ended October 30, 2002, and Amendment No. 2 to the Registration Statement on Form SB-2, dated June 24, 2002, (ii) reviewed publicly available financial information and other data with respect to Krispy, including the report on form 10-Q for the quarterly period ended November 3, 2002, and the annual report on Form 10-K for the fiscal year ended February 3, 2002, (iii) reviewed and analyzed the Exchange Ratio and ranges of derived implied consideration per share based upon historical and potential future trading prices of Krispy’s common stock, (iv) reviewed and analyzed the range of implied consideration per share and derived a range of implied premiums or discounts paid, (v) reviewed and analyzed certain financial characteristics of companies that were deemed to have characteristics comparable to those of the Company and Krispy, (vi) reviewed and analyzed certain financial terms of transactions involving companies being acquired that were deemed to have characteristics comparable to the Company, (vii) reviewed and analyzed the Company’s projected unlevered free cash flows and prepared discounted cash flows, (viii) reviewed and analyzed the relative financial contributions of the Company and Krispy, (ix) reviewed and discussed with representatives of the management of the Company certain financial and operating information furnished by them, including financial analyses and projections and related assumptions with respect to the business, operations and prospects of the Company, (x) considered the historical financial results and present financial condition of the Company and Krispy, (xi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of the Company, Krispy and companies deemed comparable, (xii) inquired about and discussed the Proposed Transaction and other matters related thereto with Company management and its legal counsel, and (xiii) performed such other analyses and examinations as were deemed appropriate.

      In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used without assuming any responsibility for any independent verification of any such information and we have further relied upon the assurances of Company management that it is not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections utilized, we assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments, and that such projections provide a reasonable basis upon which we could form an opinion. We have not made a physical inspection of the properties and facilities of the Company or Krispy, and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of the Company or Krispy. We have assumed that the Proposed Transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations. In addition, based upon discussions with the Company, it is assumed that the Proposed Transaction will not be a taxable event to the Company’s stockholders. We have also assumed, with your consent, that the Proposed Transaction will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by the Company of any of the conditions to any obligations thereunder or that any such revisions or waivers thereto will not be detrimental to the Company’s non-controlling stockholders.

      Our opinion is necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, January 23, 2003. Accordingly, although subsequent developments may affect our opinion, we have not assumed any obligation to update, review or reaffirm our opinion.

      Our opinion is for the use and benefit of the Board in connection with its consideration of the Proposed Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Company. We do not express any opinion as to the underlying valuation or future performance of the Company or Krispy or the price at which the Company or Krispy common stock would trade at any time in the future.

      Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Exchange Ratio is fair, from a financial point of view, to the non-controlling stockholders of the Company.

      In connection with our services, we have previously received a retainer and will receive the balance of our fee upon the rendering of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion.

      Our opinion is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company at any time, in any manner or for any purpose, without the prior written consent of Capitalink, except that this opinion may be reproduced in full in, and references to the opinion and to Capitalink and its relationship with the Company may be included in, any proxy materials, registration statements or other materials relating to the Proposed Transaction that the Company files with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ CAPITALINK, L.C.
CAPITALINK, L.C.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

     Indemnification of Directors and Officers.

      The Articles of Incorporation and Bylaws of Krispy Kreme Doughnuts, Inc. (“Krispy Kreme”) provide that Krispy Kreme’s directors and officers shall not be personally liable to Krispy Kreme or its shareholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by North Carolina law. Under Section 55-8-51 of the North Carolina Business Corporation Act, Krispy Kreme may indemnify a present or former director if he or she conducted himself or herself in good faith and reasonably believed, in the case of conduct in his or her official capacity, that his or her conduct was in Krispy Kreme’s best interests. In all other cases, the director must have believed that his or her conduct was at least not opposed to Krispy Kreme’s best interests. In the case of any criminal proceeding, the director must have had no reasonable cause to believe his or her conduct was unlawful. Krispy Kreme may not indemnify a director in connection with a proceeding by or in the right of Krispy Kreme in which the director was adjudged liable to Krispy Kreme or, in connection with any other proceeding, whether or not involving action in his or her official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her. Under North Carolina law, Krispy Kreme may indemnify its officers to the same extent as its directors and to such further extent as is consistent with public policy. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Krispy Kreme pursuant to the foregoing provisions, or otherwise, Krispy Kreme has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Krispy Kreme maintains directors’ and officers’ liability insurance against any actual or alleged error, misstatement, misleading statement, act, omission, neglect or breach of duty by any director or officer, excluding certain matters including fraudulent, dishonest or criminal acts or self-dealing.

Item 21.	Exhibits and Financial Statement Schedules.

(a)	List of Exhibits:

Exhibit
Number	Description

2	Agreement and Plan of Merger dated as of January 23, 2002 by and among Montana Mills Bread Co. Inc., Krispy Kreme Doughnuts, Inc. and Oliver Acquisition Corp. (included as Annex A to the information statement/prospectus contained in this Registration Statement).
3.1	Amended Articles of Incorporation of Krispy Kreme (incorporated by reference to Exhibit 3.1 of Krispy Kreme’s Registration Statement on Form S-8 (Commission File No. 333-97787), filed with the Commission on August 7, 2002).
3.2	Amended and Restated bylaws of Krispy Kreme (incorporated by reference to Exhibit 3.1 of Krispy Kreme’s Registration Statement on Form S-8 (Commission File No. 333-97787), filed with the Commission on August 7, 2002).
3.3	Certificate of Incorporation of Montana Mills (incorporated by reference to Exhibit 3.1 of Montana Mills’ Registration Statement on Form SB-2 (Commission File No. 333-86956) filed with the Commission on April 25, 2002).
3.4	Amended and Restated Bylaws of Montana Mills.
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Krispy Kreme’s Amendment No. 4 to Registration Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on December 16, 1999).

Exhibit
Number	Description

4.2	Rights Agreement between Krispy Kreme and Branch Banking and Trust Company, as Rights Agent, dated as of January 18, 2000 (incorporated by reference to Exhibit 4.2 of Amendment No. 4 to Krispy Kreme’s Registration Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on April 3, 2000).
4.3	Specimen Montana Mills Redeemable Common Stock Purchase Warrant Certificate (incorporated by reference to Exhibit 4.2 of Montana Mills’ Registration Statement on Form SB-2 (Commission File No. 333-86956) filed with the Commission on April 25, 2002).
4.4	Form of Montana Mills Redeemable Common Stock Purchase Warrant Agreement (incorporated by reference to Exhibit 4.4 of Montana Mills’ Registration Statement on Form SB-2 (Commission File No. 333-86956) filed with the Commission on April 25, 2002).
5 *	Opinion of Kilpatrick Stockton, LLP regarding the validity of the securities being registered.
8.1*	Opinion of Cahill Gordon & Reindel regarding certain federal income tax consequences relating to the merger.
8.2*	Opinion of Harter, Secrest & Emery LLP regarding certain federal income tax consequences relating to the merger.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Kilpatrick Stockton, LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).
23.4*	Consent of Cahill Gordon & Reindel (included in the opinion filed as Exhibit 8.1 to this Registration Statement).
23.5*	Consent of Harter, Secrest & Emery LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
24	Powers of Attorney authorizing execution of this registration statement on Form S-4 on behalf of certain directors of the registrant (included on signature pages to this Registration Statement).
99.1	Form of consent of the holders of the majority of the outstanding common stock of Montana Mills (included as Annex B to the information statement/prospectus contained in this Registration Statement).
99.2	Fairness opinion of Capitalink, L.C. (included as Annex C to the information statement/prospectus contained in this Registration Statement).
99.3	Consent of Capitalink, L.C.

*	To be filed by amendment.

Item 22.	Undertakings

      The undersigned registrant hereby undertakes:

      (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes:

(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To respond to requests for information that is incorporated by reference into the information statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Winston-Salem, State of North Carolina, on this 25th day of February, 2003.

KRISPY KREME DOUGHNUTS, INC.

By:	/s/ SCOTT A. LIVENGOOD

Name: Scott A. Livengood

Title:	Chairman, President and CEO

      Each person whose signature appears below in so signing also makes, constitutes and appoints Scott A. Livengood, John W. Tate and Randy S. Casstevens, and each of them acting alone, his or her true and lawful attorney-in-fact, with full power of substitution, for him or her in any and all amendments and post-effective amendments to this registration statement, and any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and all post-effective amendments thereto together with exhibits to any such registration statements or amendments and other documents in connection therewith, and hereby ratifies and confirms all that said attorney-in-fact or said attorney-in-fact’s substitute or substitutes may do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed on February 25th, 2003 by the following persons in the capacities indicated.

/s/ SCOTT A. LIVENGOOD Scott A. Livengood	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ JOHN N. MCALEER John N. McAleer	Vice Chairman of the Board of Directors and Executive Vice President, Concept Development

/s/ RANDY S. CASSTEVENS Randy S. Casstevens	Chief Financial Officer, (Principal Financial and Accounting Officer)

/s/ FRANK E. GUTHRIE Frank E. Guthrie	Director

/s/ MARY DAVIS HOLT Mary Davis Holt	Director

/s/ WILLIAM T. LYNCH William T. Lynch	Director

/s/ JOSEPH A. MCALEER, JR. Joseph A. McAleer, Jr.	Director

/s/ ROBERT L. MCCOY Robert L. McCoy	Director

/s/ JAMES H. MORGAN James H. Morgan	Director

/s/ STEVEN D. SMITH Steven D. Smith	Director

/s/ ROBERT L. STRICKLAND Robert L. Strickland	Director

/s/ TOGO D. WEST Togo D. West	Director

EXHIBIT INDEX

Exhibit
Number	Description

2	Agreement and Plan of Merger dated as of January 23, 2002 by and among Montana Mills Bread Co. Inc., Krispy Kreme Doughnuts, Inc. and Oliver Acquisition Corp. (included as Annex A to the information statement/prospectus contained in this Registration Statement).
3.1	Amended Articles of Incorporation of Krispy Kreme (incorporated by reference to Exhibit 3.1 of Krispy Kreme’s Registration Statement on Form S-8 (Commission File No. 333-97787), filed with the Commission on August 7, 2002).
3.2	Amended and Restated bylaws of Krispy Kreme (incorporated by reference to Exhibit 3.1 of Krispy Kreme’s Registration Statement on Form S-8 (Commission File No. 333-97787), filed with the Commission on August 7, 2002).
3.3	Certificate of Incorporation of Montana Mills (incorporated by reference to Exhibit 3.1 of Montana Mills’ Registration Statement on Form SB-2 (Commission File No. 333-86956) filed with the Commission on April 25, 2002).
3.4	Amended and Restated Bylaws of Montana Mills.
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Krispy Kreme’s Amendment No. 4 to Registration Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on December 16, 1999).
4.2	Rights Agreement between Krispy Kreme and Branch Banking and Trust Company, as Rights Agent, dated as of January 18, 2000 (incorporated by reference to Exhibit 4.2 of Amendment No. 4 to Krispy Kreme’s Registration Statement on Form S-1 (Commission File No. 333-92909), filed with the Commission on April 3, 2000).
4.3	Specimen Montana Mills Redeemable Common Stock Purchase Warrant Certificate (incorporated by reference to Exhibit 4.2 of Montana Mills’ Registration Statement on Form SB-2 (Commission File No. 333-86956) filed with the Commission on April 25, 2002).
4.4	Form of Montana Mills Redeemable Common Stock Purchase Warrant Agreement (incorporated by reference to Exhibit 4.4 of Montana Mills’ Registration Statement on Form SB-2 (Commission File No. 333-86956) filed with the Commission on April 25, 2002).
5 *	Opinion of Kilpatrick Stockton, LLP regarding the validity of the securities being registered.
8.1*	Opinion of Cahill Gordon & Reindel regarding certain federal income tax consequences relating to the merger.
8.2*	Opinion of Harter, Secrest & Emery LLP regarding certain federal income tax consequences relating to the merger.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of PricewaterhouseCoopers LLP.
23.3*	Consent of Kilpatrick Stockton, LLP (included in the opinion filed as Exhibit 5 to this Registration Statement).
23.4*	Consent of Cahill Gordon & Reindel (included in the opinion filed as Exhibit 8.1 to this Registration Statement).
23.5*	Consent of Harter, Secrest & Emery LLP (included in the opinion filed as Exhibit 8.2 to this Registration Statement).
24	Powers of Attorney authorizing execution of this registration statement on Form S-4 on behalf of certain directors of the registrant (included on signature pages to this Registration Statement).
99.1	Form of consent of the holders of the majority of the outstanding common stock of Montana Mills (included as Annex B to the information statement/prospectus contained in this Registration Statement).
99.2	Fairness opinion of Capitalink, L.C. (included as Annex C to the information statement/prospectus contained in this Registration Statement).
99.3	Consent of Capitalink, L.C.

*	To be filed by amendment.